As filed with the Securities and Exchange Commission on May 14, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Icon Energy Corp.
(Exact name of Registrant as specified in its charter)
Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Watson Farley & Williams LLP
Attention: Filana R. Silberberg, Esq.
Will Vogel, Esq.
250 West 55th Street, 31st Floor
New York, New York 10019
(212) 922-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Filana R. Silberberg, Esq. Will Vogel, Esq. Watson Farley & Williams LLP 250 West 55th Street, 31st Floor New York, New York 10019 +1 (212) 922-2200 (telephone number)
Barry Grossman, Esq.
Sarah Williams, Esq.
Matthew Bernstein, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, United States 10105
+1 (212) 370-1300 (telephone number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 14, 2024
PRELIMINARY PROSPECTUS
1,250,000 Common Shares

Icon Energy Corp.

We are offering 1,250,000 of our common shares. This is our initial public offering and no public market currently exists for our common shares. We anticipate that the initial public offering price will be between $4.00 and $6.00 per share.
We have applied to list our common shares on the Nasdaq Capital Market under the symbol “ICON.” Completion of this offering is contingent on the approval of our listing application for trading on the Nasdaq Capital Market.
We qualify as an “emerging growth company” as defined in the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, as such, we may elect to comply with certain reduced reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”
The common shares sold in this offering include preferred stock purchase rights which trade with the common shares and are also being registered under the registration statement of which this prospectus forms a part.
Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our common shares.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the Company, before expenses	$	$
(1)
The underwriter shall receive an underwriting discount of up to 6.9% per share for sales to investors in this offering. We have agreed that Maxim Group LLC will also receive a warrant to purchase a number of common shares that is equal to up to 6.9% of the aggregate number of common shares sold in this offering (up to 86,250 common shares, or up to 99,188 common shares if the underwriter exercises the over-allotment option in full), at an exercise price per share equal to 110% of the offering price, subject to certain anti-dilution adjustments (the “Representative’s Warrant”). The Representative’s Warrant will be non-exercisable for six (6) months from the date of effectiveness of the registration statement of which this prospectus forms a part and will expire three (3) years after such date. The Representative’s Warrant and the common shares issuable upon exercise of the Representative’s Warrant are also being registered under the registration statement of which this prospectus forms a part. We have also agreed to reimburse the underwriters for certain expenses. We refer you to the section entitled “Underwriting” of this prospectus for additional information regarding total compensation and other items of value payable to the underwriters.

We have granted the underwriters the option for a period of up to 45 days to purchase up to an additional 187,500 common shares to cover over-allotments at the public offering price less the underwriting discount.
The underwriters expect to deliver the common shares to purchasers on or about    , 2024.
Maxim Group LLC
Sole Book-Running Manager
The date of this prospectus is    , 2024

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission, or the Commission, is effective. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.
Until    , 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
The market data and certain other statistical information used throughout this prospectus has been compiled from Braemar Plc, an independent third-party shipping, investment, chartering, and risk management advisor, from its database and other industry sources. Although we are responsible for all of the disclosure contained in this prospectus and we believe that such third-party information concerning industry and market data is reliable, we have not independently verified the accuracy or completeness of the data obtained from Braemar Plc. Such third-party information may be different from other sources and may not reflect all or even a comprehensive set of the actual transactions occurring in the market. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY
This section summarizes material information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the risk factors and the more detailed information that appears later in this prospectus before you consider making an investment in our common shares. Except where we or the context otherwise indicate, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option described on the cover page of this prospectus.
Unless otherwise indicated, references in this prospectus to “Icon,” “Icon Energy,” the “Company,” “we,” “our,” and “us,” refer to Icon Energy Corp. or any one or more of its subsidiaries, or to such entities collectively. At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Maui Shipping Co. (“Maui”), the entity that wholly owns Positano Marine Inc. (“Positano”), which in turn owns one Panamax dry bulk vessel, named the M/V “Alfa” (our “Initial Vessel”), in exchange for 15,000 of our 9.00% Series A Cumulative Convertible Perpetual Preferred Shares (the “Series A Preferred Shares”), 1,500,000 of our Series B Perpetual Preferred Shares (the “Series B Preferred Shares”), and 200,000 of our common shares. We expect that the acquisition of our Initial Vessel will be accounted for as a transaction between entities under common control. All references in this prospectus to us when used in a historical context refer to our predecessor companies, Maui and Positano, and when used in the present tense or prospectively refer to us and our subsidiaries, collectively, or individually, as the context may require. Except where otherwise indicated, the information in this prospectus gives effect to the Initial Vessel acquisition.
Unless otherwise indicated, references to “U.S. dollars,” “dollars,” “USD” and “$” in this prospectus are to the lawful currency of the United States of America. Unless the context otherwise requires, references to “our vessels” and “our fleet” refer to our Initial Vessel and additional vessels we may acquire in the future. We use the term “deadweight tons”, or “dwt”, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of vessels.
Our Company
We are an international shipping company that was recently incorporated in the Republic of the Marshall Islands for the purpose of acquiring, owning, chartering and operating dry bulk vessels. We provide worldwide seaborne transportation services for dry bulk cargo, including ‘major bulks’ such as iron ore, coal, grains and bauxite, and ‘minor bulks’ such as steel, sugar, fertilizers, cement and scrap metal.
Upon completion of this offering, we will own one Panamax dry bulk vessel, named the M/V “Alfa”, with a carrying capacity of approximately 77,326 dwt, which was built in Japan in 2006. We refer to this vessel throughout this prospectus as our “Initial Vessel.”
Chartering of our Fleet
We intend to charter our vessels to regional and international dry bulk operators, commodity traders and end users, primarily on time charters (either index-linked or fixed rate) or voyage charters, depending on market conditions, opportunities available to us, and other strategic and tactical considerations. Our Initial Vessel is currently employed by an international commodity trading conglomerate, on a time charter expiring between October 2025 and February 2026, at a floating daily rate linked to the Baltic Panamax Index. For further information, please see “Business—Chartering of our Fleet.”
Management of our Company and our Fleet
Overall responsibility for the management of Icon Energy rests with our Board of Directors. Our Board of Directors has organized the provision of management services through Pavimar Shipping Co. (“Pavimar”), a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Greek Law 27 of 1975 (“Law 27 of 1975”). Pavimar is controlled by our Chairwoman and Chief Executive Officer, Mrs. Ismini Panagiotidi.
Pursuant to the management agreement dated November 1, 2023 between us and Pavimar (the “New Management Agreement”), which became effective on January 18, 2024, Pavimar provides us with vessel commercial and technical management services, including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services.
Prior to the effectiveness of our New Management Agreement, Pavimar S.A. provided us with vessel commercial and technical management services, including, but not limited to, post-fixture support, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services, pursuant to our management agreement with Pavimar S.A. dated February 1, 2021, as amended on December 29, 2021. Pavimar S.A. is, a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Law 27 of 1975, also controlled by the Company’s Chairwoman and Chief Executive Officer. Founded in 2014, Pavimar S.A. has successfully managed over 50 vessels across the dry bulk, tanker and container sectors, has built a reputation for reliability, and is well-established and regarded within the international shipping community.
For further information, please see “Certain Relationships and Related Party Transactions—Management, Commercial and Administrative Services.”
Our Competitive Strengths
We believe that our experienced team, efficient vessel operations and broad industry relationships offer us a competitive advantage in seizing opportunities and navigating industry challenges.
Experienced Executive Management Team. Our executive management team has extensive experience in the shipping industry, bringing a wealth of expertise in all aspects of commercial, technical, operational and financial areas of our business. Our management team is led by Mrs. Panagiotidi, our Chairwoman and Chief Executive Officer, who has over 17 years of experience with operating, owning, and investing in vessels across the dry bulk, tanker and container sectors. In 2014, Mrs. Panagiotidi founded Pavimar S.A. and led it to be the reputable, integrated, commercial and technical vessel manager that it is today, demonstrating her significant leadership and industry experience that we believe will help us drive our success and accomplish our goals.
Efficient Vessel Operations. We intend to capitalize on the accumulated experience and long-standing relationships of Pavimar. Pavimar will operate on the same principles and draw upon the expertise of Pavimar S.A., which has successfully managed over 50 vessels across the dry bulk, tanker and container sectors, has built a reputation for reliability, and is well-established and regarded within the international shipping community. We expect Pavimar will afford us economies of scale, promote the efficient, safe and environmentally responsible operation of our vessels, support our commitment to regulatory compliance, ensure recruitment and retention of skilled seafarers, and help us achieve operational excellence.
Broad Industry Relationships. We believe our management team’s competencies and breadth of experiences, coupled with Pavimar’s deep industry knowledge and global network, provide us with access to high quality charterers, financial institutions, and other seaborne transportation industry participants. We plan to leverage these relationships in successfully competing for new charters, profitably operating our fleet, identifying attractive investment opportunities, and sourcing capital to fuel our growth.
Our Business Strategies
Fleet Expansion Through Disciplined and Opportunistic Vessel Acquisitions. We intend to grow, renew and expand our fleet, through timely and selective acquisitions of additional vessels. We intend to predominately focus on acquiring dry bulk vessels in the secondhand market; however, in our pursuit of investment opportunities we believe to be attractive, we may also consider diversifying in other sectors and/or placing newbuilding orders.
Fleet Optimization. We plan to be agile, constantly assess the composition of our fleet and act opportunistically in response to market conditions, including vessel acquisitions when valuations are appealing, and disposals to realize profits, manage exposure or renew our fleet.
Balanced Charter Mix. As the size of our fleet grows, we plan to strategically employ our vessels according to market conditions for the purpose of providing us with a combination of stable cash flows and high utilization rates, while preserving the flexibility to capitalize on potentially rising charter rates. In furtherance of this strategy, we will aim to diversify our future fleet between fixed rate time charters that deliver stable revenue streams and cash flow visibility, and floating rate, time, trip or voyage charters to maximize profits during periods of high demand. We will evaluate and adjust our chartering strategy in response to market conditions (actual and expected) and other tactical or strategic considerations.
Corporate Information
Icon Energy is a holding company existing under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at c/o Pavimar Shipping Co., 17th km National Road Athens-Lamia & Foinikos Str. 14564, Nea Kifissia, Athens, Greece and our telephone number is +30 211 88 81 300. Our website is www.icon-nrg.com. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov. The information contained on, or that can be accessed through, these websites is not incorporated by reference herein and does not form part of this prospectus.
Risk Factors Summary
An investment in our securities is subject to a number of risks, including risks related to our industry, business and corporate structure. The following summarizes some, but not all, of these risks, the occurrence of which could have a material adverse effect on our business, financial condition and results of operations, which could cause the trading price of our common shares to decline and could result in a loss of all or part of your investment. Please carefully consider all of the information discussed in “Risk Factors” in this prospectus beginning on page 10 for a more thorough description of these and other risks.
Risks Relating to Our Industry
•	The cyclicality and volatility of charter hire rates for dry bulk vessels.
•	Our dependence on an index-linked charter and the potential adverse effects of any future decrease in spot freight charter rates or indexes.
•	Over-supply of dry bulk vessel capacity, which may depress charter rates and vessel values.
•	The continuing decline in worldwide economic conditions.
•	Outbreaks of epidemic and pandemic diseases, including COVID-19, and any relevant governmental responses thereto.
•	Terrorist attacks and international hostilities.
•	Risks associated with operating ocean-going vessels.
•	Rising fuel prices.
•	Inflation.
•	Our revenues are subject to seasonal fluctuations.
•	The imposition of climate change and greenhouse gas restrictions.
•	Pending and future tax law changes.
•	Increased scrutiny of environmental, social and governance.
•	Restrictions or sanctions imposed by the United States, the European Union or other governments.
•	Regulation and liability under environmental laws and safety requirements.
•	Regulations relating to ballast water discharge.
•	Increased inspection procedures, tighter import and export controls and new security regulations.
•	Acts of piracy on ocean-going vessels.
•	Operational risks relating to the operation of dry bulk vessels.
•
Any failure of our vessels fail to maintain their class certification or fail any annual survey, intermediate survey, or special survey, or any scheduled class survey taking longer or being more expensive than anticipated.

•	Failure of industry groups to renew industry-wide collective bargaining agreements may disrupt our operations.
•	The arrest or attachment of our vessels by maritime claimants.
•	Government requisition of our vessels during a period of war or emergency.
Risks Relating to Our Company
•	Limited operating history
•
The market value of our vessels may decrease, which could limit the amount of funds that we can borrow, or trigger breaches of certain financial covenants under future loan agreements and other financing arrangements we may enter into, and we may incur an impairment or, if we sell vessels following a decline in their market value, a loss.

•	Limitations in the availability or operation of our vessel.
•	Inability to obtain financing for our vessels or to pursue other business opportunities.
•	Delays in the delivery of any vessels we may acquire, or the delivery of such vessels with significant defects.
•	The incurrence of substantial debt levels.
•	Restrictive covenants in future loan agreements and other financing arrangements that we may enter into, including the potential presence of cross-default provisions thereunder.
•	Inability to manage our growth properly and expand our market share.
•	Vessel ageing, and purchasing and operating secondhand vessels.
•	Any failure of our current or future counterparties to meet their obligations.
•	Rising crew costs.
•	Difficulty in improving our operating and financial systems and in securing suitable employees and crew for our vessels as we expand our business.
•	Inability to attract and retain key management personnel and other employees.
•	Damage of our vessels and unexpected repair costs.
•	Credit risk in connection with maintaining cash with a limited number of financial institutions.
•	Our dependence on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to pay dividends.
•	Inability to compete for charters with new entrants or established companies with greater resources.
•	The lack of fleet diversification.
•	Potential litigation.
•
Inherent operational risks in the shipping industry that may not be adequately covered by our insurances and becoming retrospectively subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of protection and indemnity associations.

•	Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act or other similar laws.
•	The implications of being classified as a passive foreign investment company.
•	The implications of having to pay tax on U.S. source income.
•	The implications of being a “foreign private issuer”.
•	The implications of being entitled to exemption from certain Nasdaq corporate governance standards.
•	The implications of conducting business in China.

•	Changing laws and evolving reporting requirements.
•	Cyber-attacks.
•	The smuggling of drugs or other contraband onto our vessels.
•	The unpredictability of potential bankruptcy proceedings due to the international nature of our operations.
•	The implications of being incorporated in the Republic of the Marshall Islands.
•	The implications of our operations becoming subject to economic substance requirements.
•	The implications of certain forum selection provisions included in our amended and restated articles of incorporation.
•	The possibility of the enforceability of certain forum selection provisions included in our amended and restated articles of incorporation being challenged.
•	The inability of investors to serve process on or enforce U.S. judgments against us.
•	The implications of being an “emerging growth company”.
•	The implications of being a company publicly listed in the United States.
Risks Relating to our Relationship with our Manager and its Affiliates
•	Our dependence on Pavimar to manage our business.
•	Pavimar is a privately held company and there is little or no publicly available information about it.
•	Management fees are payable to Pavimar regardless of our profitability or whether our vessels are employed.
•	Conflicts of interest of our Chairwoman and Chief Executive Officer and Pavimar.
Risks Relating to Our Common Shares
•	The lack of and existing market for our common shares and the potential fluctuation of our share price.
•	Dilution as a result of any reliance on equity issuances, which will not require shareholder approval, to fund our growth.
•	Future issuance of common shares may trigger anti-dilution provisions in our Series A Preferred Shares.
•	Fluctuations in the market price of our common shares and the lack of a guaranteed continuing public market for resales.
•	Share price volatility as a result of a possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply.
•	Share price volatility, including any share-run up, unrelated to our actual or expected operating performance, financial condition or prospects.
•	Risks related to any inability to pay dividends and the discretion of our Board of Directors to declare and pay dividends.
•	Our Chairwoman and Chief Executive Officer beneficially owns 100% of our Series B Preferred Shares and has control over us.
•	We expect to be a “controlled company” under Nasdaq corporate governance rules and we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.
•	Anti-takeover provisions in our amended and restated articles of incorporation and amended and restated bylaws.
•	The issuance of preferred shares.
•	A failure to meet the continued listing requirements of Nasdaq, resulting in a delisting of our common shares.

Formation Transactions
We are a growth-oriented company, incorporated in August 2023 for the purpose of acquiring, owning, chartering and operating dry bulk vessels. Upon completion of this offering, we will own our Initial Vessel, the Panamax dry bulk vessel M/V “Alfa,” with a carrying capacity of approximately 77,326 dwt, built in Japan in 2006.
At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Maui Shipping Co. (“Maui”), the entity that wholly owns Positano Marine Inc. (“Positano”), which in turn owns our Initial Vessel, from our Chairwoman and Chief Executive Officer, Mrs. Panagiotidi, in exchange for 15,000 of our Series A Preferred Shares, 1,500,000 of our Series B Preferred Shares, and 200,000 of our common shares, pursuant to an exchange agreement. Maui was incorporated on October 27, 2022, under the laws of the Republic of Marshall Islands. On May 3, 2023, Maui entered into a deed of transfer of shares with the shareholders of Positano by which all outstanding shares of Positano were transferred to Maui. Positano was incorporated on February 1, 2021, under the laws of the Republic of the Marshall Islands and purchased the Initial Vessel on March 5, 2021.
Upon the completion of this offering, Mrs. Panagiotidi will be the sole holder of our Series A Preferred Shares and Series B Preferred Shares. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding the rights, privileges, and preferences of the holders of our preferred stock.
The diagrams below depict our corporate structure, before and after giving effect to this offering.

Implications of Being a Foreign Private Issuer
As a non-U.S. company which qualifies as a “foreign private issuer” subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to different requirements under the U.S. securities laws than U.S. domestic issuers. See “Risk Factors—Risks Relating to Our Company—We are a “foreign private issuer,” which could make our common shares less attractive to some investors or otherwise harm our share price” and “Where You Can Find More Information.”
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year, or we have issued more than $1 billion in non-convertible debt in the past three years, or we become a “large accelerated filer”. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.
We are choosing to take advantage of these reduced burdens, save for the exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies. We are choosing to “opt out” of such extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

THE OFFERING
Issuer
Icon Energy Corp.
Common shares offered by us
1,250,000 common shares, or 1,437,500 common shares if the underwriters exercise their option to purchase additional common shares in full.
Option to purchase additional common shares
We have granted the underwriters an option for a period of 45 days to purchase up to 187,500 additional common shares.
Common shares to be outstanding immediately after this offering
1,450,000 common shares (or 1,637,500 common shares if the underwriters exercise their option to purchase additional common shares in full).
Use of proceeds
We estimate that we will receive net proceeds of approximately $4.6 million from this offering (or approximately $5.5 million if the underwriters’ option to purchase additional common shares is exercised in full), in each case after deducting underwriting discounts and commissions and estimated expenses payable by us. These estimates are based on an assumed initial public offering price of $5.00 per share, which is the mid-point of the price range set forth on the cover of this prospectus, and an estimated underwriting discount of 6.9% per common share. We intend to use the net proceeds of this offering (including net proceeds received from any exercise of the underwriters’ option to purchase additional shares) for general corporate purposes, which may include, among other things, funding for working capital needs and fleet expansion.
At this time, we have not specifically identified any vessels to acquire, nor have we identified a material single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how such net proceeds are ultimately utilized by us. The foregoing represents our current intentions with respect to the use of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above. The principal purposes of this offering are to obtain additional capital to fund our operations and growth, to create a public market for our common shares and to facilitate our future access to the public equity markets.
Representative’s Warrant
We have agreed that Maxim Group LLC will receive a warrant to purchase a number of common shares that is equal to between 6.4% and 6.9% of the aggregate number of common shares sold in this offering (up to 86,250 common shares, or up to 99,188 common shares if the underwriters exercise the over-allotment option in full), at an exercise price per share equal to 110% of the offering price, subject to certain anti-dilution adjustments (the “Representative’s Warrant”). The Representative’s Warrant and the common shares issuable upon exercise of the Representative’s Warrant are also being registered under the registration statement of which this prospectus forms a part.
The Representative’s Warrant will be non-exercisable for six (6) months from the date of effectiveness of the registration statement of which this prospectus forms a part and will expire three (3) years after such date. The Representative’s Warrant will be subject to compliance with FINRA Rule 5110, including lock-up and termination requirements.
Dividends
During the one-year period following our initial public offering, we expect to pay quarterly cash dividends on our common shares in an aggregate amount of approximately $500,000, which amount may be changed or terminated in the future at any time and for any reason without advance notice. The declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. The timing and amount of dividends, if any, depends on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, restrictions in loan agreements we may enter in the future, the laws of the Republic of the Marshall Islands, where our subsidiaries are currently incorporated, the laws of the countries where future subsidiaries may be incorporated, and overall market conditions. We cannot assure you that we will declare or pay any dividends. See “Dividend Policy.”
Listing
We have applied to list our common shares on the Nasdaq Capital Market under the symbol “ICON.” This offering will not be consummated until we have received approval of our listing application for trading on the Nasdaq Capital Market. No assurance can be given that our application will be approved.
Risk factors
An investment in our common shares involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included elsewhere in this prospectus before investing in our common shares.

RISK FACTORS
You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus, before making a decision to invest in our common shares. If any of the following risks actually occurs, our business, operating results, cash flows, financial condition, and ability to pay dividends could be materially and adversely affected. In such case, the trading price of our common shares would likely decline, and you may lose all or part of your investment. The risks below are not the only ones we face. Additional risks not currently known to us, or that we currently deem immaterial, may also adversely affect us.
Risks Relating to Our Industry
Charter hire rates for dry bulk vessels are cyclical and volatile and the dry bulk market remains significantly below its historic high. This may adversely affect our business, operating results, cash flows and financial condition.
The volatility in the dry bulk charter market, from which we derive all of our revenues, has affected the dry bulk shipping industry and may harm our business. While charter rates are presently generally above our operating expenses, in the past charter rates have declined below operating costs of vessels. The Baltic Dry Index, or the BDI, a daily average of charter rates for key dry bulk routes published since 1985 by the Baltic Exchange Limited, a London-based membership organization that provides daily shipping market information to the global investing community, has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market and has generally been very volatile. The BDI, declined from an all-time high of 11,793 in May 2008 to an all-time low of 290 in February 2016, which represents a decline of approximately 98%. In the preceding and following years volatility was less extreme, although there were still multiple instances where the index decreased or increased by more than 50% in short periods of time. In 2023, the BDI ranged from a low of 530 on February 16, 2023 to a high of 3,346 on December 4, 2023. Although the BDI was 2,129 as of May 10, 2024, due to its volatile nature, there can be no assurance of the future performance of the BDI.
Our Initial Vessel is currently time chartered at a floating daily rate that is linked to the Baltic Panamax Index, or the BPI, an index similar to the BDI but specific to Panamax vessels. Historically, the BPI has been highly correlated to the BDI and has exhibited similar levels of volatility. We are exposed, therefore, to changes in indexes for dry bulk vessels and such changes affect our business, operating results, cash flows and financial condition.
The volatility in charter rates is due to various factors and their interplay, including but not limited to the demand for commodities carried by sea, the global economic conditions, the availability of dry bulk vessels, the lack of trade financing for purchases of commodities carried by sea, geopolitical events, seasonal variations, the different location of and distance between production regions and consumption centers around the world, and trade disruptions caused by natural or other disasters and by international hostilities. These circumstances have had adverse consequences from time to time for dry bulk shipping, including, among other developments:
•	decrease in available financing for vessels;
•	no active secondhand market for the sale of vessels;
•	decrease in demand for dry bulk vessels and limited employment opportunities;
•	charterers seeking to renegotiate the rates for existing time charters;
•	loan covenant defaults in the shipping industry; and
•	declaration of bankruptcy by some operators, charterers and vessel owners.
We anticipate that charter rates and the demand for our dry bulk vessels will be dependent upon continued economic growth in the world’s economies, seasonal and regional changes in demand and changes to the capacity of the global dry bulk vessel fleet and the sources and supply of dry bulk cargo to be transported by sea. Adverse economic, political, social or other developments could negatively impact charter rates and therefore have a material adverse effect on our business, results of operations, short and medium term liquidity, and ability to pay dividends.

We are currently dependent on an index-linked charter. Any decrease in spot freight charter rates or indexes in the future may adversely affect our business, operating results, cash flows and financial condition.
Our Initial Vessel is currently time chartered at a floating daily rate that is linked to the BPI. If our fleet expands, the number of vessels in our fleet that will be employed on spot voyages or have index-linked or fixed rate charters will vary from time to time, dictated by a multitude of factors and the chartering opportunities before us. We anticipate that a significant portion will be affected by the spot freight market or the indexes. As a result, our financial performance will be significantly affected by conditions in the dry bulk spot freight market or the indexes and only our vessels that would operate under fixed-rate time charters may, during the term of such time charters, provide a fixed source of revenue to us. If future spot charter rates or indexes decline, we may be unable to operate our vessels profitably, and our business, operating results, cash flows and financial condition will be significantly affected.
Furthermore, as charter rates for spot charters are usually fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases. Spot charter rates are also not uniform globally and may vary substantially between different geographical regions; therefore, realizing opportunities in the spot market will also depend on the geographical location of our vessels at any given time.
Under a fixed rate time charter, if spot or short-term time charter rates fall significantly below the charter rates that our charterers are obligated to pay us, the charterers may have an incentive to default on, or attempt to renegotiate the charter, which would affect our ability to operate our vessels profitably. Meanwhile, under a fixed rate time charter, we may be unable to realize the benefits of market upswings and successfully take advantage of comparably favorable opportunities.
Over-supply of dry bulk vessel capacity may depress charter rates and vessel values and, in turn, adversely affect our business, operating results, cash flows and financial condition.
The market supply of vessels generally increases with deliveries of new vessels and decreases with the recycling of older vessels, conversion of vessels to other uses, such as floating production and storage facilities, and loss of tonnage as a result of casualties. An over-supply of dry bulk vessel capacity could depress charter rates. Factors that influence the supply of vessel capacity include:
•	the number of newbuilding orders and deliveries, including delays in vessel deliveries;
•	the number of shipyards and their ability to deliver vessels;
•	potential disruption, including supply chain disruptions, of shipping routes due to accidents or political events;
•	scrapping and recycling rate of older vessels;
•	vessel casualties;
•	the price of steel and vessel equipment;
•	product imbalances (affecting the level of trading activity) and developments in international trade;
•	the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire;
•	vessels’ average speed;
•	technological advances in vessel design and capacity;
•	availability of financing for new vessels and shipping activity;
•	the imposition of sanctions;
•	changes in national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage;
•	changes in environmental and other regulations that may limit the useful life of vessels;
•	port or canal congestion; and

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changes in market conditions, including political and economic events, wars (including the ongoing conflict between Russia and Ukraine and between Israel and Hamas, or the Houthi crisis in the Red Sea), acts of terrorism, natural disasters (including diseases, epidemics and pandemics) and changes in interest rates or inflation rates.

In addition to the prevailing and anticipated charter rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
If dry bulk vessel capacity increases but the demand for vessel capacity does not increase or increases at a slower rate, charter rates and vessel values could materially decline, which could have a material adverse effect on our business, operating results, cash flows and financial condition.
If economic conditions throughout the world decline, it will negatively impact our business, operating results, cash flows and financial condition.
The world economy is facing a number of actual and potential challenges, including the war between Russia and Ukraine, the war between Israel and Hamas, tensions in the Red Sea or tensions between Russia and the North Atlantic Treaty Organization (“NATO”), China and Taiwan disputes, United States and China trade relations, instability between Iran and the West, hostilities between the United States and North Korea, political unrest and conflicts in the Middle East, the South China Sea region, and in other geographic areas and countries, terrorist attacks or threats of such attacks around the world, war (or threatened war) or international hostilities, and epidemics or pandemics, such as COVID-19 and its variants, and banking crises or failures such as the recent Silicon Valley Bank, Signature Bank and First Republic Bank failures. See also “—Outbreaks of epidemic and pandemic diseases, including COVID-19, and any relevant governmental responses thereto could adversely affect our business, operating results, cash flows and financial condition.” In addition, the continuing war in Ukraine, the length and breadth of which remains highly unpredictable, has led to increased economic uncertainty amidst fears of a more generalized military conflict or significant inflationary pressures, due to the increases in fuel and grain prices following the sanctions imposed on Russia. Furthermore, it is difficult to predict the intensity and duration of the war between Israel and Hamas or the Houthi rebel attacks on vessels transiting in the Red Sea and their impact on shipping and the world economy is uncertain. If such conditions are sustained, the longer-term net impact on the dry bulk market and our business would be difficult to predict with any degree of accuracy. Such events may have unpredictable consequences and contribute to instability in the global economy or cause a decrease in worldwide demand for certain goods and, thus, shipping.
In Europe, concerns regarding the possibility of sovereign debt defaults by European Union, or EU, member countries, although generally alleviated, have in the past disrupted financial markets throughout the world, and may lead to weaker consumer demand in the European Union, the U.S. and other parts of the world. The withdrawal of the UK from the European Union, or Brexit, further increases the risk of additional trade protectionism. Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business, operating results, cash flows and financial condition.
In addition, the recent economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect of the weak economic trends in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world's fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. China’s GDP growth rate for the year ended December 31, 2022, was approximately 3.0%, one of its lowest rates in 50 years, thought to be mainly caused by the country’s zero-COVID policy and strict lockdowns. For the year ended December 31, 2023, China has reported that its GDP growth rate recovered to 5.2% but the economy continues to be weighed down by the ongoing crisis in the property market. It is possible that China and other countries in the Asia Pacific region will continue to experience volatile, slowed or even negative economic growth in the near future. Changes in the economic conditions of China, and changes in laws or policies adopted by its government or the implementation of these laws and policies by local authorities, including with regards to tax matters and environmental concerns (such as achieving carbon neutrality), could affect vessels that are either chartered to Chinese customers or that call to Chinese ports, vessels that undergo drydocking at Chinese shipyards and Chinese financial institutions that are generally active in ship financing, and could have a material adverse effect on our business, operating results, cash flows and financial condition.
Furthermore, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. There is significant uncertainty about the future relationship between the United States, China, and other exporting countries, including with respect to trade policies, treaties, government regulations, and tariffs. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, particularly from the Asia-Pacific region, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may further reduce the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers' business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to employ our vessels. This could have a material adverse effect on our business, operating results, cash flows and financial condition.
Credit markets in the United States and Europe have in the past experienced significant contraction, deleveraging and reduced liquidity, and there is a risk that the U.S. federal government and state governments and European authorities may continue to implement a broad variety of governmental action and/or introduce new financial market regulations. Global financial markets and economic conditions have been, and continue to be, volatile and we face risks associated with the trends in the global economy, such as changes in interest rates, instability in the banking and securities markets around the world, the risk of sovereign defaults, and reduced levels of growth, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate worldwide may adversely affect our business, results or operations or impair our ability to borrow under any future financial arrangements we may enter into contemplating borrowing from the public and/or private equity and debt markets. Many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced (or in some cases ceased to provide) funding to borrowers and other market participants, including equity and debt investors and, in some cases, have been unwilling to provide financing on attractive terms or even at all. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms or at all. In the absence of available financing or financing in favorable terms, we may be unable to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures.
Outbreaks of epidemic and pandemic diseases, including COVID-19, and any relevant governmental responses thereto could adversely affect our business, operating results, cash flows and financial condition.
Global public health threats, such as COVID-19, influenza and other highly communicable diseases or viruses, outbreaks which have from time to time occurred in various parts of the world, could disrupt global financial markets and economic conditions and adversely impact our operations, as well as the operations of our charterers and other customers.
For example, the outbreak of COVID-19 caused severe global disruptions, with governments in affected countries imposing travel bans, quarantines and other emergency public health measures. Companies also took precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. Although the incidence and severity of COVID-19 and its variants have diminished, similar restrictions, and future prevention and mitigation measures against outbreaks of epidemic and pandemic diseases, are likely to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations. As a result of such measures, our vessels may not be able to call on, or disembark from ports located in regions affected by the outbreak. In addition, we may experience severe operational disruptions and delays, unavailability of normal port infrastructure and services including limited access to equipment, critical goods and personnel, disruptions to crew changes, quarantine of ships and/or crew, counterparty solidity, closure of ports and custom offices, as well as disruptions in the supply chain and industrial production, which may lead to reduced cargo demand, among other potential consequences attendant to epidemic and pandemic diseases.
The extent to which our business, operating results, cash flows and financial condition may be negatively affected by a resurgence of COVID-19 or future pandemics, epidemics or other outbreaks of infectious diseases is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to (i) the duration and severity of the infectious disease outbreak; (ii) the imposition of restrictive measures to combat the outbreak and slow disease transmission; (iii) the introduction of financial support measures to reduce the impact of the outbreak on the economy; (iv) shortages or reductions in the supply of essential goods, services or labor; and

(v) fluctuations in general economic or financial conditions tied to the outbreak, such as a sharp increase in interest rates or reduction in the availability of credit. We cannot predict the effect that an outbreak of a new COVID-19 variant or strain, or any future infectious disease outbreak, pandemic or epidemic may have on our business, operating results, cash flows and financial condition, which could be material and adverse.
Political instability, terrorist or other attacks, war and international hostilities could affect our business, operating results, cash flows and financial condition.
We conduct most of our operations outside of the United States and our business, operating results, cash flows, financial conditions, and available cash may be adversely affected by changing economic, political, and governmental conditions in the countries and regions in which our vessels are employed or registered.
The continuing war between Russia and Ukraine, and between Israel and Hamas, Russia and NATO tensions, China and Taiwan disputes, United States and China trade relations, instability between Iran and the West, hostilities between the United States and North Korea, and political unrest and conflicts in the Middle East, the South China Sea region, the Red Sea region (including missile attacks controlled by the Houthis on vessels transiting the Red Sea) and in other geographic areas and countries have recently, and may in the future, lead to armed conflict or acts of terrorism around the world, which may contribute to economic instability in the global financial markets and international commerce.
The war between Russia and Ukraine may lead to further regional and international conflicts or armed action at an international level. This war has disrupted supply chains and caused instability in the energy markets and the global economy, with adverse effects on shipping freight rates, which have experienced and continue to experience inflation and significant volatility in commodity prices, volatility in credit and capital markets, as well as supply chain disruption. The United States, the United Kingdom, the European Union and other countries, have announced unprecedented economic sanctions and other penalties against certain persons, entities, and activities connected to Russia, including removing Russian-based financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system and restricting imports of Russian oil, liquefied natural gas and coal. These sanctions have caused supply disruptions in the oil and gas markets and could continue to cause significant volatility in energy prices, which could result in increased inflation and may trigger a recession in the U.S. and China, among other regions. These factors may also result in the weakening of the financial condition of our charterers, suppliers, counterparties and other agents in the shipping industry. As a result, our business, operating results, cash flows and financial condition may be negatively affected since our operations are dependent on the success and economic viability of our counterparties.
The ongoing war between Russia and Ukraine could result in the imposition of further economic sanctions by the United States, the United Kingdom, the European Union or other countries against Russia, trade tariffs or embargoes with uncertain impacts on the markets in which we operate. In addition, the U.S. and certain other NATO countries have been supplying Ukraine with military aid. U.S. officials have also warned of the increased possibility of Russian cyberattacks, which could disrupt the operations of businesses involved in the dry bulk industry, including ours and could create economic uncertainty particularly if such attacks spread to a broad array of countries and networks. Although Ukraine and Russia reached an agreement to extend an arrangement allowing shipment of grain from Ukrainian ports through a humanitarian corridor in the Black Sea in November 2022, Russia terminated this agreement in July 2023. While much uncertainty remains regarding the global impact of the war in Ukraine, it is possible that such tensions could adversely affect our business, financial condition, results of operation and cash flows.
Furthermore, the intensity and duration of the recently declared war between Israel and Hamas is difficult to predict and its impact on the world economy and our industry is uncertain. While much uncertainty remains regarding the global impact of the war between Israel and Hamas, it is possible that such tensions could result in the eruption of further hostilities in other regions and could adversely affect our business, operating results, cash flows and financial condition.
Terrorist attacks and the frequent incidents of terrorism in the Middle East, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results, and financial condition. Continuing conflicts and recent developments in the Middle East, including increased tensions between the U.S. and Iran, as well as the presence of U.S. or other armed forces in Iraq, Syria, Ukraine and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. These uncertainties could also adversely affect our ability to obtain financing on terms acceptable to us or at all. Any of these occurrences could have a material adverse impact on our business, operating results, cash flows and financial condition.
In the past, such conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. The ongoing war in Ukraine has resulted in missile attacks on commercial vessels in the Black Sea and the recent outbreak of conflict in the Red Sea has also resulted in missile attacks on vessels. Acts of terrorism and piracy have also affected vessels trading in regions such as the Gulf of Guinea, the Red Sea, the Gulf of Aden off the coast of Somalia, and the Indian Ocean. Any of these occurrences could have a material adverse impact on our business, operating results, cash flows and financial condition.
Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our business, operating results, cash flows and financial condition.
The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:
•	crew strikes and/or boycotts;
•	acts of God;
•	the damage to or destruction of vessels ;
•	terrorism, piracy or other detentions;
•	environmental accidents;
•	cargo and property losses or damage; and
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business interruptions caused by mechanical failure, grounding, fire, explosions and collisions, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions and other circumstances or events.

Any of these circumstances or events could increase our costs or lower our revenues. Such circumstances could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, litigation with our employees, customers or third parties, higher insurance rates, damage to our reputation and customer relationships generally, market disruptions, delay and rerouting and could also subject us to litigation. Epidemics and other public health incidents may also lead to crew member illness, which can disrupt the operations of our vessels, or result in the imposition of public health measures, which may prevent our vessels from calling on ports or discharging cargo in the affected areas or in other locations after having visited the affected areas. Although we maintain hull and machinery and war risks insurance, as well as protection and indemnity insurance, which may cover certain risks of loss resulting from such occurrences, our insurance coverage may be subject to deductibles, caps or not cover such losses and any of these circumstances or events could increase our costs or lower our revenues. Furthermore, the involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could have a material adverse effect on our business, operating results, cash flows and financial condition.
If our vessels suffer damage, they may need to be repaired at a drydocking facility. The time and costs of repairs are unpredictable and may be substantial. We may have to pay repair costs that our insurance does not cover in full. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs and repositioning, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility and be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities, or both, would decrease our earnings.
Rising fuel prices may adversely affect our business, operating results, cash flows and financial condition.
The cost of fuel is a significant factor in negotiating charter rates, although we generally do not directly bear the cost of fuel for vessels operating on time charters. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, the imposition of new regulations adopted by the International Maritime Organization, or IMO, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. While fuel prices remained generally lower in 2023 as compared to 2022, fuel has and may become much more expensive in the future, including as a result of the ongoing war in Ukraine and the sanctions against Russia, the imposition of sulfur oxide emissions limits in January 2020, and reductions of carbon emissions from January 2023 under new regulations adopted by IMO, which may reduce the competitiveness of our business versus other forms of transportation, such as truck or rail, and adversely affect our business, operating results, cash flows and financial condition.
Inflation could adversely affect our business, operating results, cash flows and financial condition.
Inflation could have an adverse impact on our business, operating results, cash flows and financial condition, both directly through the increase of operating costs of our vessels and indirectly through its adverse impact on the world economy in terms of increasing interest rates and slowdown of global growth. Worldwide economies have recently experienced inflationary pressures, with price increases seen across many sectors globally. In response to inflationary pressures, central banks have made steep increases in interest rates, which results in increases to the interest rates available to us on any potential new debt financing for our operations. If central banks continue to increase interest rates, or interest rates otherwise increase significantly, the resulting increase to the interest rates available to us on new debt financings we may pursue could adversely affect our ability to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures. Furthermore, if inflationary pressures intensify further, we may be unable to raise our charter rates enough to offset the increasing costs of our operations, which would decrease our profit margins and result in deterioration of our financial condition.
Whether the present inflationary pressures will transition to a long-term inflationary environment and the effects of such a development on charter rates, vessel demand and operating expenses in the sector in which we operate are uncertain. Additionally, the monetary tightening implemented by a series of central banks around the world in order to curb inflationary pressures has also significantly increased the probability of an economic recession in the short to medium term future.
Our revenues are subject to seasonal fluctuations, which could affect our business, operating results, cash flows and financial condition.
We operate in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedules and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending March 31 and June 30, and, conversely, our revenues may be stronger in fiscal quarters ending September 30 and December 31. This seasonality should not affect the operating results of any vessels employed on fixed rate period time charters, if any, but because our vessels may be employed in the spot market or on index-linked charters, seasonality may increase the volatility of and materially affect our operating results and cash flows.
Climate change and greenhouse gas restrictions may be imposed, which could affect our business, operating results, cash flows and financial condition.
Due to concern over the risk of climate change, a number of countries and the IMO, have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, the adoption of cap-and-trade regimes, carbon taxes, taxonomy of ‘green’ economic activities, increased efficiency standards and incentives or mandates for renewable energy At the IMO's Marine Environmental Protection Committee, or the MEPC 80, in July 2023, the IMO adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships, which identifies a number of levels of ambition, including: (1) decline of carbon intensity through further improvement of the energy efficiency for new ships; (2) decline of carbon intensity of international shipping, to reduce CO2 emissions by at least 40% by 2030, compared to 2008; (3) uptake of zero or near-zero GHG emission technologies, fuels, and/or energy sources, striving to represent 10% of the energy sources used by international shipping by 2030; and (4) to reach net-zero GHG emission by or around 2050.

Furthermore, the following additional greenhouse regulations could result in increased implementation and compliance costs and expenses:
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Adoption of mandatory data collection system: At MEPC 70 in October 2016, a mandatory data collection system, or the IMO DCS, was adopted which requires vessels above 5,000 gross tons to report consumption data for fuel oil, hours under way and distance travelled. This DCS covers any maritime activity carried out by ships, including dredging, pipeline laying, ice-breaking, fish-catching and off-shore installations. The data is annually reported to the flag state which issues a statement of compliance to the relevant vessel. MEPC 79 adopted additional amendments to Annex VI to revise the DCS and reporting requirements in connection with the implementation of the Energy Efficiency Existing Ship Index, or EEXI, and carbon intensity indicator framework, which amendments will become effective on May 1, 2024.

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Amendments to MAPROL Annex VI requiring ships to reduce their greenhouse gas emissions. Effective from January 1, 2023, the Revised Annex VI to the IMO International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended, generally referred to as MARPOL, includes carbon intensity measures, which cover certain requirements for vessels to calculate their EEXI following technical means to improve their energy efficiency and to establish their annual operational carbon intensity indicator and rating.

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Net zero greenhouse emissions in the EU by 2050. In 2021, the EU adopted a European Climate Law (Regulation (EU) 2021/1119), establishing the aim of reaching net zero greenhouse gas emissions in the EU by 2050, with an intermediate target of reducing greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. In July 2021, the European Commission launched the “Fit for 55” to support the climate policy agenda. As of January 2019, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information.

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Maritime ETS scheme became effective in January 2024. On January 1, 2024 the EU Emissions Trading Scheme, or the ETS, for ships sailing into and out of EU ports, came into effect, and the FuelEU Maritime Regulation is expected to come into effect on January 1, 2025. The ETS is to apply gradually over the period from 2024 to 2026. 40% of allowances would have to be surrendered in 2025 for the year 2024; 70% of allowances would have to be surrendered in 2026 for the year 2025; and 100% of allowances would have to be surrendered in 2027 for the year 2026. Compliance is to be on a companywide (rather than per ship) basis and “shipping company” is defined widely to capture both the ship owner and any contractually appointed commercial operator/ship manager/bareboat charterer who assumes responsibility for full compliance under the ETS and under the ISM Code. If the latter contractual arrangement is entered into this needs to be reflected in a certified mandate signed by both parties and presented to the administrator of the scheme. The cap under the ETS would be set by taking into account EU MRV system emissions data for the years 2018 and 2019, adjusted, from year 2021 and is to capture 100% of the emissions from intra-EU maritime voyages; 100% of emissions from ships at berth in EU ports and 50% of emissions from voyages which start or end at EU ports (but the other destination is outside the EU). Furthermore, the newly passed EU Emissions Trading Directive 2023/959/EC makes clear that all maritime allowances would be auctioned and there will be no free allocation. 78.4 million emissions allowances are to be allocated specifically to maritime. If we do not receive allowances from our charterers, we will be forced to purchase allowances from the market, which can be costly if our charterers do not compensate us for such cost, especially if other shipping companies are similarly looking to do the same. New systems, including personnel, data management systems, costs recovery mechanisms, revised service agreement terms and emissions reporting procedures will have to be put in place, at significant cost, to prepare for and manage the administrative aspect of ETS compliance. The cost of compliance, and of our future EU emissions and costs to purchase an allowance for emissions (if we must purchase in order to comply) are unknown and difficult to predict, and are based on a number of factors, including the size of our fleet, our trips within and to and from the EU, and the prevailing cost of allowances.

All of these regulations and any additional regulations addressing similar goals could cause us to incur additional substantial implementation and compliance expenses and, therefore, adversely affect our business, operating results, cash flows and financial condition.
Sulfur content standards are even stricter within certain “Emission Control Areas,” or ECAs. As of January 1, 2015, vessels operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m.

Amended Annex VI to MARPOL establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls On December 15, 2022, MEPC 79 adopted the designation of a new ECA for the Mediterranean Sea as a whole. These amendments will enter into force on May 1, 2024, however ships operating in this ECA will be exempted from compliance with the 0.10% m/m sulfur content standard for fuel oil until July 1, 2025. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency, or EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Currently the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (this task was delegated under the Kyoto Protocol to the IMO for action), which entered into force in 2005 and required adopting countries to implement national programs to reduce emissions of certain gases with targets extended through 2020. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The United States rejoined the Paris Agreement in February 2021. Compliance with changes in laws, regulations and obligations relating to climate change could entail significant capital expenditures or otherwise increase the costs of our operations, and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
Adverse consequences of climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for coal in the future, one of the primary cargoes carried by dry bulk vessels. In addition, the physical effects of climate change, including changes in weather patterns, extreme weather events, rising sea levels, and scarcity of water resources, may negatively impact our operations. Any long-term economic consequences of climate change could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.
Pending and future tax law changes may result in significant additional taxes to us.
Pending and future tax law changes may result in significant additional taxes to us. For example, the Organization for Economic Cooperation and Development published a “Programme of Work,” which was divided into two pillars. Pillar One focused on the allocation of group profits among taxing jurisdictions based on a market-based concept rather than the historical “permanent establishment” concept. Pillar Two, among other things, introduced a global minimum tax. Numerous countries are considering implementation of the OECD’s 15% global minimum tax, which, if applicable to us, may materially impact us. The foregoing proposals (in the event international consensus is achieved and implementing laws are adopted) and other possible future tax changes may have an adverse impact on us. Any requirement or legislation that requires us to pay more tax could have a material adverse effect on our business, operating results, cash flows and financial condition.
Increased scrutiny of environmental, social and governance matters may impact our business, reputation and access to capital.
In addition to the importance of their financial performance, companies are increasingly being judged by their performance on a variety of environmental, social and governance matters, or ESG, which are considered to contribute to the long-term sustainability of companies’ performance.

A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company’s efforts and impacts on climate change and human rights, ethics and compliance with law, and the role of the company’s board of directors in supervising various sustainability issues.
In light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Any failure or perceived failure by us in this regard could have a material adverse effect on our reputation and on our business, share price, financial condition, or results of operations, including the sustainability of our business over time.
In February 2021, the Acting Chair of the SEC issued a statement directing the Division of Corporation Finance to enhance its focus on climate-related disclosure in public company filings and, in March 2021, the SEC announced the creation of a Climate and ESG Task Force in the Division of Enforcement, or the Task Force. The Task Force’s goal is to develop initiatives to proactively identify ESG-related misconduct consistent with increased investor reliance on climate and ESG-related disclosure and investment. To implement the Task Force’s purpose, the SEC has taken several enforcement actions, with the first enforcement action taking place in May 2022, and promulgated new rules. On March 6, 2024, the SEC adopted final rules to enhance and standardize climate-related disclosures by public companies and in public offerings. The final rules will become effective 60 days following publication of the adopting release in the Federal Register. Compliance dates for the rules will be phased in for all registrants, with the compliance date dependent on the registrant’s filer status. On March 15, 2024, the Fifth Circuit Court of Appeals stayed application of these rules pending further judicial review, but on March 25, 2024, the Fifth Circuit Court of Appeals ordered the transfer of the petition to the Eighth Circuit Court of Appeals and the dissolution of the administrative stay. On April 4, 2024, the SEC issued a stay of the climate-related disclosure rules pending the completion of judicial review of the consolidated Eighth Circuit petitions. The impact of the ongoing litigation with respect to these rules on the content of these rules or the timing of their effectiveness is uncertain. Costs of compliance with these new rules and any further climate-related disclosure rules that are adopted in the future may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Moreover, from time to time, we may incur additional costs, establish and publicly announce goals and commitments in respect of certain ESG items. While we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach in identifying, measuring and reporting on many ESG matters. If we fail to achieve or improperly report on our progress toward achieving our environmental goals and commitments, the resulting scrutiny from market participants or regulators could adversely affect our reputation and/or our access to capital.
Our vessels may call on ports located in or may operate in countries that are subject to restrictions or sanctions imposed by the United States, the European Union or other governments that could result in fines or other penalties imposed on us and may adversely affect our business and reputation.
Since March 5, 2021 (the date Positano acquired the Initial Vessel), our Initial Vessel has not called on ports located in countries subject at that time to comprehensive sanctions and embargoes imposed by the U.S. government or countries identified by the U.S. government or other authorities as state sponsors of terrorism; however, our vessels may call on ports in these countries from time to time in the future on our charterers’ instructions, subject to any applicable insurance arrangements and prior approvals, if required. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.
We believe that we are currently in compliance with all applicable sanctions and embargo laws and regulations. In order to maintain compliance, we monitor and review the movements of our Initial Vessel on a daily basis and endeavor to provide that all or most of our future charters include provisions and trade exclusion clauses prohibiting the vessels from calling on ports where there is an existing U.S. embargo. Furthermore, as of the date hereof, neither the Company nor its subsidiaries have entered into or have any plans to enter into, directly or indirectly, any contracts, agreements or other arrangements with the governments of Iran, Syria, North Korea, Cuba or any entities controlled by the governments of these countries.
Due to the nature of our business and the evolving nature of the foregoing sanctions and embargo laws and regulations, there can be no assurance that we will not be affected by such laws and regulations or be in compliance at all times in the future with applicable laws and regulations, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or refrain from investing, in us. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations, which in turn could have an adverse effect on our business, operating results, cash flows and financial condition. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common shares may adversely affect the price at which our common shares trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments.
We are subject to regulation and liability under environmental laws and safety requirements that could require significant expenditures and affect our business, operating results, cash flows and financial condition.
Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes. These requirements include, but are not limited to, EU regulations, the U.S. Oil Pollution Act of 1990, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Clean Air Act, including its amendments of 1977 and 1990, the U.S. Clean Water Act, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and regulations of the IMO, including, but not limited to, the International Convention on Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the IMO International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL, including the designation of ECAs thereunder, the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS, the IMO International Convention on Load Lines of 1966, as from time to time amended and generally referred to as the LL Convention, the International Convention on Civil Liability for Bunker Oil Pollution Damage, generally referred to as the Bunker Convention, the IMO's International Management Code for the Safe Operation of Ships and for Pollution Prevention, generally referred to as the ISM Code, the International Convention for the Control and Management of Ships' Ballast Water and Sediments, generally referred to as the BWM Convention, and the International Ship and Port Facility Security Code, or ISPS and regulations established by applicable flag state administrations.
We may also incur additional costs in order to implement and comply with other existing and future regulatory obligations, including, but not limited to, sulfur cap on marine fuels, air emissions including greenhouse gases, the management of ballast water, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on business, operating results, cash flows and financial condition. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on our business, operating results, cash flows and financial condition.
Environmental requirements can also affect the resale value or useful life of our vessels, require a reduction in cargo capacity and engine power output, ship modifications, operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters, or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including for cleanup obligations and natural resource damages in the event that there is a release of petroleum or hazardous substances from our vessels or otherwise in connection with our operations. Violations of, or liabilities incurred under, environmental requirements can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels.
Regulation of vessels can be expected to become stricter in the future and could require increased implementation and compliance costs and expenses, or even to recycle or sell certain vessels altogether.
Regulations relating to ballast water discharge may adversely affect our business, operating results, cash flows and financial condition.
The IMO has imposed updated guidelines for ballast water management, or BWM, systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel's ballast water and compliance involved installing on-board systems to treat ballast water and eliminate unwanted organisms (“Ballast Water Treatment Systems”, or “BWTS”). Ships sailing in U.S. waters are required to employ a type-approved BWTS which is compliant with USCG regulations. Amendments to the BWM convention, concerning the form of the Ballast Water Record Book, are expected to enter into force in February 2025. We have installed approved BWTS on our Initial Vessel which complies with the updated guidelines. Nevertheless, it is uncertain if further regulations or guidelines require us to incur compliance costs, which might have a substantial effect on our profitability.
Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit, or VGP, program and U.S. National Invasive Species Act, or NISA, are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act, or VIDA, which was signed into law on December 4, 2018, requires that the U.S. Coast Guard develop implementation, compliance, and enforcement regulations regarding ballast water. It intends to replace the VGP scheme and streamline the patchwork of federal, state, and local requirements for the commercial vessel community. VIDA gave the EPA two years to develop new national discharge standards for vessels and the U.S/ Coast Guard another two years to develop regulations and best management practices to implement and enforce those standards. On October 26, 2020, the EPA published a Notice of Proposed Rulemaking for Vessel Incidental Discharge National Standards of Performance under VIDA, and in November 2020, held virtual public meetings. On October 18, 2023, the EPA published a Supplemental Notice to the Vessel Incidental Discharge National Standards of Performance, which shares new ballast water information that the EPA received from the USCG. Comments to the Supplemental Notice were due by December 18, 2023. Under VIDA, all provisions of the VGP 2018 and the USCG ballast water regulations remain in force and effect as currently written until the EPA publishes implementation regulations (anticipated in 2026). The new regulations could require the installation of new equipment, which may cause us to incur substantial costs. Several U.S. states have added specific requirements to the Vessel General Permit including submission of a Notice of Intent, or NOI, or retention of a PARI form and submission of annual reports. Any upcoming rule changes may have financial impact on our vessels and may result in vessels being banned from calling in US in case compliance issues arise.
Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.
International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security, such as the MTSA, which are the U.S. Coastal Guard’s issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities. In addition, pursuant to the SOLAS Convention, dry bulk vessels and the ports in which we plan to operate are subject to the ISPS Code. While these security procedures are designed to safeguard ports and vessels against terrorism, they can result in seizure of vessel cargo, delays in the loading, discharging or trans-shipment and the levying of customs duties and fines or other penalties against exporters or importers and, in some cases, vessels. Future changes to the existing security procedures may be implemented that could affect the dry bulk sector. These changes have the potential to impose additional financial and legal obligations on vessels and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and adversely affect our business, operating results, cash flows and financial condition.

Acts of piracy on ocean-going vessels have increased in frequency, which could adversely affect our business, operating results, cash flows and financial condition.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the Red Sea, the Gulf of Aden off the coast of Somalia, the Indian Ocean, and the Gulf of Guinea region off the coast of Nigeria, which has experienced increased incident of piracy in recent years. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, the Gulf of Guinea and the Strait of Malacca, with dry bulk vessels particularly vulnerable to such attacks. Acts of piracy could result in harm or danger to the crews that man our vessels. Additionally, if piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers or if our vessels are deployed in Joint War Committee “war and strikes” listed areas, premiums payable for insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including costs which may be incurred to employ onboard security armed guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charterparty, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels could have a material adverse impact on our business, operating results, cash flows and financial condition.
The operation of dry bulk vessels has particular operational risks.
The operation of dry bulk vessels has certain unique risks. With a dry bulk vessel, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk vessels are often subjected to battering treatment during discharging operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessel damage due to treatment during discharging procedures may affect a vessel’s seaworthiness while at sea. Hull fractures in dry bulk vessels may lead to the flooding of the vessels’ holds. If a dry bulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately repair such damages, we may be unable to prevent these events. Any of these circumstances or events could adversely affect the value of our vessels and our business, operating results, cash flows and financial condition. In addition, the loss of a vessel could harm our reputation as a safe and reliable vessel owned and operator.
If our vessels fail to maintain their class certification or fail any annual survey, intermediate survey, or special survey, or if any scheduled class survey takes longer or is more expensive than anticipated, this could have a material adverse impact on our business, operating results, cash flows and financial condition.
The hull and machinery of every commercial vessel must be certified by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS Convention.
A vessel must undergo annual surveys, intermediate surveys, and special surveys. Every vessel is also required to undergo inspection of her underwater parts every 30 to 36 months that, either requires drydocking, or is deemed satisfied by the classification society through a diving survey, propeller inspection, tails shaft bearing clearance and overall hull condition, all of which are verified in the presence of a class surveyor. In any case, every vessel has to be drydocked at least once every 60 months. If any vessel does not maintain her class and/or fails a survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable, which will have a material adverse impact on our business, operating results, cash flows and financial condition.
Our seafarers are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations.
All the seafarers on our vessels are covered by industry-wide collective bargaining agreements that set minimum standards in wages and labor conditions. We cannot assure you that these agreements will be renewed as necessary or will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance. The responsibility of identifying and contracting seafarers on behalf of the Company has been assigned to Pavimar and the Company does not directly employ any seafarers.

Maritime claimants could arrest or attach our vessels, which could interrupt our cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of a vessel could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted, which would have a material adverse impact on our business, operating results, cash flows and financial condition.
In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel for claims relating to another vessel.
Governments could requisition our vessels during a period of war or emergency, which could have a material adverse impact on our business, operating results, cash flows and financial condition.
A government could requisition for title or hire our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Although we would be entitled to compensation in the event of a requisition, the amount and timing of payment of such compensation is uncertain. Government requisition of our vessels could have a material adverse impact on our business, operating results, cash flows and financial condition.
Risks Relating to Our Company
We have a limited operating history upon which investors can evaluate our future prospects.
We have a limited operating history upon which an evaluation of our business plan or performance and prospects can be made. Our business and prospects must be considered in light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business. The risks include, but are not limited to, the possibility that we will not successfully manage our fleet or that we will be unable to upgrade and enhance our vessels to accommodate new features or regulations and expanded services. There can be no assurances that we can successfully address these challenges and if unsuccessful, our business, results of operations and financial condition could be materially and adversely affected.
The market value of our vessels may decrease, which could limit the amount of funds that we can borrow, or trigger breaches of certain financial covenants under future loan agreements and other financing arrangements we may enter into, and we may incur an impairment or, if we sell vessels following a decline in their market value, a loss.
The market value of dry bulk vessels has historically exhibited great volatility and depends on a number of factors, including but not limited to:
•	general economic and market conditions affecting the shipping industry, including changes in global dry cargo commodity demand and supply;
•	prevailing levels of charter rates;
•	competition from other shipping companies;
•	sophistication and condition of the vessels;
•	advances in vessel efficiency and technology;
•	where the vessel was built, as-built specifications and subsequent modifications and improvements;
•	lifetime maintenance record;
•	supply and demand for vessels;
•	types, sizes, and age of vessels;
•	number of upcoming newbuilding deliveries

•	the cost to order and construct a new vessel;
•	number of vessels scrapped or otherwise removed from the world fleet;
•	the scrap value of vessels;
•	changes in governmental, environmental and other regulations that may limit the useful life of vessels;
•	decreased costs and increases in use of other modes of transportation;
•	global economic or pandemic-related crises;
•	ability of willing buyers to access financing and capital; and
•
the cost of retrofitting or modifying existing ships to respond to technological advances in vessel design or equipment, changes in applicable governmental, environmental or other regulations or standards, or otherwise.

If the market value of our vessels declines, we may not be able to refinance any debt that we incur in the future or obtain additional funding. We may also not be in compliance with certain covenants in financing arrangements we may enter into, and our lenders could accelerate our indebtedness, or require us to pay down our indebtedness to a level where we are again in compliance with those covenants, or foreclose their liens. We, therefore, could be required to provide additional securities, or to sell all or some of our vessels, and our ability to continue to conduct our business would be impaired.
In addition, if vessel values decline, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results. Furthermore, if we sell a vessel when vessel prices have fallen, the sale price may be less than that vessel’s carrying value on our consolidated financial statements, resulting in a loss on sale.
Our current fleet consists of one vessel. Any limitation in the availability or operation of this vessel could have a material adverse effect on our business, results of operations and financial condition.
Our current fleet consists of one vessel, our Initial Vessel. Until we identify and acquire additional vessels, we will depend upon this one vessel for all of our revenue. If our Initial Vessel is unable to generate revenues as a result of off-hire time, early termination of the applicable time charter or otherwise, our business, operating results, cash flows and financial condition could be materially adversely affected. In addition, our Initial Vessel is employed on a time charter contract and until we identify and acquire additional vessels, we will not be able to diversify between different employment types and we will rely upon one charterer for all of our revenue.
We may be unable to obtain financing for any vessels we may acquire or to pursue other business opportunities.
We can offer no assurance that we will be able to obtain the necessary financing for the acquisition of any vessels we may acquire on attractive terms or at all, in particular due to the volatility of financial markets and the steep interest rate hikes recently imposed by central banks globally. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our purchase price payment obligations and complete the acquisition of vessels to expand our fleet. If we fail to fulfill our commitments under any acquisition contract, due to an inability to obtain financing or otherwise, we may also be liable for damages for breach of contract. Any of these circumstances or events could have a material adverse effect on our business, operating results, cash flows and financial condition.
We may acquire additional vessels in the future, and if those vessels are not delivered on time or are delivered with significant defects, our business, results of operations and financial condition could be materially and adversely affected.
We may expand our fleet significantly through vessel acquisitions in the future. A delay in the delivery of any vessels to us, the failure of the contract counterparty to deliver a vessel at all, or us not taking delivery of a vessel could cause us to breach our obligations under the acquisition contract or under a related time charter and become liable for damages for breach of contract. In cases where the fault lies with the contract counterparty, we would be entitled to compensation, but the amount and timing of payment of such compensation is uncertain. In addition, the delivery of any vessel with substantial defects could have similar consequences and, although we intend to inspect the condition of the vessels pre-acquisition, there is no assurance that we will be able to identify such defects. We have not received in the past, and do not expect to receive in the future, the benefit of warranties on any secondhand vessels we acquire. Any of these circumstances or events could have a material adverse effect on our business, operating results, cash flows and financial condition.
Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.
We anticipate that we will incur future indebtedness in connection with our Initial Vessel or with our acquisition of additional vessels in the future, although there can be no assurance that we will be successful in identifying further vessels or securing such debt financing. Significant levels of debt could have important consequences to us, including the following:
•
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired, or such financing may be unavailable on favorable terms, or at all;

•
we may need to use a substantial portion of our cash from operations to make principal and interest payments on our bank debt and financing liabilities, reducing the funds that would otherwise be available for operations, future business opportunities and any future dividends to our shareholders;

•	our debt level could make us more vulnerable to competitive pressures or a downturn in our business or the economy generally than our competitors with less debt; and
•	our debt level may limit our flexibility in responding to changing business and economic conditions.
Our ability to service any indebtedness we incur in the future will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control, as well as the applicable interest rates. If the value of our vessels does not sufficiently serve as security for our lenders, or if our operating income is not sufficient to service our indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance any future debt we incur or obtain additional financing on favorable terms, or at all, in the future.
We expect that future loan agreements and other financing arrangements will contain restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility. In addition, because of the potential presence of cross-default provisions in our future loan agreements and other financing arrangements, a default by us under one loan or other financing arrangement could lead to defaults under multiple loans and other financing arrangements.
We expect that any future loan agreements and other financing arrangements we may enter into will typically contain covenants and event of default clauses, financial covenants, restrictive covenants and performance requirements, which may affect operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs, and ultimately affect our business, operating results, cash flows and financial condition.
As a result of these restrictions, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders' interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our business, operating results, cash flows and financial condition.
A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements could lead to defaults under our financing arrangements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements. In the event of a default that we cannot remedy, our lenders could accelerate our indebtedness, or require us to pay down our indebtedness to a level where we are again in compliance with those covenants, or foreclose their liens. We, therefore, could be required to provide additional securities, or to sell all or some of our vessels, and our ability to continue to conduct our business would be impaired.
Future loan agreements or other financing arrangements may contain cross-default provisions whereby a default by us under a loan or financing agreement and the refusal of any lender or financing counterparty to grant or extend a waiver could result in the acceleration of our indebtedness under other future loans and financing agreements we may enter into containing a cross-default provision.
We may attempt to obtain waivers, deferrals or amendments of certain financial covenants, payment obligations and events of default under loan agreements or other financing arrangements we may enter into in the future. However, there can be no assurance that we would be successful in doing so.
If we fail to manage our growth properly, we may not be able to successfully expand our market share.
Upon completion of this offering, our fleet will consist of the Initial Vessel, and we may acquire additional vessels in the future. Our ability to manage our growth will primarily depend on our ability to:
•	generate excess cash flow so that we can invest without jeopardizing our ability to cover current and foreseeable working capital needs, including debt service obligations, if any;
•	finance our operations;
•	identify and acquire suitable vessels;
•	identify and consummate corporate acquisitions or joint ventures;
•	integrate any acquired businesses or vessels, including those operating in sectors in which we do not currently operate, successfully with our existing operations;
•	access qualified personnel and crew to manage and operate our growing business and fleet; and
•	expand our customer base, including in new sectors.
Growing any business through acquisitions presents numerous risks such as obtaining acquisition financing on acceptable terms or at all, undisclosed liabilities and obligations, difficulty in securing additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans and we may incur significant additional expenses and losses in connection therewith.
Vessel ageing, and purchasing and operating secondhand vessels, may result in increased competition and operating costs, which could adversely affect our business, operating results, cash flows and financial condition.
Our Initial Vessel is a secondhand vessel. Our inspection of this or other secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and the cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. We have not received in the past, and do not expect to receive in the future, the benefit of warranties on any secondhand vessels we acquire.
As our Initial Vessel or other vessels we may acquire age, they may become less fuel efficient and costlier to maintain and will not be as advanced as recently constructed vessels due to improvements in design and advancements in technology and engineering. Rates for cargo insurance, paid by charterers, also increase with the age of a vessel, making older vessels less desirable to charterers, which could result in the lower utilization and, therefore, lower revenues. Rightship, the ship vetting service founded by Rio Tinto and BHP-Billiton, has become a major vetting service in the dry bulk shipping industry, which ranks the suitability of vessels based on a scale of one to five stars. There are carriers that may not charter a vessel that Rightship has vetted with fewer than three stars. Therefore, a potentially deteriorated star rating may affect commercial operation and profitability and lead to challenges in securing charters.
Furthermore, as vessels’ remaining useful life decreases, market conditions may not justify the implementation and compliance expenses that may be required in response to future changes in governmental, environmental and other regulations.
Unless we maintain cash reserves for vessel replacement, we may be unable to replace vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our Initial Vessel to be 25 years from the date of initial delivery from the shipyard. If we are unable to replace the Initial Vessel or vessels we may acquire upon the expiration of their useful lives, our business, operating results, cash flows and financial condition will be materially adversely affected. Any reserves set aside for vessel replacements would not be available for other cash needs or dividends.
We also face competition from companies with more modern vessels with more fuel-efficient designs than our Initial Vessel. Competition from more technologically advanced vessels could adversely affect the chartering opportunities available to us and the charter rates we will be able to negotiate, therefore adversely affecting our business, operating results, cash flows and financial condition, while also significantly decreasing the resale value of our vessel.
There is no assurance that, as our vessels age, market conditions will justify the implementation and compliance expenses that may be required in response to future changes in governmental, environmental and other regulations, to enable us to operate profitably or at all, or that we will be able to finance the acquisition of new vessels at the time we retire or sell our aging vessel. This could have a material adverse effect on our business, operating results, cash flows and financial condition.
The failure of our current or future counterparties to meet their obligations could adversely affect our business, financial condition, results of operation.
We have entered, and plan to enter, into various contracts, including charter parties with our customers, vessel management agreements and other agreements, which subject us to counterparty risks. The ability and willingness of each of our current or future counterparties to perform its obligations under these contracts with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the dry bulk shipping industry and the industries in which our counterparties operate, the overall financial condition of the counterparties, and the supply and demand for dry bulk commodities.
From time to time, those counterparties may account for a significant amount of our chartering activity and revenues. In challenging market conditions, charterers may default on or attempt to renegotiate their obligations under charter agreements, and fail to pay charter hire. Should a charterer fail to honor its obligations to us, it may be difficult to secure substitute employment on favorable terms or at all. If a charterer fails to honor its obligations to us or attempt to renegotiate our charter agreements, we could suffer significant losses, which could have a material adverse effect on our business, operating results, cash flows and financial condition.
Rising crew costs may adversely affect our profitability.
Crew costs are expected to be a significant expense for us. Recently, the limited supply of and increased demand for highly skilled and qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs. Increases in crew costs coupled with the continuing inflationary environment may adversely affect our profitability.
As we expand our business, we may have difficulty in improving our operating and financial systems and in securing suitable employees and crew for our vessels.
Our current operating and financial systems may not be adequate if we expand the size of our fleet, and our attempts to improve those systems may be ineffective. In addition, we will need access to suitable additional seafarers and shore based administrative and management personnel. We cannot guarantee that we will be able, directly or indirectly through Pavimar and crewing agents, to secure enough human resources if and as we expand our fleet and, therefore, we may not be able to adequately staff our operations and vessels. If we are unable to develop and maintain effective operating and financial systems or to have access to suitable employees as we expand our fleet, our business, operating results, cash flows and financial condition may be adversely affected, and our expansion may be hindered.
We and Pavimar may not be able to attract and retain key management personnel and other employees, which may negatively affect the effectiveness of our management.
Our success will depend to a significant extent upon the abilities and efforts of our management team, including our ability to retain key members of our management team and other employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in attracting and retaining personnel could adversely affect the effectiveness of our management and our reputation and have a material adverse effect on our business, operating results, cash flows and financial condition.

Our vessels may suffer damage, and we may face unexpected repair costs, which could adversely affect our business, operating results, cash flows and financial condition.
The operation of an ocean-going vessel carries inherent risks, which include the risk of the vessel or its cargo being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy, labor strikes, boycotts and other similar circumstances or events.
If our vessels suffer damage, they may need to be repaired at a drydocking facility. The time and costs of repairs are unpredictable and may be substantial. We may have to pay repair costs that our insurance does not cover in full. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs and repositioning, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility and be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities, or both, would decrease our earnings. Furthermore, we may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.
We maintain cash with a limited number of financial institutions, which will subject us to credit risk.
Upon completion of this offering we expect to maintain all of our cash with a German financial institution, which is also a member of a voluntary deposit protection scheme, offering increased insurance coverage in an event of default by this institution. In the future, we intend to diversify our cash holdings between financial institutions and regions, including institutions that are located in Greece.
The financial institutions located in Greece may be subsidiaries of international banks or Greek financial institutions. Although concerns relating to the sovereign debt crisis have largely been allayed and Greece has emerged from its bailout programs, the stand-alone financial strength of the banks and the legacy of the country’s multi-year debt crisis continue to create uncertain economic prospects.
Generally, only a portion of cash balances are covered by insurance in the event of default by a financial institution in Greece or elsewhere. Several banks, including banks in the United States and Switzerland, have recently been subject to extraordinary resolution procedures or sale because of the risk of such a default. In the event of such a default of a financial institution, we may lose part or all of our cash that we hold deposited with such financial institution.
Furthermore, in the event any of our financial institutions do not allow us to withdraw funds in the time and amounts that we want, we may not timely comply with contractual provisions in our contracts, which could have a material adverse effect on our reputation, business, operating results, cash flows and financial condition.
We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to pay dividends.
We are a holding company and the subsidiaries which will be wholly owned by us upon completion of this offering conduct all of our operations and own our sole operating asset, the Initial Vessel. Upon completion of this offering we will have no material assets other than the equity interests in those subsidiaries. We expect any vessel we acquire in the future to be owned by subsidiaries that will be directly or indirectly owned by us. As a result, our ability to satisfy our financial obligations and to make dividend payments, if any, depends on our subsidiaries and their ability to distribute funds to us.
In addition to its earnings, financial condition, cash requirements and availability, the ability of a subsidiary to make distributions to us could be affected by the covenants in our future loan agreements or other financing arrangements, a claim or other action by a third party, including a creditor, and the laws of its country of incorporation. If we are unable to obtain funds from our subsidiaries, we may not be able to satisfy our financial obligations and, consequently, our Board of Directors may exercise its discretion not to declare or pay any dividend.
In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our business, operating results, cash flows and financial condition.
We operate in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other independent and state-owned dry bulk vessel owners, some of whom may have substantially greater resources than we do. Competition for the transportation of dry bulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of a vessel and her operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. Although we believe that no single competitor or cartel has a dominant position in or influences the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us. We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.
Due to our lack of fleet diversification, adverse developments in the maritime dry bulk shipping industry could have a material adverse effect on our business, operating results, cash flows and financial condition.
Our business currently depends on the transportation of dry bulk commodities, and our fleet consists exclusively of our Initial Vessel. Our current lack of diversification could make us vulnerable to adverse developments in the maritime dry bulk shipping industry and the demand for Panamax vessels in particular, which would have a significantly greater impact on our business, operating results, cash flows and financial condition than it would if we maintained more diverse assets or lines of business.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, cargo related claims, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter. The ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our business, operating results, cash flows and financial condition.
The shipping industry has inherent operational risks that may not be adequately covered by our insurances. Further, because we obtain some of our insurances through protection and indemnity associations, we may be retrospectively subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of these protection and indemnity associations.
We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurances include hull and machinery insurance, war risks insurance, freight, demurrage and defense insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We do not expect to maintain insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel, except in cases when our vessels transit through or call at high risk areas.
We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs. If our insurances are not enough to cover claims that may arise, the deficiency may have a material adverse effect on our business, operating results, cash flows and financial condition.
We may in the future be retrospectively subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability, including pollution-related liability. Our payment of such calls could in the future result in significant expenses to us.
Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, the UK Bribery Act or other similar laws could result in fines, criminal penalties, and an adverse effect on our reputation and business.
We operate throughout the world, including countries with a reputation for corruption. We may be subject to risks under the FCPA, the UK Bribery Act and similar laws in other jurisdictions that generally prohibit companies and their intermediaries from making, offering or authorizing improper payments to government officials for the purpose of obtaining or retaining business. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, operating results, cash flows and financial condition. Our customers in relevant jurisdictions could seek to impose penalties or take other actions adverse to our interests. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our management.
We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares.
A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
Based upon our current and anticipated method of operations, we do not expect to be a PFIC in 2024 or any future taxable year. In this regard, we intend to treat our gross income from time charters as active services income, rather than rental income. Accordingly, our income from our time chartering activities should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute passive assets. There is substantial legal authority supporting this position including case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations change.
If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended, or the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares. See “Tax Considerations—United States Federal Income Tax Consequences—United States Federal Income Taxation of U.S. Holders – Passive Foreign Investment Company Rules” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.
We may have to pay tax on U.S. source income, which would reduce our profitability.
Under the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, or “U.S. source gross shipping income” may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.
Because the availability of the exemption depends on factual circumstances beyond our control, we can give no assurances on the tax-exempt status of ourselves or that of any of our subsidiaries for our 2024 or subsequent taxable years. If we or our subsidiaries are not entitled to exemption under Section 883, we or our subsidiaries will be subject to the 4% U.S. federal income tax on 50% of any shipping income such companies derive that is attributable to the transport of cargoes to or from the United States. This tax is a cost, which, if unreimbursed, has a negative effect on our profitability.
For information regarding the potential availability of the exemption from tax under Section 883 of the Code, see the description in “Tax Considerations—United States Federal Income Tax Consequences—Exemption of Operating Income from United States Federal Income Taxation.”
We are a “foreign private issuer,” which could make our common shares less attractive to some investors or otherwise harm our share price.
We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies that are not foreign private issuers. These factors could make our common shares less attractive to some investors or otherwise harm our share price.
Our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands, and as such we are entitled to exemption from certain Nasdaq corporate governance standards. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Our Company’s corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from many of Nasdaq’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit option, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. To the extent we rely on these or other exemptions you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
We conduct business in China, where the legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to us.
Our Initial Vessel is not, but vessels we may acquire may be chartered to Chinese customers. Also, from time to time on our charterers' instructions, our Initial Vessel and other vessels we may acquire may call on Chinese ports. Such charters and voyages may be subject to regulations in China that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Chinese government new taxes or other fees. Applicable laws and regulations in China may not be well publicized and may not be known to us or our charterers in advance of us or our charterers becoming subject to them, and the implementation of such laws and regulations may be inconsistent. Changes in Chinese laws and regulations, including with regards to tax matters, or changes in their implementation by local authorities, could affect vessels chartered to Chinese customers as well as vessels calling to Chinese ports and could have a material adverse impact on our business, operating results, cash flows and financial condition.
Changing laws and evolving reporting requirements could have an adverse effect on our business.
Changing laws, regulations and standards relating to reporting requirements, including the European Union General Data Protection Regulation, or GDPR, which relates to the collection, use, retention, security, processing and transfer of personally identifiable information about our customers and employees, may create additional compliance requirements for us. To maintain high standards of corporate governance and public disclosure, we have invested in, and continue to invest in, reasonably necessary resources to comply with evolving standards.

GDPR broadens the scope of personal privacy laws to protect the rights of European Union citizens and requires organizations to report on data breaches within 72 hours and be bound by more stringent rules for obtaining the consent of individuals on how their data can be used. Although we are generally a business that serves other businesses, we still process and obtain certain personal information relating to individuals and any non-compliance with GDPR or other data privacy laws may expose us to significant fines or other regulatory claims, penalties, judgments and negative publicity which could have an adverse effect on our business, operating results, cash flows and financial condition.
A cyber-attack could materially disrupt our business.
We rely on information technology systems and networks in our operations and administration of our business. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. The safety and security of our vessels as well as our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data. We rely on industry-accepted security measures and technology to securely maintain confidential and proprietary information kept on our information systems, including those kept on Pavimar’s information systems on our behalf. However, these measures and technology may not adequately prevent cybersecurity breaches, the access, capture, or alteration of information by criminals, the exposure or exploitation of potential security vulnerabilities, the installation of malware or ransomware, acts of vandalism, computer viruses, and misplaced data or data loss. Any such attack, including as a result of spam, targeted phishing type emails and ransomware attacks, or other breach of or significant interruption or failure of our information technology systems could have a material adverse effect on our business and results of operations. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business, and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer.
Additionally, recent action by the IMO’s Maritime Safety Committee and United States agencies indicates that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. Any changes in the nature of cyber threats might require us to adopt additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. A cyber-attack could also lead to litigation, fines or other remedial action, heightened regulatory scrutiny and diminished customer confidence. In addition, our remediation efforts may not be successful and we may not have adequate insurance to cover any related losses. Furthermore, the war between Russia and Ukraine has been accompanied by cyber-attacks against the Ukrainian government and other countries in the region. It is possible that these attacks could have collateral effects on additional critical infrastructure and financial institutions globally, which could adversely affect our operations. It is difficult to assess the likelihood of such threat and any potential impact at this time.
The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.
Our vessels may call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. Under some jurisdictions, vessels used for the conveyance of illegal drugs could subject such vessels to forfeiture to the government of these jurisdictions. To the extent a vessel is found with contraband, whether inside or attached to her hull, and whether with or without the knowledge of any member of our crew, we may face reputational damage and governmental or other regulatory claims or penalties which could have an adverse effect on our business, operating results, cash flows and financial condition.
The international nature of our operations may make the outcome of any potential bankruptcy proceedings difficult to predict.
The Marshall Islands has passed an act implementing the U.N. Commission on Internal Trade Law (UNCITRAL) Model Law on Cross-Border Insolvency, or the Model Law. The adoption of the Model Law is intended to implement effective mechanisms for dealing with issues related to cross-border insolvency proceedings and encourages cooperation and coordination between jurisdictions. Notably, the Model Law does not alter the substantive insolvency laws of any jurisdiction and does not create a bankruptcy code in the Marshall Islands. Instead, the Act allows for the recognition by the Marshall Islands of foreign insolvency proceedings, the provision of foreign creditors with access to courts in the Marshall Islands, and the cooperation with foreign courts. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or one of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have limited operations in the United States. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.
Our corporate affairs are governed by our amended and restated articles of incorporation, our amended and restated bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.
Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our shareholders and creditors may experience delays in their ability to recover for their claims after any such insolvency or bankruptcy. Further, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court's jurisdiction if any other bankruptcy court would determine it had jurisdiction.
As a Marshall Islands corporation with principal executive offices in Greece, and also having subsidiaries in the Republic of the Marshall Islands, our operations may be subject to economic substance requirements.
In March 2019, the Council of the European Union, or the Council, published a list of non-cooperative jurisdictions for tax purposes, the 2019 Conclusions. In the 2019 Conclusions, the Republic of the Marshall Islands, among others, was placed by the E.U. on the list of non-cooperative jurisdictions for failing to implement certain commitments previously made to the E.U. by the agreed deadline. However, it was announced by the Council in October 2019 that the Marshall Islands had been removed from the list of non-cooperative jurisdictions. Bermuda and the British Virgin Islands were similarly added and subsequently removed from the list within 2019. In February 2023, the Marshall Islands was added again to the list of non-cooperative jurisdictions, along with the British Virgin Islands, among others. In October 2023, the Marshall Islands and the British Virgin Islands were again removed from the list of non-cooperative jurisdictions. E.U. member states have agreed upon a set of measures, which they can choose to apply against the listed countries, including, inter alia, increased monitoring and audits, withholding taxes and non-deductibility of costs. The European Commission has stated it will continue to support member states' efforts to develop a more coordinated approach to sanctions for the listed countries. E.U. legislation prohibits E.U. funds from being channeled or transited through entities in non-cooperative jurisdictions.
We are a Marshall Islands corporation with principal executive offices in Greece. Our subsidiaries, upon completion of this offering, will be organized in the Republic of the Marshall Islands. The Marshall Islands have enacted economic substance regulations with which we are obligated to comply. The Marshall Islands economic substance regulations require certain entities that carry out particular activities to comply with a three-part economic substance test whereby the entity must show that it (i) is directed and managed in the Marshall Islands in relation to that relevant activity, (ii) carries out core income-generating activity in relation to that relevant activity in the Marshall Islands (although it is being understood and acknowledged by the regulators that income-generated activities for shipping companies will generally occur in international waters) and (iii) having regard to the level of relevant activity carried out in the Marshall Islands has (a) an adequate amount of expenditures in the Marshall Islands, (b) adequate physical presence in the Marshall Islands and (c) an adequate number of qualified employees in the Marshall Islands.
If we fail to comply with our obligations under such regulations or any similar law applicable to us in any other jurisdictions, we could be subject to financial penalties and spontaneous disclosure of information to foreign tax officials, or could be struck from the register of companies, in related jurisdictions. Any of the foregoing could be disruptive to our business and could have a material adverse effect on our business, operating results, cash flows and financial condition.
We do not know (i) if the E.U. will act to add the Republic of the Marshall Islands to the list of non-cooperative jurisdictions, (ii) how quickly the E.U. would react to any changes in legislation or regulations of the relevant jurisdictions, or (iii) how E.U. banks or other counterparties will react while we or any of our subsidiaries remain as entities organized and existing under the laws of listed countries. The effect of the E.U. list of non-cooperative jurisdictions, and any noncompliance by us with any legislation adopted by applicable countries to achieve removal from the list, including economic substance regulations, could have a material adverse effect on our business, operating results, cash flows and financial condition.
Our amended and restated articles of incorporation include forum selection provisions for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated articles of incorporation provide that, unless we consent in writing to the selection of an alternative forum, (A) to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our amended and restated articles of incorporation or amended and restated bylaws, and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, as applicable, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or Exchange Act, as applicable, and after giving effect to clause (A) above. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with such laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, and may increase the costs associated with such lawsuits, which may discourage lawsuits with respect to such claims. Please also see below, “We may not achieve the intended benefits of having forum selection provision if they are found to be unenforceable.”
We may not achieve the intended benefits of having forum selection provisions if they are found to be unenforceable.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder.
Our amended and restated articles of incorporation include a forum selection clause which provides that, unless we consent in writing to an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including, among others, any derivative action or proceeding brought on behalf of the Company, and that, subject to the foregoing, the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United

States) shall be the sole and exclusive forum for all claims arising under the Securities Act or Exchange Act, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or Exchange Act, as applicable. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable (in whole or in part) in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims. Accordingly, the applicability of the provisions of our amended and restated articles of incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs with resolving such action in other jurisdictions, or otherwise not receive the benefits that we expect our forum selection provisions to provide, which could adversely affect our business, financial condition and results of operations.
It may not be possible for investors to serve process on or enforce U.S. judgments against us.
We and all of our subsidiaries are incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries are located outside the U.S. In addition, our directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries or our directors and officers, or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. While we have elected to take advantage of some of the reduced reporting obligations, we are choosing to “opt-out” of the extended transition period relating to the exemption from new or revised financial accounting standards. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.
In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of Sarbanes Oxley, or Section 404, for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.
We will incur increased costs as a result of operating as a company that is publicly listed in the United States, and our senior management will be required to devote substantial time to complying with public company regulations.
As a company publicly listed in the United States, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. Sarbanes-Oxley, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
Pursuant to Section 404, we will be required to furnish a report by our senior management on our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an emerging growth company, we may be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
Additionally, the SEC recently proposed new rules relating to the climate and ESG-related disclosures in companies’ annual reports and registration statements. The proposed rules would add extensive and prescriptive disclosure items requiring companies, including foreign private issuers, to disclose climate-related risks and certain emissions. In addition, the proposed rules would require the inclusion of certain climate-related financial metrics in a note to companies’ audited financial statements. We are currently assessing this rule but at this time we cannot predict the costs of implementation or any potential adverse impacts resulting from the rule. To the extent this rule is finalized as proposed, we could incur increased costs related to the assessment and disclosure of climate-related risks. In addition, enhanced climate disclosure requirements could accelerate the trend of certain stakeholders and lenders restricting or seeking more stringent conditions with respect to their investments in certain carbon intensive sectors.
Furthermore, as a result of the enhanced disclosure requirements of the U.S. securities laws, business and financial information that we report is broadly disseminated and highly visible to investors, which we believe may increase the likelihood of threatened or actual litigation, including by competitors and other third parties, which could, even if unsuccessful, divert financial resources and the attention of our management from our operations.
Risks Relating to our Relationship with our Manager and its Affiliates
We will depend on Pavimar to manage our business.
We do not have the employee infrastructure to manage our operations and our Board of Directors has organized the provision of management services through Pavimar, under the terms of the New Management Agreement which became effective on January 18, 2024. Pavimar provides us with vessel commercial and technical management services including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. As a result, we depend upon the continued services provided by Pavimar.
We expect to derive significant benefits from our relationship with Pavimar and its affiliated companies, including our ability to compete for and enter into agreements, including charter agreements, and to expand our relationships with our existing charterers and other third parties. We would be materially adversely affected if Pavimar becomes unable or unwilling to continue providing services for our benefit at the level of quality they have provided such services in the past and at comparable costs as they have charged in the past. If we were required to employ a ship management company other than Pavimar, we cannot offer any assurances that the terms of such management agreements would be on terms as favorable to us in the long term. If Pavimar suffers material damage to its reputation or relationships it may harm our ability to:
•	continue to operate our vessels and service our customers;
•	renew existing charters upon their expiration;
•	secure new charters;
•	obtain insurance on commercially acceptable terms;

•	maintain satisfactory relationships with our customers and suppliers; and
•	successfully execute our growth strategy.
Pavimar is a privately held company and there is little or no publicly available information about it.
The ability of Pavimar to continue providing services for our and our subsidiaries’ benefit will depend in part on its own financial strength. Circumstances beyond our control could impair its financial strength and, because Pavimar is privately held, it is unlikely that information about Pavimar’s financial strength would become public. Any such problems affecting Pavimar could have a material adverse effect on us.
Management fees are payable to Pavimar regardless of our profitability or whether our vessels are employed.
The management fees payable to Pavimar under the terms of the New Management Agreement is payable whether or not our vessels are employed, and regardless of our profitability. We have no contractual right to reduce such fees if our profitability decreases. For more information on the management fees payable under our New Management Agreement, see “Certain Relationships and Related Party Transactions—Management, Commercial and Administrative Services.”
Our Chairwoman and Chief Executive Officer ultimately beneficially owns and controls Pavimar and Pavimar S.A., and through these entities, participates in business activities not associated with us, and does not devote all of her time to our business, which could create conflicts of interest.
Our Chairwoman and Chief Executive Officer, Mrs. Ismini Panagiotidi, beneficially owns and controls Pavimar and Pavimar S.A., and through her role within these entities participates in business activities not associated with us. As a result, Mrs. Panagiotidi may devote less time to us than if she was not engaged in other business activities. Mrs. Panagiotidi’s interest and position in Pavimar and Pavimar S.A. could create conflicts of interest that could result in losing revenue or business opportunities or increase our expenses. Mrs. Panagiotidi, Pavimar, or Pavimar S.A., may take actions that are not in the best interest of us or our other shareholders and conflicts of interest between them and us may arise as a result of their operation of or investment in businesses that compete with us. This could have a material adverse effect on our business, operating results, cash flows and financial condition.
Our Chairwoman and Chief Executive Officer and Pavimar may have conflicts of interest between us and its other clients.
Under the terms of our New Management Agreement which became effective on January 18, 2024, Pavimar provides us with vessel commercial and technical management services. Pavimar may provide similar services for vessels owned or operated by other shipping companies, and it also may provide similar services to companies with which Pavimar is affiliated. These responsibilities and relationships could create conflicts of interest between Pavimar’s performance of its obligations to us, on the one hand, and Pavimar’s performance of its obligations to its other clients, on the other hand. These conflicts may arise in connection, among others, with the fixing of employment contracts, crewing, supply provisioning, and operations of the vessels in our fleet versus vessels owned or operated by other clients of Pavimar. In particular, Pavimar may give preferential treatment or be contractually or otherwise obligated to give preferential treatment to vessels owned or operated by other clients or affiliated companies. In addition, our Chairwoman and Chief Executive Officer beneficially owns and controls Pavimar S.A. and controls other vessels that are not owned by us and we therefore may be competing for the same charterers and business opportunities. These conflicts of interest may have an adverse effect on our business, operating results, cash flows and financial condition.
Risks Relating to Our Common Shares
There is no existing market for our common shares, and a trading market that will provide you with adequate liquidity may not develop. The price of our common shares may fluctuate significantly, and you could lose all or part of your investment.
Prior to the IPO, there has been no public market for our common shares. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common shares at or above the public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of our common shares and limit the number of investors who are able to buy our common shares.

We may rely in part on equity issuances, which will not require shareholder approval, to fund our growth, and such equity issuances could dilute your ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
As part of our business strategy, we may rely in part on issuances of equity or preferred securities, which may carry voting rights and may be convertible into common shares, to fund the growth of our fleet. We may issue such securities in private placements, including to related parties, or in registered offerings.
In addition, we may issue additional common shares upon exercise of the Representative’s Warrant issued to Maxim Group LLC in connection with this offering. The Representative’s Warrant is exercisable to purchase a number of common shares that is equal to between 6.4% and 6.9% of the aggregate number of common shares sold in this offering (up to 86,250 common shares, or up to 99,188 common shares if the underwriter exercises the over-allotment option in full), at an exercise price per share equal to 110% of the offering price, subject to certain anti-dilution adjustments. The Representative’s Warrant will be non-exercisable for six (6) months from the date of effectiveness of the registration statement of which this prospectus forms a part and will expire three (3) years after such date.
Our issuance of additional common shares, including upon conversion of convertible securities, including the Series A Preferred Shares, or other equity securities of equal or senior rank, or with voting rights, may have the following effects:
•	our existing common shareholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable per common share may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.
Future issuance of common shares may trigger anti-dilution provisions in our Series A Preferred Shares and affect the interests of our common shareholders.
The Series A Preferred Shares may be converted into common shares at any time and from time to time commencing on the first business day following the one-year anniversary of the closing date of this offering and until the day falling on the eight-year anniversary of the closing date of this offering at a conversion price equal to the lower of (i) 150% of the initial public offering price per common share (the “Pre-Determined Price”) and (ii) the volume weighted average price (VWAP) of our common shares over the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of written notice of the conversion. The Pre-Determined Price is subject to anti-dilution adjustments for events affecting our common shares, including but not limited to, certain issuances of additional common shares at a deemed price per share lower than the conversion price, certain dividends and distributions, stock combinations or splits, reclassifications, or other similar events. Such downward adjustments of the Series A Preferred Shares conversion price could result in a corresponding increase in the number of common shares each Series A Preferred Share is converted into, which could dilute the interests of our common shareholders and affect the trading price for our common shares.
The market price of our common shares may be subject to significant fluctuations. Further, there is no guarantee of a continuing public market to resell our common shares.
The market price of our common shares may be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that could affect our stock price are:
•	seasonal variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	the potentially thin trading market for our common shares, which may render them illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions;
•	systemic risks; and
•	domestic and international economic, market and currency factors unrelated to our performance.
The stock markets in general, and the markets for dry bulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common shares.
Additionally, there is no guarantee of a continuing public market to resell our common shares. We cannot assure you that an active and liquid public market for our common shares will continue.
A possible “short squeeze” due to a sudden increase in demand of our common shares that largely exceeds supply may lead to further price volatility in our common shares.
Investors may purchase our common shares as a hedge or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to their lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our common shares may rapidly decline. A short squeeze could lead to volatile price movements in our shares that are not directly correlated to our performance or prospects.
We may experience rapid and substantial share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common shares.
There have been recent instances of extreme share price run-ups followed by rapid price declines and strong share price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our common shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any share price run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common shares. In addition, holders of our common shares may experience losses, which may be material, if the price of our common shares declines after this offering or if such investors purchase our common shares prior to any price decline.
Furthermore, if the trading volumes of our common shares are low, investors buying or selling in relatively small quantities may be able to easily influence the price of our common shares. Such low volume of trades could also cause the price of our common shares to fluctuate greatly, with large percentage changes in share price occurring in any trading day session. Holders of our common shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common shares. As a result of this volatility, investors may experience losses on their investment in our common shares. A decline in the market price of our common shares also could adversely affect our ability to issue additional common shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common shares will develop or be sustained. If an active market does not develop, holders of our common shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all. Please also see “— There is no existing market for our common shares, and a trading market that will provide you with adequate liquidity may not develop. The price of our common shares may fluctuate significantly, and you could lose all or part of your investment” and “—The market price of our common shares may be subject to significant fluctuations. Further, there is no guarantee of a continuing public market to resell our common shares.”
As a newly incorporated company, we may not have the surplus required by law or otherwise to pay dividends. The declaration and payment of dividends will always be subject to the discretion of our Board of Directors and will depend on a number of factors. Our Board of Directors may not declare dividends in the future.
The declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. The timing and amount of dividends, if any, depends on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, restrictions in loan agreements we may enter in the future, the laws of the Republic of the Marshall Islands, where our subsidiaries are currently incorporated, the laws of the countries where future subsidiaries may be incorporated, and overall market conditions. We cannot assure you that we will declare or pay any dividends.
Marshall Islands law generally prohibits the payment of dividends (i) other than from surplus (which is essentially retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), (ii) when a company is insolvent or (iii) if the payment of the dividend would render the company insolvent. We may not have the required surplus or net profits to pay dividends, and we may be unable to pay dividends in any anticipated amount or at all.
In addition, our ability to pay dividends to holders of our common shares will be subject to the rights of holders of our Series A Preferred Shares, which rank prior to our common shares with respect to dividends, distributions and payments upon liquidation. No cash dividend may be paid on our common shares unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Shares for all prior and the then-ending dividend periods. Cumulative dividends on our Series A Preferred Shares will accrue at a rate of 9.00% per annum on the stated amount per Series A Preferred Share and on any unpaid accrued dividends, and are payable in either cash or, at the Company’s option, in a combination of cash and Series A Preferred Shares. For more information, see “Description of Capital Stock—Description of Series A Perpetual Preferred Shares.”
Our Chairwoman and Chief Executive Officer beneficially owns 100% of our Series B Preferred Shares and has control over us.
Our Chairwoman and Chief Executive Officer, Mrs. Ismini Panagiotidi, beneficially owns all of the 1,500,000 outstanding Series B Preferred Shares. The Series B Preferred Shares each carry 1,000 votes, which is subject to adjustment to maintain a substantially identical voting interest in the Company following certain events. For more information, see “Description of Capital Stock—Description of Series B Preferred Shares.” By her ownership of 100% of our Series B Preferred Shares, Mrs. Panagiotidi has control over our actions. The interests of Mrs. Panagiotidi may be different from your interests.
We expect to be a “controlled company” under Nasdaq corporate governance rules and we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.
Since our Chairwoman and Chief Executive Officer is the beneficial owner of a majority of the voting power of our issued and outstanding share capital (for so long as she remains the beneficial owner of all of the issued and outstanding Series B Preferred Shares), we qualify as a “controlled company” under the Nasdaq listing rules. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to the board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating and corporate governance committee comprised solely of independent directors.
We have elected not to rely on the “controlled company” exemption after this offering. Our status as a controlled company, however, could cause our common shares to appear less attractive to certain investors or otherwise harm our trading price.

Anti-takeover provisions in our amended and restated articles of incorporation and amended and restated bylaws could make it difficult for our shareholders to replace or remove our current Board of Directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Several provisions of our amended and restated articles of incorporation and amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-take-over provisions could make it difficult for our shareholders to change the composition of our Board of Directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that some shareholders may consider favorable. These provisions:
•	authorize our Board of Directors to issue “blank check” preferred stock without shareholder approval, including preferred shares with superior voting rights, such as the Series B Preferred Shares;
•	provide for a classified Board of Directors with staggered, three-year terms;
•	permit the removal of any director only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for such director;
•	prohibit shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;
•	limit the persons who may call special meetings of shareholders; and
•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by shareholders at meetings of shareholders.
In addition, we have entered into a shareholders’ rights agreement that makes it more difficult for a third party to acquire us without the support of our Board of Directors. See “Description of Capital Stock” for a description of our shareholders’ rights agreement. These anti-takeover provisions, along with provisions of our shareholders’ rights agreement, could substantially impede the ability of our shareholders to impose a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Issuance of preferred shares, such as our Series B Preferred Shares and our Series C Participating Preferred Shares, may adversely affect the voting power of our common shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Our amended and restated articles of incorporation currently authorize our Board of Directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders' approval. Our Board of Directors has issued, and may in the future issue, preferred shares with voting rights superior to those of the common shares, such as the Series B Preferred Shares or the Series C Participating Preferred Shares. If our Board of Directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and our shareholders' ability to realize any potential change of control premium.
We may fail to meet the continued listing requirements of Nasdaq, which could cause our common shares to be delisted.
There can be no assurance that we will remain in compliance with Nasdaq’s listing qualification rules, or that our common shares will not be delisted, which could have an adverse effect on the market price of, and the efficiency of the trading market for, our common shares and could cause a default under our future loan agreements and other financing arrangements.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section entitled “Risk Factors.” Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:
•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;
•	changes in the number of newbuildings under construction in the dry bulk shipping industry;
•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;
•	changes in our ability to leverage the relationships and reputation in the dry bulk shipping industry of Pavimar and Mrs. Panagiotidi, our Chairwoman and Chief Executive Officer;
•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;
•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels;
•	damage to our vessels;
•	potential liability from future litigation and incidents involving our vessels;
•	our future operating or financial results;

•	acts of terrorism and other hostilities, pandemics or other calamities;
•	changes in global and regional economic and political conditions;
•	general domestic and international political conditions or events, including “trade wars” and sanctions and the ongoing wars between Russia and Ukraine and between Israel and Hamas;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry;
•	our ability to continue as a going concern; and
•	other factors discussed in the “Risk Factors” section of this prospectus.
Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects, on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $4.6 million from this offering, or approximately $5.5 million if the underwriters’ option to purchase additional common shares is exercised in full, in each case after deducting underwriting discounts and commissions and estimated expenses payable by us. These estimates are based on an assumed initial public offering price of $5.00 per share, which is the mid-point of the range on the cover of this prospectus, and an estimated underwriting discount of 6.9% per common share.
We intend to use the net proceeds of this offering (including net proceeds received from any exercise of the underwriters’ option to purchase additional shares) for general corporate purposes, which may include, among other things, funding for working capital needs and fleet expansion. At this time, we have not specifically identified any vessels to acquire, nor have we identified a material single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how such net proceeds are ultimately utilized by us. The foregoing represents our current intentions with respect to the use of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds of this offering in a manner other than as described above. The principal purposes of this offering are to obtain additional capital to fund our operations and growth, to create a public market for our common shares and to facilitate our future access to the public equity markets.
A $1.00 increase or decrease in the assumed initial public offering price of $5.00 per common share would cause the net proceeds from this offering, after deducting the estimated underwriting discount and commissions and offering expenses payable by us, to increase or decrease, respectively, by approximately $1.2 million. In addition, we may also increase or decrease the number of common shares we are offering. Each increase of 0.1 million common shares offered by us, together with a concomitant $1.00 increase in the assumed public offering price of $5.00 per common share, would increase net proceeds to us from this offering by approximately $1.7 million. Similarly, each decrease of 0.1 million common shares offered by us, together with a concomitant $1.00 decrease in the assumed initial offering price of $5.00 per common share, would decrease the net proceeds to us from this offering by approximately $1.5 million.

CAPITALIZATION
The following table sets forth our total cash and capitalization:
•	on an actual basis as of December 31, 2023, giving effect to the exchange agreement to be executed at or prior to the effectiveness of the registration statement of which this prospectus forms a part;
•
on an as adjusted basis as of December 31, 2023, to give effect to the amount of $3,000 of additional paid-in-capital, which was paid out of the Company’s cash on hand, including cash generated from operations subsequent to December 31, 2023. As this return of additional paid-in capital was made after the date of the latest balance sheet presented but prior to the effectiveness of the registration statement of which this prospectus forms a part, it has been given retroactive effect in the accompanying consolidated balance sheet as of December 31, 2023; and

•
on an as further adjusted basis to reflect the sale by us of 1,250,000 common shares pursuant to this offering, assuming an initial public offering price of $5.00 per share, representing the midpoint of the range set forth on the cover page of this prospectus and assuming no exercise of the underwriters’ over-allotment option to purchase additional shares, and after deducting estimated underwriting discounts and commissions and estimated offering expenses (save for non-cash offering expenses and offering expenses already paid by us up to December 31, 2023), resulting in assumed net proceeds of $4.6 million.

	As of December 31, 2023
(In Thousands of U.S. Dollars, except share data)	ACTUAL	AS ADJUSTED	AS FURTHER ADJUSTED
Total Cash	$2,702	$—	$4,629
Shareholders’ equity:
Common shares—authorized 750,000,000 shares with a $0.001 par value, 200,000 shares issued and outstanding on actual (as adjusted 200,000 and as further adjusted 1,450,000)	—	—	1
Series A Preferred Shares—authorized 1,500,000 shares with a $0.001 par value, 15,000 shares, actual, as adjusted and as further adjusted, issued and outstanding	—	—	—
Series B Preferred Shares—authorized 1,500,000 shares with a $0.001 par value, 1,500,000 shares, actual, as adjusted and as further adjusted, issued and outstanding	2	2	2
Series C Participating Preferred Shares—authorized 1,500,000 shares with a $0.001 par value, no shares, actual, as adjusted and as further adjusted, issued and outstanding	—	—	—
Additional paid-in capital	[•]	[•]	[•]
Retained earnings	[•]	[•]	[•]
Total shareholders’ equity	$9,169	$9,169	$13,743
Total Capitalization	$9,169	$9,169	$13,743

DIVIDEND POLICY
During the one-year period following our initial public offering, we expect to pay quarterly cash dividends on our common shares in an aggregate amount of approximately $500,000, which amount may be changed or terminated in the future at any time and for any reason without advance notice.
The declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. The timing and amount of dividends, if any, depends on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, restrictions in loan agreements we may enter in the future, the laws of the Republic of the Marshall Islands, where our subsidiaries are currently incorporated, the laws of the countries where future subsidiaries may be incorporated, and overall market conditions. We cannot assure you that we will declare or pay any dividends.
Dividends on our Series A Preferred Shares are cumulative and accrue, whether or not declared by our Board of Directors, at a rate of 9.00% per annum on the stated amount per Series A Preferred Share and on any unpaid accrued dividends, from and including the original issue date (or, for any subsequently issued and newly outstanding Series A Preferred Shares, from the Dividend Payment Date immediately preceding the issuance date of such Series A Preferred Shares). Dividends on our Series A Preferred Shares shall be paid biannually, in either cash or, at the Company’s option, in a combination of cash and Series A Preferred Shares. For more information, see “Description of Capital Stock— Description of Series A Perpetual Preferred Shares.”
We are a holding company and the subsidiaries which will be wholly owned by us upon completion of this offering conduct all of our operations and own our sole operating asset, the Initial Vessel. Upon completion of this offering we will have no material assets other than the equity interests in those subsidiaries. We expect any vessel we may acquire in the future to be owned by subsidiaries that will be directly or indirectly owned by us. As a result, our ability to satisfy our financial obligations and to make dividend payments, if any, depends on our subsidiaries and their ability to distribute funds to us.
We currently have no external borrowings. However, in the future, in addition to its earnings, financial condition, cash requirements and availability, the ability of a subsidiary to make distributions to us could be affected by the covenants in our future loan agreements or other financing arrangements, a claim or other action by a third party, including a creditor, and the laws of its country of incorporation. Under such circumstances, we or our subsidiaries may not be able to pay dividends, so long as we are in default or have breached certain covenants of a loan agreement or other financing arrangement, without our lender’s consent or waiver of the default or breach. In addition, Marshall Islands law generally prohibits the payment of dividends (i) other than from surplus (which is essentially retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or (ii) when a company is insolvent or (iii) if the payment of the dividend would render the company insolvent.
In addition, we may incur expenses or liabilities, including extraordinary expenses, decreases in revenues, including as a result of off-hire days or loss of a vessel or other unforeseen circumstances, or increased cash needs that could reduce or eliminate the amount of cash that we have available for distribution as dividends. Please see “Risk Factors” for additional information.
Any dividends paid by us will be income to a United States shareholder. Please see “Tax Considerations” for additional information relating to the United States federal income tax treatment of our dividend payments, if any are declared in the future.

DILUTION
Investing in our common shares will be accretive to your interest to the extent our net tangible book value per common share after this offering exceeds the initial public offering price per common share.
Our net tangible book value was approximately $9.2 million or approximately $45.85 per common share, as of December 31, 2023. Our net tangible book value represents the amount of our total consolidated assets (since we had no intangible assets), less the amount of our total consolidated liabilities. Accretion is determined by subtracting the initial public offering price per common share from the pro forma net tangible book value per common share, as adjusted to give effect to this offering and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.
After giving effect to our sale of 1,250,000 of our common shares in this offering at an assumed initial public offering price of $5.00 per share, which is the mid-point of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately $13.7 million, or approximately $9.48 per common share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $4.48 per common share to purchasers of our common shares in this offering and an immediate dilution in pro forma as adjusted net tangible book value of $36.37 per common share to existing shareholders, as illustrated in the following table.
The following table illustrates the estimated net tangible book value per share after this offering and the per share accretion to purchasers of our common shares in this offering based on the foregoing offering assumptions:
	Post-Offering(1)	Full Exercise of Over-allotment Option(2)
Assumed initial public offering price per common share	$5.00	$5.00
Net tangible book value per common share as of December 31, 2023(3)	$45.85	$45.85
Decrease in pro forma as adjusted net tangible book value per common share attributable to purchasers of our common shares in this offering	$36.37	$36.92
Pro forma as adjusted net tangible book value per common share after this offering	$9.48	$8.93
Accretion per common share to purchasers of our common shares in this offering	$4.48	$3.93
(1)	Assumes net proceeds from the offering of 1,250,000 common shares, and assumes that the underwriters’ over-allotment option has not been exercised.
(2)	Assumes net proceeds from the offering of 1,437,500 common shares, and assumes that the underwriters’ over-allotment option has been exercised in full.
(3)	Giving effect to the exchange agreement to be executed at or prior to the effectiveness of the registration statement of which this prospectus forms a part.
If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per common share after this offering would be $8.93, the decrease in net tangible book value per common share to existing shareholders would be $36.92, and the immediate accretion in net tangible book value per common share to purchasers of our common shares in this offering would be $3.93.
The pro forma information discussed above is illustrative only.
A $1.00 increase or decrease in the assumed initial public offering price of $5.00 per common share would increase or decrease the pro forma as adjusted net tangible book value per common share after giving effect to this offering by $0.80 per share and decrease or increase of the accretion in pro forma as adjusted net tangible book value per share to purchasers of our common shares in this offering by $0.20 per common share, assuming no change to the number of common shares offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2023, the differences between the existing shareholders and the new investors with respect to the number of common shares purchased from us in this offering, the total consideration paid and the average price per common share paid at the assumed initial public offering price of $5.00 per common share, which is the mid-point of the price range set forth on the cover of this prospectus, before deducting estimated underwriting discounts and estimated offering expenses.
Over-allotment option not exercised (in thousands, except for number of shares, percentages and per share data)	Common shares purchased		Total consideration		Average price per common share
	Number	Percent	Amount	Percent
Existing shareholders	200,000(1)	13.8%	$8,592(1)	57.9%	$42.96
New investors	1,250,000	86.2%	$6,250	42.1%	$5.00
Total	1,450,000	100.0%	$14,842	100.0%	$10.24
(1)	Giving effect to the exchange agreement to be executed at or prior to the effectiveness of the registration statement of which this prospectus forms a part.
Over-allotment option exercised in full (in thousands, except for number of shares, percentages and per share data)	Common shares purchased		Total consideration		Average price per common share
	Number	Percent	Amount	Percent
Existing shareholders	200,000(1)	12.2%	$8,592(1)	54.4%	$42.96
New investors	1,437,500	87.8%	$7,188	45.6%	$5.00
Total	1,637,500	100.0%	$15,780	100.0%	$9.64
(1)	Giving effect to the exchange agreement to be executed at or prior to the effectiveness of the registration statement of which this prospectus forms a part.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto, included elsewhere in this prospectus. Those financial statements have been prepared in accordance with U.S. GAAP and, among other things, include more detailed information regarding the basis of presentation for the following information.
The following discussion and analysis include forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this prospectus. See in particular “Forward-Looking Statements” and “Risk Factors” sections.
Overview
We are a growth-oriented company, incorporated in August 2023 for the purpose of acquiring, owning, chartering and operating dry bulk vessels. Upon completion of this offering, we will own our Initial Vessel, the Panamax dry bulk vessel M/V “Alfa,” with a carrying capacity of approximately 77,326 dwt, built in Japan in 2006. We generate our revenues by chartering our Initial Vessel to regional and international dry bulk operators, commodity traders and end users.
At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Maui, the entity that wholly owns Positano, which in turn owns our Initial Vessel, from our Chairwoman and Chief Executive Officer, Mrs. Panagiotidi, in exchange for 15,000 Series A Preferred Shares, 1,500,000 Series B Preferred Shares, and 200,000 of our common shares, pursuant to an exchange agreement. Maui was incorporated on October 27, 2022, under the laws of the Republic of Marshall Islands. On May 3, 2023, Maui entered into a deed of transfer of shares with the shareholders of Positano by which all outstanding shares of Positano were transferred to Maui. Positano was incorporated on February 1, 2021, under the laws of the Republic of the Marshall Islands and purchased the Initial Vessel on March 5, 2021.
The transactions described above were treated as reorganizations of companies under common control and have been accounted for in a manner similar to the pooling of interests method, as each entity was controlled by our Chairwoman and Chief Executive Officer. Accordingly, this discussion and analysis of our financial condition and results of operations, gives retroactive effect to the transactions described above, using historical carrying values of the assets and liabilities of Maui and Positano, as if Positano and Maui were from their date of incorporation consolidated subsidiaries of the Company. Results of operations and cash flows during the years ended December 31, 2023 and 2022, comprise those of the previously separate entities consolidated. The equity accounts of the entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction and has been given retroactive effect as of the earliest period presented.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of Sarbanes-Oxley;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year, or we have issued more than $1 billion in non-convertible debt in the past three years, or we become a “large accelerated filer”. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.
We are choosing to take advantage of these reduced burdens, save for the exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies. We are choosing to “opt out” of such extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Factors Affecting our Results of Operations
We believe the principal factors affecting our results of operations are the underlying supply and demand dynamics of the commodities our vessels carry, the number of vessels competing for those cargoes, and ultimately the overall economic and market conditions, regulatory changes, global geopolitical events, capital availability, and market sentiment. Other key factors that are fundamental to our business, operating results, cash flows and financial condition include:
•	the number of vessels in our fleet;
•	our customer relationships;
•	our access to capital required to acquire additional vessels and implement our business strategy;
•	our ability to acquire and sell vessels at prices we deem satisfactory; and
•	our and our vessel manager’s ability to:
○	successfully utilize and employ our vessels at economically attractive rates;
○	effectively and efficiently manage our vessels and control vessel operating costs; and
○	ensure compliance with regulations, environmental, health and safety standards applicable to our business.
In addition to those factors described above, our results of operations have been, and are expected to continue to be, affected by a range of material events and uncertainties many of which are beyond our control. See “Risk Factors” and “Business” sections for a detailed description of these factors. Therefore, it is reasonable likely that the reported financial information is not necessarily indicative of our future operating results or future financial condition.
Components of our operating results
Operating segments. We report financial information by total vessel revenues and our management does not use discrete financial information to evaluate operating results for each charter characteristics or customer. Also, our management does not intend to use discrete financial information to evaluate operating results for each vessel or vessel type we may acquire. As a result, we have identified one single business segment. Furthermore, when we charter a vessel, the charterer is generally free to trade the vessel worldwide or within broad geographical limits and, therefore, the disclosure of geographical information is impracticable.
Vessel revenues. We generate our revenues by chartering our vessel to regional and international dry bulk operators, commodity traders and end users.
The main charter contract types are (i) voyage charters, also known as spot voyages, where the owner and charterer agree to carry out a single voyage to transport an agreed quantity of cargo between certain ports, (ii) time charters, where the charterer agrees to hire a vessel for a predetermined period of time with the operational responsibility of the vessel remaining with the owner, (iii) bareboat charters, where a vessel is fully leased to a charterer, including all operational responsibility, (iv) trip charters, which are effectively a combination of a voyage charter and a time charter, and the charterer agrees to hire a vessel for the duration of one voyage, and (v) contracts of affreightment, which are effectively multiple voyage charters, where the owner and charterer agree to carry certain quantities of cargo between ports during a specified period of time.
Our Initial Vessel is currently employed by an international commodity trading conglomerate, on a time charter expiring between October 2025 and February 2026, at a floating daily rate linked to the Baltic Panamax Index.

Voyage expenses. Voyage expenses primarily consist of bunker fuel consumption, port expenses, canal dues, brokerage and commercial management commissions, and other expenses directly associated to the performance of a particular charter. Voyage expenses mainly arise from voyage charters, or when a vessel is repositioning or unemployed. In such cases voyage expenses are borne by us. Conversely, when a vessel is employed under time, trip, or bareboat charters, substantially all voyage expenses are paid by the charterers.
Furthermore, in time charters, bunker fuel on commencement of the charter is sold to charterers and then repurchased on completion. This may result in gains or losses equal to the difference between the book value of bunker fuel and the value for which such bunker fuel is sold to charterers. These gains or losses, if any, are reported under other operating income.
Vessel operating expenses. Vessel operating expenses reflect the costs to operate and maintain our vessel and primarily consist of manning costs, vessel insurance premiums, repairs and maintenance, machinery lubricants, spares, stores, and ancillary expenses.
Management fees. Management fees are paid in exchange for corporate management and administration, and for vessel commercial and technical management services.
The Company’s Board of Directors has organized the provision of management services through Pavimar, a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Law 27 of 1975. Pavimar is controlled by the Company’s Chairwoman and Chief Executive Officer. Pursuant to the New Management Agreement, which became effective on January 18, 2024, Pavimar provides us with vessel commercial and technical management services, including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. In exchange for these services, Pavimar charges a daily technical management fee of $800 per vessel, a commercial management commission of 1.25% on gross revenue, and a commission of 1% on the contract price per each consummated sale or purchase of a vessel.
Prior to the effectiveness of our New Management Agreement, management services were provided to us by Pavimar S.A., a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Law 27 of 1975. Pavimar S.A. is controlled by the Company’s Chairwoman and Chief Executive Officer. Pursuant to our management agreement with Pavimar S.A. dated February 1, 2021, as amended on December 29, 2021, Pavimar S.A. provided us with vessel commercial and technical management services, including, but not limited to, post-fixture support, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. In exchange for these services, Pavimar S.A. was entitled to a daily management fee of $750 per vessel in 2022 and 2023, and until the effectiveness of the New Management Agreement.
In our results of operations, the technical management fees, commercial management commissions, and sale or purchase commissions, are reported under “management fees”, “voyage expenses”, and “vessel cost” or “gain/loss on sale of vessels”, respectively.
General and administrative expenses. General and administrative expenses consist of general corporate expenses and the compensation payable for our executives. Pursuant to the services agreement dated October 1, 2023, Pavimar S.A. provided us with the services of our Chief Executive Officer and Chief Financial Officer pursuant to a services agreement (the “Services Agreement”). This Services Agreement was novated to Pavimar Shipping Co. on January 18, 2024, on the same terms. The compensation payable under the Services Agreement was originally $12,000 per annum. The Services Agreement was amended and restated on April 1, 2024 to include the provision of the services of our corporate secretary for an additional fee of $2,000 per annum, commencing upon the effectiveness of the registration statement of which this prospectus forms a part.
Vessel’s depreciation. Depreciation is computed using the straight-line method over the estimated useful life of a vessel, after considering the estimated salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and estimated scrap rate. Salvage values are periodically reviewed and revised, if needed, to recognize changes in conditions, new regulations or for other reasons. Revisions of salvage value affect the depreciable amount of the vessels and affect depreciation expense in the period of the revision and future periods. Management estimates the useful life of our Initial Vessel to be 25 years from the date of her initial delivery from the shipyard.

Amortization of drydocking costs. Vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. Drydocking and special survey costs are accounted under the deferral method whereby the actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next survey is scheduled to become due. Costs deferred include expenditures incurred relating to shipyard costs, hull preparation and painting, inspection of hull structure and mechanical components, steelworks, machinery works, and electrical works as well as lodging and subsistence of personnel sent to the yard site to supervise. If a drydock and/or a special survey is performed prior to its scheduled date, any remaining unamortized balance from previous events is immediately expensed. Unamortized balances of vessels that are sold are also written-off and included in the calculation of the resulting gain or loss in the period of a vessel’s sale.
Key performance indicators
The key performance indicators that management uses to assess our financial condition and results of operations are:
Ownership Days. Ownership Days are the total days we owned our vessels during the relevant period.
Available Days. Available Days are the Calendar Days, less off-hire days associated with scheduled vessel maintenance, including upgrades, modifications, drydockings, and special or intermediate surveys, as well as with preparing a vessel for her intended use and change of ownership logistics. Off-hire are those days during which our vessels are unable to be used for their intended purpose.
Operating Days. Operating Days are the Available Days, less off-hire days associated with unforeseen and unscheduled events and circumstances.
Vessel Utilization. Vessel utilization is the ratio of Operating Days to Available Days.
Average number of vessels. Average number of vessels during a period is measured by dividing Ownership Days by the number of calendar days in that period.
Time Charter Equivalent. Time Charter Equivalent, or TCE, is a measure of revenue generated over a period of time that accounts for the effect of the mix of charter types under which our vessels may be employed. TCE is calculated by deducting voyage expenses from revenue and making those other adjustments that may be required to approximate the revenue that would have been generated had the vessel been employed under a time charter. Voyage expenses are deducted because they are paid by the vessel owners only under voyage charters and contracts of affreightment, whereas in time charters and trip charters, substantially all voyage expenses are paid by the vessel charterers. TCE is most frequently expressed on a daily basis by dividing the above result by the relevant Operating Days, to eliminate the effect of changes in fleet composition between periods. TCE is a non-GAAP measure and should not be considered as an alternative to any measure of financial performance presented in accordance with U.S. GAAP. Although we believe our calculation method is consistent with industry standards, it is a non-GAAP measure and therefore may not be directly comparable to similarly titled measures of other companies.
Daily Vessel Operating Expenses. Daily Vessel Operating Expenses, or Daily OPEX, is a measure of the average daily vessel operating expenses incurred over a period of time. Daily OPEX are calculated by dividing the vessel operating expenses incurred during a period of time by the relevant Ownership Days. Daily OPEX is a non-GAAP measure and should not be considered as an alternative to any measure of financial performance presented in accordance with U.S. GAAP. Although we believe our calculation method is consistent with industry standards, it is a non-GAAP measure and therefore may not be directly comparable to similarly titled measures of other companies.
Earnings before Interest, Tax, Depreciation and Amortization. Earnings before Interest, Tax, Depreciation and Amortization, or EBITDA is a financial measure we calculate by deducting interest and finance costs, interest income, taxes, depreciation and amortization, from net income. EBITDA assists our management by carving out the effects that non-operating expenses and non-cash items have on our financial results. We believe this also increases the comparability of our operating performance between periods and against companies that may have varying capital structures, other depreciation and amortization policies, and that may be subject to different tax regulations. EBITDA is a non-GAAP measure and should not be considered as an alternative to any measure of financial performance presented in accordance with U.S. GAAP. Although we believe our calculation method is consistent with industry standards, it is a non-GAAP measure and therefore may not be directly comparable to similarly titled measures of other companies.

The following table summarizes these key performance indicators during the reported periods:
(in thousands of U.S. dollars, except fleet data and daily results)	Year ended December 31, 2023	Year ended December 31, 2022
Fleet data:
Ownership Days	365.0	365.0
Available Days	365.0	365.0
Operating Days	364.9	363.6
Vessel Utilization	100.0%	99.6%
Average number of vessels	1.0	1.0

Daily results:
Daily TCE	$11,822	$20,160
Daily OPEX	$5,151	$4,893
The following table reconciles non-GAAP financial measures to the most directly comparable GAAP financial measures:
(in thousands of U.S. dollars, except fleet data and daily results)	Year ended December 31, 2023	Year ended December 31, 2022
TCE and Daily TCE:
Revenue, net	$4,476	$7,241
Less: Voyage expenses	(162)	(270)
Plus: Other operating income	—	359
TCE	$4,314	$7,330
Operating Days	364.9	363.6
Daily TCE	$11,822	$20,160

Daily OPEX:
Vessel operating expenses	$1,880	$1,786
Ownership Days	365.0	365.0
Daily OPEX	$5,151	$4,893

EBITDA:
Net income	$1,155	$4,242
Plus: Depreciation expense	680	680
Plus: Amortization of deferred drydocking costs	357	360
Less: Interest income	(56)	(13)
EBITDA	$2,136	$5,269

Results of Operations for the Years Ended December 31, 2023 and 2022
The following table summarizes our results of operations for the years ended December 31, 2023 and 2022.
(in thousands of U.S. dollars)	Year ended December 31, 2023	Year ended December 31, 2022
Revenue, net	$4,476	$7,241
Voyage expenses	(162)	(270)
Vessel operating expenses	(1,880)	(1,786)
Management fees	(274)	(274)
General and administrative expenses	(18)	(12)
Other operating income	—	359
Depreciation expense	(680)	(680)
Amortization of deferred drydocking costs	(357)	(360)
Finance costs	(3)	(3)
Interest income	56	13
Other (costs)/income, net	(3)	14
	$1,155	$4,242
Revenues, net. Vessel revenues decreased to $4.5 million during 2023, from $7.2 million in 2022. During all of 2023 and most of 2022, our Initial Vessel operated under similar index-linked charters, and there was no material difference in the Operating Days between the two years. Therefore, the decrease in vessel revenues is attributable to the lower charter rates achieved in 2023, primarily due to a decline in the overall dry bulk charter market resulting from weaker demand for dry bulk commodities carried by sea. For additional information regarding the underlying market factors contributing to the decline in charter rates in 2023, please see the section of this prospectus entitled “The International Dry Bulk Industry.”
Voyage expenses, net. Our Initial Vessel was employed under time charters during both 2023 and 2022. The decrease in voyage expenses, from $0.27 million during 2022 to $0.16 million during 2023, is attributable mainly to the lower charter rates in 2023, which resulted in lower brokerage commissions. In addition, voyage expenses during 2022 include $0.05 million of bunkers consumed in between charters, compared to none during 2023.
Vessel operating expenses. Vessel operating expenses increased to $1.9 million during 2023, compared to $1.8 million during 2022, mainly due to increased crew, lubricants and victualling costs. The increase was partially offset by decreased spares and classification fees.
Management fees. Management fees during both 2023 and 2022 were $0.27 million. Management fees, in their entirety, reflect the fees paid to Pavimar S.A. for managing our Initial Vessel.
General and administrative expenses. General and administrative expenses of $0.02 million and $0.01 million during 2023 and 2022, respectively, relate to general corporate expenses and the compensation payable for our Chief Executive Officer and Chief Financial Officer.
Other operating income. Other operating income of $0.4 million during 2022, reflects the gains realized on commencement of time charters when bunker fuel remaining on board a vessel is sold to charterers. There were no such gains in 2023.
Depreciation expense. Depreciation expenses remained unchanged between 2023 and 2022, as there were no vessel improvements or changes in the fleet composition between the two periods.
Amortization of deferred drydocking costs. Amortization of deferred drydocking costs remained unchanged between 2023 and 2022, as there were no drydockings in these two periods.
Critical Accounting Estimates
The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP.
The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management evaluates the estimates and judgments on an on-going basis, including those related to uncompleted voyages, future drydock dates, the selection of useful lives and residual values for tangible assets, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivable, provisions for legal disputes and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.
Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment and estimates in their application. We believe there are no recent changes in environmental or other climate related regulations which would materially affect our critical accounting estimates and policies. For a description of all our significant accounting policies, see Note 2, Significant Accounting Policies and Recent Accounting Pronouncements, to our consolidated financial statements as of December 31, 2023 and 2022, included elsewhere in this prospectus.
Impairment of Long-lived Assets. We review our Initial Vessel for impairment whenever events or changes in circumstances indicate that her carrying amount may not be recoverable. When the estimate of future undiscounted cash flows expected to be generated by the use of a vessel is less than her carrying amount, we evaluate that vessel for an impairment loss. Measurement of the impairment loss is based on the fair value of the vessel in comparison to her carrying value, including unamortized deferred drydocking costs and any related intangible assets. In this respect, management regularly reviews the carrying amount of the Initial Vessel in connection with her estimated recoverable amount.
For the years ended December 31, 2023 and 2022, after considering various indicators, including but not limited to the market price of the Company’s long-lived assets, its contracted revenues, expected cash flows and the economic outlook, our management concluded that no impairment indicators were present and therefore no further analysis should be performed on the long-lived assets of the Company.
Although management believes the underlying indicators supporting this conclusion are reasonable, if the circumstances associated with the long-lived assets change or significant events occur that would affect the recoverability of the carrying amount of our long-lived assets, management may be required to perform impairment analysis that could expose the Company to material charges in the future.
Liquidity and Capital Resources
Supply and demand dynamics, seasonality, and competition in the markets we operate, have historically caused increased volatility. We expect this to continue in the foreseeable future with a consequent effect on the trading performance of our vessels and, in turn, our short and long-term liquidity.
Our primary short-term liquidity needs are to fund general working capital requirements, vessel operating expenses, and general and administrative overheads. We anticipate that our primary sources of funds for our short-term liquidity needs will be cash from operations. We also intend to use part of the proceeds of this offering towards working capital requirements.
We expect our long-term liquidity needs to primarily relate to growing and renewing our fleet through vessel acquisitions, and to capital expenditures required to comply with international shipping standards and environmental laws and regulations, and costs to maintain the quality and class certification of our vessel by undergoing periodical drydockings and special surveys. We anticipate that our primary sources of funds for our long-term liquidity needs will be cash from operations, loan agreements, other financing arrangements and equity issuances. We also intend to use part of the proceeds of this offering towards our fleet expansion.
We operate in a capital-intensive industry and although we presently have no indebtedness, in the future we may seek to obtain any combination of loan agreements, other financing arrangements and equity issuances, to raise capital and fund our operations and growth.
We believe that our working capital is sufficient to meet our requirements for the next twelve months, taking into account our projected cash flows from operations.

As of December 31, 2023 and 2022, we had cash and cash equivalents of $2.7 million and $3.6 million, respectively. Our cash flows from operating, investing and financing activities, during 2023 and 2022, as reflected in our respective consolidated statements of cash flows, are summarized in the following table:
(in thousands of U.S. dollars)	Year ended December 31, 2023	Year ended December 31, 2022
Cash provided by operating activities	$2,505	$3,989
Cash used in investing activities	(22)	(225)
Cash used in financing activities	(3,332)	(2,638)
Net (Decrease)/Increase in Cash and Cash Equivalents	$(849)	$1,126
Cash and Cash equivalents at the beginning of the period	3,551	2,425
Cash and Cash equivalents at the end of the period	$2,702	$3,551
Cash provided by operating activities decreased from $4.0 million during 2022 to $2.5 million during 2023, mainly due to the decrease in net income (after taking into account the effects of non-cash depreciation expense and amortization of deferred drydocking costs on such net income) during the same periods. The decrease in cash provided by operating activities was partially offset by working capital other than cash, which increased by $0.3 million during 2023 compared to a decrease by $0.8 million during 2022, as well as by payments made early in 2022 in connection with the drydocking of our Initial Vessel in late 2021.
Cash used in investing activities during 2023 relates to advances made towards vessel efficiency improvement equipment that is scheduled to be installed on our Initial Vessel in 2024. Cash used in investing activities during 2022 reflects payments made towards fitting our Initial Vessel with a ballast water treatment system in late 2021, part of which was paid in 2022 in accordance with the payment terms of the suppliers of the related spares and equipment.
Cash used in financing activities during 2023 consists of dividend payments of $3.3 million and payment of issuance costs of $0.03 million. During 2022, cash used in financing activities relates entirely to dividend payments.

THE INTERNATIONAL DRY BULK INDUSTRY
This section discusses the industry and markets in which we operate, and includes market data and certain other statistical information that has been compiled from Braemar Plc from its database and other industry sources. However, certain industry and market data are subject to subjective assessments and, changes and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Accordingly, you should be aware that the industry and market data contained in this prospectus, and estimates and beliefs based on such data, may not be reliable. Industry and market data involve risks and uncertainties and are subject to change based on various factors and subject to the section entitled “Risk Factors.”
The shipping industry is often referred to as the backbone of international trade and the global economy, and it is estimated that over 80% of traded goods are carried by sea. Goods that are non-liquid, granular or solid, usually in their raw or unprocessed form, are commonly described as ‘dry bulk’ and are fundamental to manufacturing, construction, agriculture, and energy production. Dry bulk goods include ‘major bulks’ such as iron ore, coal, grains and bauxite, and ‘minor bulks’ such as steel, sugar, fertilizers, cement and scrap metal. A dry bulk vessel, or dry bulk carrier, is a type of ship designed and constructed to transport such cargoes across global shipping routes.
Dry bulk vessels come in various sizes and configurations and, although these terms are not precisely defined, are frequently grouped into the following primary categories:
Category	Carrying capacity
Handysize/Handymax	20,000-49,000 dwt
Supramax/Ultramax	50,000-66,000 dwt
Panamax/Kamsarmax	70,000-82,500 dwt
Post Panamax/Mini Cape	90,000-120,000 dwt
Capesize/Newcastlemax	120,000+
Demand for dry bulk vessels derives from, and fluctuates in line with, the underlying supply and demand dynamics of the commodities they carry, and the dislocation between production regions and consumption centers around the world. Supply of dry bulk vessels refers to the total number of such vessels in service and is influenced by newbuilding orders, vessel scrapping activity, service speeds, port congestion, vessel lay-ups, trading patterns, and other factors which are ultimately driven by the overall economic and market conditions, regulatory changes, global geopolitical events, capital availability, and market sentiment.
Over the years, the dry bulk market has demonstrated cyclicality, seasonality, and increased volatility. One of the main benchmarks used by market participants to monitor the dry bulk market is the BDI, a composite of the dry bulk time charter averages published daily by the Baltic Exchange, a reputable and leading source of independent maritime market data. The index provides a continuous timeseries since 1985 and has exhibited significant volatility over short time spans, including declines of over 90% during the global financial crisis and COVID-19. The index reached its highest level of 11,793 in May 2008 and its lowest of 290 in February 2016, which represents a decline of approximately 98%. In the preceding and following years volatility was less extreme, although there were still multiple instances where the index decreased or increased by more than 50% in short periods of time.
During 2023, demand for major bulk imports into China was particularly strong, whereas most minor bulk imports experienced a slowdown. Geopolitical and macro uncertainty in the rest of the world weighed on demand, especially for construction-related materials. As a result, although trade routes into China were well supported, other regions struggled. Some long-haul, ton-mile intensive, routes were less busy in 2023 compared to 2022. In particular, the ban on Indonesian coal exports at the beginning of 2022 drove cargo volumes lower, whereas the increase in coal needs following the outbreak of the war in Ukraine fell below market expectations. Iron ore trade flows were adversely affected by weaker Chinese economic data in combination with a weaker Chinese property sector. Grain exports from the US to China declined, as Chinese buyers opted for Brazilian grains and, therefore, US grain volumes were diverted to Europe which dented Panamax demand. Multiple African swine fever outbreaks have plagued pig farming in China since 2021, leading to reduced soybean consumption and, therefore, impacting one of the traditional Panamax grain trades and weighing on freights up to the last months of 2023, when China started restocking soybean inventories. Meanwhile, crushing activity in China contracted year-on-year, dented by thin margins and an oversupplied hog industry.

Overall, dry bulk seaborne trade during 2023 expanded by 4.5% year-on-year, noting however that this is in comparison to 2022 trade volumes which were muted by the Chinese COVID-19-related lockdowns that were still in place. On the supply side, year-on-year fleet growth moderated to 3%, or 5% when accounting for the effect of port decongestion, leading to additional tonnage returning to the active trading fleet. On balance, the aforementioned factors contributed to lower charter rates during the first ten months of 2023 compared to the corresponding period of 2022. The market recovered towards the end of 2023, with strong export volumes out of the Atlantic and escalating disruptions in both major sea canals fueling charter rates.

Source: Braemar Plc, January 2024
The Suez Canal and Red Sea safe navigation was disrupted by regional military group hostilities, while at the same time, the Panama Canal imposed restrictions in response to the unprecedented low water levels of Gatun Lake in the middle of the canal. Consequently, an increasing number of vessels opted to navigate via the Cape of Good Hope instead of via the canals, leading to increased ton-miles and suppressed supply of tonnage. These obstructions along primary seaways, combined with one of the strongest starts of the year for Brazil iron ore shipments and Chinese import demand less affected by Chinese New Year holidays, have propelled the market higher during the first quarter of 2024.

Source: Braemar Plc, April, 2024
Currently, the dry bulk market is at an intriguing juncture. Geopolitical tensions, inflationary pressures, and uncertainty about the state of the global economy remain in the spotlight, whereas China’s willingness to stimulate the economy through fiscal policy and local demand for construction materials are yet to be determined. Nevertheless, iron ore momentum, China’s restocking, growing coal demand in Asia, expected strong grain crops’ season in Latin America, and increasing investment into green energy infrastructure are anticipated to result to a growth in vessel demand that will outpace supply.
In terms of shipbuilding activity, the dry bulk orderbook has recovered from its historical lows but remains well below the past decade average, coupled with long shipyard lead times as newbuildings ordered today are expected to be delivered into 2027. Therefore, in the short-term, the dry bulk fleet supply is anticipated to grow at a slow pace, an effect that might be amplified and sustained into the medium-term if the cost of complying with upcoming regulations accelerates scrapping activity.

Source: Braemar Plc, January 2024
These fundamentals and confluence of circumstances are adding to industry’s volatility but also create the potential to tighten market balance and improve freight rates.

BUSINESS
History and Development of our Company
We are a growth-oriented company, incorporated in August 2023 under the laws of the Republic of the Marshall Islands as a holding company for the purpose of acquiring, owning, chartering and operating dry bulk vessels through our subsidiaries. Upon completion of this offering, we will own our Initial Vessel, the Panamax dry bulk vessel M/V “Alfa,” with a carrying capacity of approximately 77,326 dwt, built in Japan in 2006. We generate our revenues by chartering our Initial Vessel to regional and international dry bulk operators, commodity traders and end users.
At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Maui, the entity that wholly owns Positano, which in turn owns our Initial Vessel, from our Chairwoman and Chief Executive Officer, Mrs. Panagiotidi, in exchange for 15,000 Series A Preferred Shares, 1,500,000 Series B Preferred Shares, and 200,000 of our common shares, pursuant to an exchange agreement. Maui was incorporated on October 27, 2022, under the laws of the Republic of Marshall Islands. On May 3, 2023, Maui entered into a deed of transfer of shares with the shareholders of Positano by which all outstanding shares of Positano were transferred to Maui. Positano was incorporated on February 1, 2021, under the laws of the Republic of the Marshall Islands and purchased the Initial Vessel on March 5, 2021.
Upon the completion of this offering, Mrs. Panagiotidi will be the sole holder of our Series A Preferred Shares and Series B Preferred Shares. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding the rights, privileges, and preferences of the holders of our preferred stock.
The address of our principal executive offices is c/o Pavimar Shipping Co., 17th km National Road Athens-Lamia & Foinikos Str. 14564, Nea Kifissia, Athens, Greece, and our telephone number is +30 211 88 81 300.
Our website is www.icon-nrg.com. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov. The information contained on, or that can be accessed through, these websites is not incorporated by reference herein and does not form part of this prospectus.
Chartering of our Fleet
We intend to charter our vessels to regional and international dry bulk operators, commodity traders and end users, primarily on time charters (either index-linked or fixed rate) or voyage charters, depending on market conditions, opportunities available to us, and other strategic and tactical considerations. Our Initial Vessel is currently employed by an international commodity trading conglomerate, on a time charter expiring between October 2025 and February 2026, at a floating daily charter rate linked to the Baltic Panamax Index. The Initial Vessel’s time charter contains customary events of termination, such as violation of applicable sanctions, the outbreak of war or actual hostilities in certain countries and certain insolvency events.
Set forth below are brief descriptions of some of the types of charters under which our vessels may be employed.
Time Charter. A time charter is a contract to charter a vessel for a fixed period of time. Typically, under time charter arrangements, the charterer pays a charter hire in regular intervals based on a daily rate and will be responsible for substantially all voyage expenses, such as port, canal and bunker fuel costs, and any other expenses related to the cargoes. The owner of the vessel remains responsible for vessel operating expenses, such as costs for crewing, provisions, stores, lubricants, insurance, maintenance and repairs, as well as costs for drydocking, intermediate and special surveys.
Spot Voyage or Single Voyage Charter. A single or spot voyage charter is a contract to carry a specific amount and type of cargo from a load port(s) to a discharge port(s). Typically, the charterer pays an agreed upon lumpsum amount, and the owner bears substantially all vessel operating expenses and voyage expenses.
Trip Charter. A trip charter is effectively a combination of a time charter and a spot voyage, whereby the charterer hires the vessel for the duration of one voyage. Similar to a time charter, the charterer pays a charter hire in regular intervals based on a daily rate and will be responsible for substantially all voyage expenses. The owner of the vessel remains responsible for vessel operating expenses.
Management of our Company and our Fleet
Overall responsibility for the management of Icon Energy rests with our Board of Directors. Our Board of Directors has organized the provision of management services through Pavimar, a ship management company controlled by our Chairwoman and Chief Executive Officer, Mrs. Ismini Panagiotidi, under the terms of the New Management Agreement which became effective on January 18, 2024. Pavimar operates on the same principles and draw upon the expertise of Pavimar S.A., an integrated vessel commercial and technical manager, also controlled by our Chairwoman and Chief Executive Officer. Founded in 2014, Pavimar S.A. has successfully managed over 50 vessels across the dry bulk, tanker and container sectors, has built a reputation for reliability, and is well-established and regarded within the international shipping community.
Pavimar provides us with vessel commercial and technical management services including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. Prior to the effectiveness of our New Management Agreement, vessel commercial and technical management services, including, but not limited to, post-fixture support, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services, were provided to us by Pavimar S.A.
Our Competitive Strengths
We believe that our experienced team, efficient vessel operations and broad industry relationships offer us a competitive advantage in seizing opportunities and navigating industry challenges.
Experienced Executive Management Team. Our executive management team has extensive experience in the shipping industry, bringing a wealth of expertise in all aspects of commercial, technical, operational and financial areas of our business. Our management team is led by Mrs. Panagiotidi, our Chairwoman and Chief Executive Officer, who has over 17 years of experience with operating, owning, and investing in vessels across the dry bulk, tanker and container sectors. In 2014, Mrs. Panagiotidi founded Pavimar S.A. and led it to be the reputable, integrated, commercial and technical vessel manager that it is today, demonstrating her significant leadership and industry experience that we believe will help us drive our success and accomplish our goals.
Efficient Vessel Operations. We intend to capitalize on the accumulated experience and long-standing relationships of Pavimar. Pavimar will operate on the same principles and draw upon the expertise of Pavimar S.A., which has successfully managed over 50 vessels across the dry bulk, tanker and container sectors, has built a reputation for reliability, and is well-established and regarded within the international shipping community. We expect Pavimar will afford us economies of scale, promote the efficient, safe and environmentally responsible operation of our vessels, support our commitment to regulatory compliance, ensure recruitment and retention of skilled seafarers, and help us achieve operational excellence.
Broad Industry Relationships. We believe our management team’s competencies and breadth of experiences, coupled with Pavimar’s deep industry knowledge and global network, provide us with access to high quality charterers, financial institutions, and other seaborne transportation industry participants. We plan to leverage these relationships in successfully competing for new charters, profitably operating our fleet, identifying attractive investment opportunities, and sourcing capital to fuel our growth.
Our Business Strategies
Fleet Expansion Through Disciplined and Opportunistic Vessel Acquisitions. We intend to grow, renew and expand our fleet, through timely and selective acquisitions of additional vessels. We intend to predominately focus on acquiring dry bulk vessels in the secondhand market; however, in our pursuit of investment opportunities we believe to be attractive, we may also consider diversifying in other sectors and/or placing newbuilding orders.
Fleet Optimization. We plan to be agile, constantly assess the composition of our fleet and act opportunistically in response to market conditions, including vessel acquisitions when valuations are appealing, and disposals to realize profits, manage exposure or renew our fleet.
Balanced Charter Mix. As the size of our fleet grows, we plan to strategically employ our vessels according to market conditions for the purpose of providing us with a combination of stable cash flows and high utilization rates, while preserving the flexibility to capitalize on potentially rising charter rates. In furtherance of this strategy, we will aim to diversify our future fleet between fixed rate time charters that deliver stable revenue streams and cash flow visibility, and floating rate, time, trip or voyage charters to maximize profits during periods of high demand. We will evaluate and adjust our chartering strategy in response to market conditions (actual and expected) and other tactical or strategic considerations.

Competition
We operate in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other independent and state-owned dry bulk vessel owners. Competition for the transportation of dry bulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of a vessel and her operators to the charterers. We believe that no single competitor or cartel has a dominant position in or influences the markets in which we compete.
Seasonality
We operate in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedules and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending March 31 and June 30, and, conversely, our revenues may be stronger in fiscal quarters ending September 30 and December 31.
Organizational Structure
We were incorporated under the laws of the Republic of the Marshall Islands on August 30, 2023, with our principal executive offices being located at c/o Pavimar Shipping Co., 17th km National Road Athens-Lamia & Foinikos Str. 14564, Nea Kifissia, Athens, Greece. We own our Initial Vessel through our subsidiaries, a list of which is filed as Exhibit 21.1 to the registration statement, of which this prospectus forms a part.
Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of the vessel. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.
Property, Plants and Equipment
We do not own or lease any material properties other than our Initial Vessel, which we will own at or prior to the effectiveness of the registration statement of which this prospectus forms a part. Please see “Prospectus Summary—Formation Transactions.”
Legal Proceedings
To our knowledge, we are not currently a party to any legal proceeding that would have a material adverse effect on our financial position, results of operations or liquidity, nor are we aware of any pending proceedings that may have a material adverse effect on our financial position, results of operations or liquidity. From time to time in the future, in the ordinary course of conducting our business, we may become involved in various legal actions and other claims. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company.
Exchange Controls
Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our shares.
Environmental and Other Regulations in the Shipping Industry
Environmental and Other Regulations
Government regulations and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard, or USCG, harbor master or equivalent), classification societies, flag state administrations (countries of registry), terminal operators and charterers. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels.
Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards that emphasize operational safety, quality maintenance, continuous training of officers and crews and compliance with United States and international regulations.
We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.
International Maritime Organization
The IMO, the United Nations agency for maritime safety and the prevention of pollution by vessels, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as MARPOL, the SOLAS Convention, the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, and the International Convention on Load Lines of 1966, or LL Convention. MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, the handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to dry bulk, tanker and LNG carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions.
In 2013, the MEPC adopted a resolution amending MARPOL Annex I Condition Assessment Scheme, or CAS. These amendments became effective on October 1, 2014 and require compliance with the 2011 International Code on the Enhanced Program of Inspections during Surveys of Bulk Carriers and Oil Tankers, or ESP Code, which provides for enhanced inspection programs.
We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or PCBs) are also prohibited.

The MEPC adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. Effective January 1, 2020, there has been a global limit of 0.5% m/m sulfur oxide emissions (reduced from 3.50%). This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems. Ships are required to obtain bunker delivery notes and International Air Pollution Prevention, or IAPP, Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships became effective on March 1, 2020. Additional amendments to Annex VI revising, among other terms, the definition of “Sulphur content of fuel oil” and “low-flashpoint fuel” and pertaining to the sampling and testing of onboard fuel oil, became effective in 2022.
MEPC 77 adopted a non-binding resolution which urges Member States and ship operators to voluntarily use distillate or other cleaner alternative fuels or methods of propulsion that are safe for ships and could contribute to the reduction of black carbon emissions from ships when operating in or near the Arctic.
Sulfur content standards are even stricter within certain ECAs. As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean Sea area. Recently at the MEPC78, the IMO approved a proposal for a new ECA for the Mediterranean Sea as a whole. These amendments will enter into force on May 1, 2024, however ships operating in this ECA will be exempted from compliance with the 0.10% m/m sulfur content standard for fuel oil until July 1, 2025. Ocean-going vessels in these areas are subject to stringent emission controls and may cause us to incur additional costs. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency, or EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
MEPC 79 adopted amendments to Annex VI on the reporting of mandatory values related to the implementation of the IMO short term GHG reduction measure, including attained EEXI, CII and rating values to the IMO DCS, which will become effective May 1, 2024. MEPC 80 adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships with enhanced targets to mitigate harmful emissions. The revised IMO GHG Strategy comprises a common ambition to ensure an uptake of alternative zero and near-zero GHG fuels by 2030 and to achieve net-zero emissions from international shipping by 2050. MEPC 81 will take place in spring 2024 in which the IMO will decide on the market-based mechanism to reach the emission reduction targets– either through a global emissions trading scheme for shipping or a global carbon levy.
Annex VI also established new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. Now Annex VI provides for a three-tier reduction in NOx emissions from marine diesel engines, with the final tier (or Tier III) to apply to engines installed on vessels constructed on or after January 1, 2016 and which operate in the North American ECA or the U.S. Caribbean Sea ECA as well as ECAs designated in the future by the IMO. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009. Additionally, amendments to Annex II, which strengthen discharge requirements for cargo residues and tank washings in specified sea areas (including Northwest European waters, Baltic Sea area, Western European waters and Norwegian Sea), came into effect in January 2021.
Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection commencing on January 1, 2019. The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below. Amendments to Annex VI requiring bunker delivery notes to include a flashpoint of fuel oil or a statement that the flashpoint has been measured at or above 70°C as mandatory information, will become effective May 1, 2024. Pursuant to MPC 80, in July 2023, the IMO adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships, which identifies a number of levels of ambition, including (1) decreasing the carbon intensity from ships through implementation of further phases of energy efficiency for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030; and (3) pursuing net-zero GHG emissions by or around 2050.

MARPOL mandates certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans, or SEEMPS, and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index, or EEDI. Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014.
We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.
Safety Management System Requirements
The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims, or the LLMC, sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners.
Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or the ISM Code, our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Amendments to certain SOLAS chapters entered into force on January 1, 2024; these amendments are to complete the work on modernization of the Global Maritime Distress and Safety System.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code.
Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code, or IMDG Code. Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements. Amendments to the IMDG Code relating to segregation requirements for certain substances, and classification and transport of carbon, following incidents involving the spontaneous ignition of charcoal, came into effect in June 2022. Updates to the IMDG Code, in line with the updates to the United Nations Recommendations on the Transport of Dangerous Goods, which set the recommendations for all transport modes, became effective January 1, 2024.
In 2013, the IMO’s Marine Environmental Protection Committee, or the MEPC, adopted a resolution amending MARPOL Annex I Condition Assessment Scheme, or CAS. These amendments became effective on October 1, 2014 and require compliance with the 2011 International Code on the Enhanced Program of Inspections during Surveys of Bulk Carriers and Oil Tankers, or ESP Code, which provides for enhanced inspection programs.
The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, or STCW. As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.
Furthermore, actions by the IMO’s Maritime Safety Committee and United States agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in an attempt to combat cybersecurity threats. For example, effective January 2021, cyber-risk management systems were required to be incorporated by shipowners and managers.

We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in 2004. The BWM Convention entered into force on September 9, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments.
Specifically, ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. BWMs, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the Ballast Water, must be approved in accordance with IMO Guidelines (Regulation D-3). Pursuant to the BWM Convention amendments that entered into force in October 2019, BWMS installed on or after October 28, 2020 shall be approved in accordance with BWMS Code, while BWMS installed before October 23, 2020 must be approved taking into account guidelines developed by the IMO or the BWMS Code. Ships sailing in U.S. waters are required to employ a type-approved BWMS which is compliant with USCG regulations. Amendments to the BWM Convention entered into force in June 2022 concerning commissioning testing of BWMS and the form of the International Ballast Water Management Certificate. Additional amendments to the BWM Convention, concerning the form of the Ballast Water Record Book, are expected to enter into force in February 2025. Costs of compliance with these regulations may be substantial. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.
The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.
We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.
Anti-Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention.” The Anti-fouling Convention entered into force in September 2008 and prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced. In 2023, amendments to the Anti-fouling Convention came into effect which include controls on the biocide cybutryne; ships shall not apply or re-apply anti-fouling systems containing cybutryne from January 1, 2023.
We believe that our Initial Vessel is currently compliant in all material respects with applicable regulations and has all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. Such conventions, laws and regulations frequently change and, therefore, we cannot predict the ultimate implementation and compliance cost with these requirements, or the impact of these requirements on our business, operating results, cash flows and financial condition, and on the resale value or useful lives of our vessels, which may be material and adverse.
Compliance Enforcement
Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. As of the date of this prospectus, our Initial Vessel is ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future. The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.
United States Regulations
The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200 nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact our operations.
Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:
(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;
(iii)	loss of subsistence use of natural resources that are injured, destroyed or lost;
(iv)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
(vi)
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct clean-up costs. On December 23, 2022, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,300 per gross ton or $1,076,000 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for clean-up, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and plan to comply going forward with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, several of these initiatives and regulations have been or may be revised. For example, the U.S. Bureau of Safety and Environmental Enforcement’s, or BSEE, revised Production Safety Systems Rule, or PSSR, effective December 27, 2018, modified and relaxed certain environmental and safety protections under the 2016 PSSR. Additionally, in August 2023, the BSEE released a final Well Control Rule  which strengthens testing and performance requirements, and may affect offshore drilling operations. Compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our vessels could negatively impact the cost of our operations and adversely affect our business.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where the Company’s vessels call.
We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for our Initial Vessel. If the damages from a catastrophic spill were to exceed our insurance coverage, that could have an adverse effect on our business, operating results, cash flows and financial condition.
Other United States Environmental Initiatives
The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), or CAA, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The CAA requires states to adopt State Implementation Plans, or SIPs, some of which regulate emissions resulting from vessel loading and unloading operations which may affect our vessels.
The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of “waters of the United States,” or WOTUS, thereby expanding federal authority under the CWA. On December 30, 2022, the EPA and U.S. Army Corps of Engineers announced the revised WOTUS rule, which was published on January 18, 2023. In August 2023, the EPA and Department of the Army issued a final rule to amend the revised WOTUS definition to conform the definition of WOTUS to the U.S. Supreme Court’s interpretation of the Clean Water Act in its decision dated May 25, 2023. This final rule became effective September 8, 2023 and operates to limit the Clean Water Act.
The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to VIDA, which was signed into law on December 4, 2018 and requires that the U.S. Coast Guard develop implementation, compliance, and enforcement regulations regarding ballast water. On October 26, 2020, the EPA published a Notice of Proposed rulemaking for Vessel Incidental Discharge National Standards of Performance under VIDA, and in November 2020, held virtual public meetings. On October 18, 2023, the EPA published a Supplemental Notice to the Vessel Incidental Discharge National Standards of Performance, which shares new ballast water information that the EPA received from the USCG. Comments to the Supplemental Notice were due by December 18, 2023. Under VIDA, all provisions of the VGP 2018 and the USCG ballast water regulations remain in force and effect as currently written until the EPA publishes implementation regulations (anticipated in 2026). The new regulations could require the installation of new equipment. Currently USCG ballast water management regulations adopted under the U.S. National Invasive Species Act, or NISA, require mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters. Several U.S. states have added specific requirements to the Vessel General Permit and, in some cases, may require vessels to install ballast water treatment technology to meet biological performance standards. In addition, several U.S. states have added specific requirements to the VGP, including submission of a Notice of Intent, or NOI, or retention of a PARI form and submission of annual reports. Any upcoming rule changes may have a financial impact on our vessels and may result in our vessels being banned from calling in US in case compliance issues arise.
European Union Regulations
In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amended by Regulation (EU) 2016/2071 with respect to methods of calculating, inter alia, emission and consumption) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause us to incur additional expenses. As of January 2019, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information. The system entered into force on 1 March 2018. July 2020 saw the European Parliament’s Committee on Environment, Public Health and Food Safety vote in favor of the inclusion of vessels of 5,000 gross tons and above in the EU Emissions Trading System (in addition to voting for a revision to the monitoring, reporting and verification of CO2 emissions). In September 2020, the European Parliament adopted the proposal from the European Commission to amend the regulation on monitoring carbon dioxide emissions from maritime transport.
On July 14, 2021, the European Commission published a package of draft proposals as part of its ‘Fit for 55’ environmental legislative agenda and as part of the wider EU Green Deal growth strategy. There are two key initiatives relevant to maritime arising from the Proposals: (a) a bespoke emissions trading scheme for the maritime sector, or ETS, which commenced in 2024 and which applies to all ships above a gross tonnage of 5,000; and (b) a FuelEU regulation which seeks to require all ships above a gross tonnage of 5,000 to carry on board a ‘FuelEU certificate of compliance’ from 30 June 2025 as evidence of compliance with the limits on the greenhouse gas intensity of the energy used on-board by a ship and with the requirements on the use of on-shore power supply (OPS) at berth. ETS was agreed in December 2022 and FuelEU was passed into law on 25 July 2023 and will apply from January 2025. More specifically, ETS is to apply gradually over the period from 2024-2026. 40% of allowances would have to surrender be surrendered in 2025 for the year 2024; 70% of ETS allowances would have to be surrendered in 2026 for the year 2025 100% of allowances would have to be surrendered in 2027 for the year 2026. Compliance is to be on a companywide (rather than per ship) basis and “shipping company” is defined widely to capture both the ship owner and any contractually appointed commercial operator/ship manager/charterer. The cap under the ETS would be set by taking into account EU MRV system emissions data for the years 2018 and 2019, adjusted, from year 2021 and is to capture 100% of the emissions from intra-EU maritime voyages; 100% of emissions from ships at berth in EU ports and 50% of emissions from voyages which start or end at EU ports (but the other destination is outside the EU). Furthermore, the newly passed EU Emissions Trading Directive 2023/959/EC makes clear that all maritime allowances will be auctioned and there will be no free allocation. 78.4 million emissions allowances have been allocated specifically to maritime. From a risk management perspective, new systems, including personnel, data management systems, costs recovery mechanisms, revised service agreement terms and emissions reporting procedures will have to be put in place, at potentially significant cost, to prepare for and manage the administrative aspect of ETS compliance.
Responsible recycling and scrapping of ships are becoming increasingly important issues for shipowners and charterers alike as the industry strives to replace old ships with cleaner, more energy efficient models. The recognition of the need to impose recycling obligations on the shipping industry is not new. In 2009, the IMO oversaw the creation of the Hong Kong Ship Recycling Convention (the “Hong Kong Convention”), which sets standards for ship recycling. The Convention was recently ratified and is due to enter into force on June 26, 2025., The EU published its own Ship Recycling Regulation 1257/2013 (SRR) in 2013, with a view to facilitating early ratification of the Hong Kong Convention both within the EU and in other countries outside the EU. The 2013 regulations are vital to responsible ship recycling in the EU. SRR requires that, from 31 December 2020, all existing ships sailing under the flag of EU member states and non-EU flagged ships calling at an EU port or anchorage must carry on-board an Inventory of Hazardous Materials (IHM) with a certificate or statement of compliance, as appropriate. For EU-flagged vessels, a certificate (either an Inventory Certificate or Ready for Recycling Certificate) will be necessary, while non-EU flagged vessels will need a Statement of Compliance. Now that the Hong Kong Convention has been ratified and will enter into force on 26 June 2025, it is expected the EU Ship Recycling Regulation will be reviewed in light of this.
The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. Since January 1, 2015, vessels have been required to burn fuel with sulfur content not exceeding 0.1% while within EU member states’ territorial seas, exclusive economic zones and pollution control zones that are included in “SOx Emission Control Areas.” EU Directive (EU) 2016/802 establishes limits on the maximum sulfur content of gas oils and heavy fuel oil and contains fuel-specific requirements for ships calling at EU ports.
EU Directive 2004/35/CE (as amended) regarding the prevention and remedying of environmental damage addresses liability for environmental damage (including damage to water, land, protected species and habitats) on the basis of the “polluter pays” principle. Operators whose activities caused the environmental damage are liable for the damage (subject to certain exceptions). With regard to specified activities causing environmental damage, operators are strictly liable. The directive applies where damage has already occurred and where there is an imminent threat of damage. The directive requires preventative and remedial actions, and that operators report environmental damage or an imminent threat of such damage.
On November 10, 2022, the EU Parliament adopted the Corporate Sustainability Reporting Directive (“CSRD”). EU member states have 18 months to integrate it into national law. The CSRD will create new, detailed sustainability reporting requirements and will significantly expand the number of EU and non-EU companies subject to the EU sustainability reporting framework. The required disclosures will go beyond environmental and climate change reporting to include social and governance matters (for example, respect for employee and human rights, anti-corruption and bribery, corporate governance and diversity and inclusion). In addition, it will require disclosure regarding the due diligence processes implemented by a company in relation to sustainability matters and the actual and potential adverse sustainability impacts of an in-scope company’s operations and value chain. The CSRD will begin to apply for financial years starting in 2024 to large EU and non-EU undertakings subject to certain financial and employee thresholds being met. New systems, personnel, data management systems and reporting procedures will have to be put in place, at significant cost, to prepare for and manage the administrative aspect of CSRD compliance.
International Labor Organization
The International Labor Organization, or the ILO, is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006, or MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. We believe that our Initial Vessel are in substantial compliance with and are certified to meet MLC 2006.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change (this task having been delegated to the IMO), which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The United States rejoined the Paris Agreement in February 2021.
At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved.
At MEPC 80 in July 2023 and pursuant to the new Revised Strategy –Reduction of GHG Emissions from Ships –the IMO adopted the 2023 IMO Strategy on Reduction of GHG Emissions from Ships, which revoked the 2018 initial strategy. The 2023 IMO GHG Strategy identifies a number of levels of ambition, including: (1) decline of carbon intensity through further improvement of the energy efficiency for new ships; (2) decline of carbon intensity of international shipping, to reduce CO2 emissions by at least 40% by 2030, compared to 2008, and by at least 70% by 2040; (3) uptake of zero or near-zero GHG emission technologies, fuels, and/or energy sources, striving to represent 10% of the energy sources used by international shipping by 2030; and (4) to reach net-zero GHG emission by or around 2050. MEPC 81 will take place in spring 2024 in which the IMO will decide on the market-based mechanism to reach the emission reduction targets– either through a global emissions trading scheme for shipping or a global carbon levy. These regulations could cause us to incur additional substantial expenses.
At MEPC 70 in October 2016, a mandatory data collection system (DCS) was adopted which requires ships above 5,000 gross tons to report consumption data for fuel oil, hours under way and distance travelled. Unlike the EU MRV (see below), the IMO DCS covers any maritime activity carried out by ships, including dredging, pipeline laying, ice-breaking, fish-catching and off-shore installations. The SEEMPs of all ships covered by the IMO DCS must include a description of the methodology for data collection and reporting. After each calendar year, the aggregated data are reported to the flag state. If the data have been reported in accordance with the requirements, the flag state issues a statement of compliance to the ship. Flag states subsequently transfer this data to an IMO ship fuel oil consumption database, which is part of the Global Integrated Shipping Information System (GISIS) platform. IMO will then produce annual reports, summarizing the data collected. Thus, currently, data related to the GHG emissions of ships above 5,000 gross tons calling at ports in the European Economic Area (EEA) must be reported in two separate, but largely overlapping, systems: the EU MRV – which applies since 2018 – and the IMO DCS – which applies since 2019. The proposed revision of Regulation (EU) 2015/757 adopted on 4 February 2019 aims to align and facilitate the simultaneous implementation of the two systems however it is still not clear when the proposal will be adopted.
IMO’s MEPC 76 adopted amendments to MAPROL Annex VI that will require ships to reduce their greenhouse gas emissions. Effective from January 1, 2023, the Revised MARPOL Annex VI includes carbon intensity measures (requirements for ships to calculate their EEXI following technical means to improve their energy efficiency and to establish their annual operational carbon intensity indicator and rating). MEPC 76 also adopted guidelines to support implementation of the amendments. MEPC 79 adopted additional amendments to Annex VI to revise the DCS and reporting requirements in connection with the implementation of the EEXI and the CII framework; these amendments will become effective on May 1, 2024.
In 2021, the EU adopted a European Climate Law (Regulation (EU) 2021/1119), establishing the aim of reaching net zero greenhouse gas emissions in the EU by 2050, with an intermediate target of reducing greenhouse gas emissions by at least 55% by 2030, compared to 1990 levels. In July 2021, the European Commission launched the “Fit for 55” (described above) to support the climate policy agenda. As of January 2019, large ships calling at EU ports have been required to collect and publish data on carbon dioxide emissions and other information.
In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. The EPA or individual U.S. states could enact environmental regulations that could negatively affect our operations. On November 2, 2021, the EPA issued a proposed rule under the CAA designed to reduce methane emissions from oil and gas sources. In November 2022, the EPA issued a supplemental proposal that would achieve more comprehensive emissions reductions and add proposed requirements for sources not previously covered. The EPA held a public hearing in January 2023 and, in December 2023, issued a final rule to sharply reduce emissions of methane and other air pollution from oil and natural gas operations., including storage vessels.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the MTSA. To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.
Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status; on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore; the development of vessel security plans; ship identification number to be permanently marked on a vessel’s hull; a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and compliance with flag state security certification requirements.
The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant negative financial impact on us. We intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.
The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden, the Red Sea and Arabian Sea areas.

Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly and negatively affect our business. Costs may be incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.
Inspection by Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. The IACS has adopted harmonized Common Structural Rules, or the Rules, which apply to oil tankers and bulk carriers constructed on or after July 1, 2015. The Rules attempt to create a level of consistency between IACS Societies. Our Initial Vessel is certified as being “in class” by Bureau Veritas.
A vessel must undergo annual surveys, intermediate surveys, and special surveys. Every vessel is also required to undergo inspection of her underwater parts every 30 to 36 months that, either requires drydocking, or is deemed satisfied by the classification society through a diving survey, propeller inspection, tails shaft bearing clearance and overall hull condition, all of which are verified in the presence of a class surveyor. In any case, every vessel has to be drydocked at least once every 60 months. If any vessel does not maintain her class and/or fails a survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which will have a material adverse impact on our business, operating results, cash flows and financial condition.
Insurances
Risk of Loss and Liability Insurance. The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. We carry insurance coverage as customary in the shipping industry. However, not all risks can be insured, specific claims may be rejected and we might not be always able to obtain adequate insurance coverage at reasonable rates.
Hull & Machinery and War Risks Insurances. We maintain marine hull and machinery and war risks insurances, which include the risk of actual or constructive total loss, for our Initial Vessel. Our Initial Vessel is covered up to at least its fair market value with a deductible of $125,000 per incident. We also maintain increased value coverage for our Initial Vessel. Under this increased value coverage, in the event of total loss of a vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable under our hull and machinery policy by reason of under insurance.
Protection and Indemnity Insurance. Protection and indemnity insurance, provided by mutual protection and indemnity associations, or P&I Associations, covers our third-party liabilities in connection with our shipping activities. This includes related expenses of injury, illness or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property such as fixed and floating objects, pollution arising from oil or other substances, salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.”
Our coverage limit is as per the rules of the International Group of P&I Clubs, or the International Group, where there are standard sub-limits. The 12 P&I Associations that comprise the International Group insure approximately 90% of the world’s ocean-going tonnage and have entered into a pooling agreement to reinsure each association’s liabilities in excess of each association’s own retention of $10.0 million up to, currently, approximately $8.9 billion. As a member of P&I Associations, which are a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group.

MANAGEMENT
Directors and Executive Officers
Our Board of Directors and executive officers will oversee and supervise our operations. Our Board of Directors will be elected annually on a staggered basis, and each director will hold office for a three-year term or until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. The initial term of office of each director will be as follows: our Class I directors will serve for a term expiring at the 2024 annual meeting of shareholders, our Class II directors will serve for a term expiring at the 2025 annual meeting of shareholders, and our Class III directors will serve for a term expiring at the 2026 annual meeting of shareholders. Officers are elected from time to time by vote of our Board of Directors and hold office until a successor is elected.
The following provides information about each of our directors, director nominees and executive management. The business address for each director and executive officer is the address of our principal executive office which is located at c/o Pavimar Shipping Co., 17th km National Road Athens-Lamia & Foinikos Str. 14564, Nea Kifissia, Athens, Greece.
Name	Age	Position
Ismini Panagiotidi	41	Chief Executive Officer, and Chairwoman of the Board (Class III Director)
Dennis Psachos	41	Chief Financial Officer
Spiros Vellas*	43	Class I Director
Evangelos Macris*	73	Class II Director
Kalliopi Kyriakakou**	42	Secretary
*
Mr. Spiros Vellas and Mr. Evangelos Macris have each agreed to serve on our Board of Directors effective immediately after the effectiveness of the registration statement of which this prospectus forms a part.

**	Mrs. Kalliopi Kyriakakou has agreed to serve as our Secretary effective immediately after the effectiveness of the registration statement of which this prospectus forms a part.
Biographical information with respect to each of our directors and executive officers is set forth below.
Ismini Panagiotidi. Mrs. Ismini Panagiotidi has served as our Chairwoman and Chief Executive Officer since our inception in August 2023. Mrs. Panagiotidi has been involved in investing, owning, and managing vessels since 2006 and has developed a deep understanding of our industry by working in shipping business development since a very young age. In 2014, Mrs. Panagiotidi founded Pavimar S.A. and led the evolution of the company to a reputable, integrated, commercial and technical vessel manager that has over the years successfully managed more than 50 dry bulk carriers. She is a member of the Board of the London P&I Club, member of the DNV Greek National Committee, and engages in numerous social and philanthropic initiatives, including being a founding member of Hope Genesis’ International Committee and a member of Elpida Youth’s Founding Committee. Mrs. Panagiotidi holds a master’s degree in Shipping Trade and Finance from the Bayes Business School, City University of London, and a bachelor’s degree in Business from the Questrom School of Business, Boston University.
Dennis Psachos. Mr. Dennis Psachos has served as our Chief Financial Officer since October 2023. Mr. Psachos is a seasoned professional with extensive background in finance, audit, and accounting roles in the shipping industry since 2009. Mr. Psachos has enjoyed an international and diverse career by working in Athens, Oslo and London, and has been successfully involved in numerous debt financings, mezzanine facilities, restructurings, bonds, joint ventures and corporate M&A transactions. He commenced his career as an auditor and before joining us, he served as Chief Financial Officer of Lomar, an international shipping group controlling a fleet of containerships, dry bulk carriers and tankers. Prior to that, he held the same position at Prime Marine, a leading product tanker and gas carrier management company. Mr. Psachos is a chartered certified accountant and holds a master’s degree in Shipping from the University of Piraeus, and a bachelor’s degree in Economics from the National and Kapodistrian University of Athens.
Spiros Vellas. Mr. Spiros Vellas has over two decades of experience in corporate finance and investment banking. Since 2015 he has been focused on maritime finance and advisory from his capacity as Director of Eurofin Group, a global maritime finance specialist, gaining exposure across international shipping markets and sectors. Mr. Vellas started his career in project finance working for a project management company and moved to the corporate side, involved in the IPO and investor relations of a company in the TMT sector. Mr. Vellas has worked for Greek lender Eurobank, on various risk management projects and loan securitization projects for business loans and in investment banking and private equity within Lead Finance, a corporate finance advisory and PE firm based out of Athens and New York, active in buy-side and sell-side M&A, capital placement and turnaround investments. Prior to his current position, he was employed by Clayton, a credit analytics and consulting firm based out of the UK. His role was focused on managing projects for international financial institutions and funds for transactions related to performing and nonperforming loans. Mr. Vellas holds a master’s degree in Finance & Economics from London School of Economics (LSE), and a bachelor’s degree in Economics from LSE.
Evangelos Macris. Mr. Evangelos Macris has a professional track record spanning over four decades, specializing in shipping law, corporate law, banking, finance, and energy related matters. Mr. Macris has practiced law since 1978 and is the founding partner of Evangelos S. Macris Law Office, a Piraeus-based reputable law firm focusing on shipping. Throughout his career, he has served as member of the board, offered his counsel, and advised a number of esteemed companies. Mr. Macris is a member of the Bar Association of Athens, holds a bachelor’s degree in Economics and Political Science from the Panteion University of Athens, a Law Degree from the University of Athens, and a post graduate degree in Shipping Law from the University College, University of London.
Kalliopi Kyriakakou. Mrs. Kalliopi Kyriakakou is a skilled shipping lawyer with over a decade of experience, adept at navigating the intricacies of corporate governance and regulatory compliance. In 2023, Mrs. Kyriakakou joined Pavimar S.A. as in-house legal counsel, practicing shipping law and managing the company’s legal affairs. Before that, she served for more than ten years as legal, insurance and claims manager of Goldenport, a highly regarded shipowning and shipmanagement group, where she successfully handled a wide range of legal and corporate matters, insurance placements, vessel sale and purchase transactions, and was appointed as company secretary in the group’s LSE-listed arm. Earlier in her career, Mrs. Kyriakakou engaged in maritime law by working for other shipping companies and legal firms. She is a member of the Piraeus Bar Association, holds a PgCert in construction law and arbitration from Robert Gordon University, Aberdeen Business School UK, a bachelor’s degree in law from Democretus University, Greece, and an LLB and LLM in international trade law from University of Northumbria, Newcastle UK.
Executive Compensation
Aggregate executive compensation payable to our Chief Executive Officer and Chief Financial Officer amounted to $12,000 for the year ended December 31, 2023 and 2022 relating to amounts allocated as compensation for executive services provided to Maui and Positano. Commencing October 1, 2023, the services of our Chief Executive Officer and Chief Financial Officer were provided by Pavimar S.A. pursuant the Services Agreement, which was novated to Pavimar Shipping Co. on January 18, 2024, on the same terms. The executive compensation payable under the Services Agreement is $12,000 per annum (which, for 2023, was pro rated).
Compensation of Directors
Our Chief Executive Officer who also serves as a director will not receive additional compensation for her service as director. We anticipate that each non-management director will receive compensation for attending meetings of our Board of Directors, as well as committee meetings. Each of our non-employee directors will receive annual cash compensation in the aggregate amount of $20,000, plus reimbursements for out-of-pocket expenses incurred while acting in their capacity as a director. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.
Employees
As of December 31, 2023, we had no direct employees. We do not anticipate having any direct employees upon completion of this offering. Pavimar provides us with the services of our Chief Executive Officer and Chief Financial Officer. Please see “—Executive Compensation” above.
Board Practices
Our directors do not have service contracts and do not receive any benefits upon termination of their directorships. Our Board of Directors will establish an audit committee, a compensation committee and a nominating committee, and will adopt a charter for each of these committees.
Audit Committee. Our audit committee will consist of Mr. Vellas and Mr. Macris. Our Board of Directors has determined that Mr. Vellas is an “Audit Committee Financial Expert” according to Commission rules and that the members of the audit committee meet the applicable independence requirements of the Commission and the Nasdaq Stock Market Rules. The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee by Nasdaq and the Commission). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.
Compensation Committee. Our compensation committee will consist of Mr. Vellas and Mr. Macris each of whom is an independent director. The compensation committee reviews and makes recommendations to the Board on the compensation of our directors and executive officers.
Nominating Committee. Our nominating committee will consist of Mr. Vellas and Mr. Macris, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors.
Share Ownership
The shares owned by our directors and executive officers are disclosed below in “Security Ownership of Certain Beneficial Owners and Management.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have entered, or may enter in the future, into significant contractual agreements and transactions with related parties. Related party transactions are subject to review and approval of a special committee composed solely of independent members of our Board. In addition to the information contained in this section, you should carefully review the notes to our consolidated financial statements included in this prospectus.
Agreements with Pavimar
Management, Commercial and Administrative Services
The Company’s Board of Directors has organized the provision of management services through Pavimar, a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Law 27 of 1975. Pavimar is controlled by the Company’s Chairwoman and Chief Executive Officer. Pursuant to the New Management Agreement, which became effective on January 18, 2024, Pavimar provides us with vessel commercial and technical management services, including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. In exchange for these services, Pavimar charges a daily technical management fee of $800 per vessel, a commercial management commission of 1.25% on gross revenue, and a commission of 1% on the contract price per each consummated sale or purchase of a vessel.
Pavimar is generally not liable to us for any loss, damage, delay or expense incurred during the provision of the foregoing services, except insofar as such events arise from gross negligence or willful default of Pavimar, Pavimar’s employees, agents or subcontractors, subject to certain contractual limitations. Notwithstanding the foregoing, Pavimar is in no circumstances responsible for the actions of the crews on our vessels. We have also agreed to indemnify Pavimar in certain circumstances.
Prior to the effectiveness of our New Management Agreement, management services were provided to us by Pavimar S.A., a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Law 27 of 1975. Pavimar S.A. is controlled by the Company’s Chairwoman and Chief Executive Officer. Pursuant to our management agreement with Pavimar S.A. dated February 1, 2021, as amended on December 29, 2021, Pavimar S.A. provided us with vessel commercial and technical management services, including, but not limited to, post-fixture support, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. In exchange for these services, Pavimar S.A. was entitled to a daily management fee of $750 per vessel in 2022 and 2023, and until the effectiveness of the New Management Agreement in 2024.
Services Agreement
Commencing October 1, 2023, the services of our Chief Executive Officer and Chief Financial Officer were provided by Pavimar S.A. pursuant to a Services Agreement. The compensation payable under the Services Agreement was originally $12,000 per annum. The Services Agreement was novated to Pavimar Shipping Co. on January 18, 2024, on the same terms, and was amended and restated on April 1, 2024 to include the provision of the services of our corporate secretary for an additional fee of $2,000 per annum, commencing upon the effectiveness of the registration statement of which this prospectus forms a part.
Exchange Agreement
At or prior to the effectiveness of the registration statement of which this prospectus forms a part, we will acquire all of the outstanding share capital of Maui, the entity that wholly owns Positano, which in turn owns our Initial Vessel, from our Chairwoman and Chief Executive Officer, in exchange for 15,000 Series A Preferred Shares, 1,500,000 Series B Preferred Shares, and 200,000 of our common shares, pursuant to an exchange agreement. As part of the exchange, Mrs. Panagiotidi will forfeit the 1,000 common shares beneficially owned by her immediately prior to the exchange.
Upon the completion of this offering, Mrs. Panagiotidi will be the sole holder of our Series A Preferred Shares and Series B Preferred Shares. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding the rights, privileges, and preferences of the holders of our preferred stock.

Shipbroking services
From time to time, we use the commercial services of Alexandria Enterprises S.A., (“Alexandria”) an entity incorporated in the Republic of the Marshall Islands, specializing in shipbroking. Alexandria is controlled by family members of our Chairwoman and Chief Executive Officer. Alexandria charges us a commission ranging from 1.25% to 2.50% on gross revenue generated from contracts brokered by Alexandria.
Please see Note 3, Transactions with Related Parties, to our consolidated financial statements included herein for additional information about our related party transactions, including amounts paid to such entities during the years ended December 31, 2023 and 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common shares as of May 14, 2024, and upon completion of this offering, held by beneficial owners of 5% or more of our common shares and by all of our directors and officers as a group. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.
The percentage of beneficial ownership upon consummation of this offering is based on 1,450,000 common shares outstanding immediately after this offering, which number is calculated after giving effect to the issuance and sale of 1,250,000 common shares in this offering, and assumes that the underwriters do not exercise their over-allotment option.
	Common Shares Beneficially Owned Prior to Offering		Common Shares to be Beneficially Owned After Offering
Name	Number	Percentage	Number	Percentage(1)
Atlantis Holding Corp. (Ismini Panagiotidi)(1)	200,000(2)	100%	200,000	13.8%
All other directors and executive officers individually	0	0	0	0
(1)
Upon completion of this offering, Mrs. Ismini Panagiotidi will hold 1,500,000 Series B Preferred Shares (representing all such Series B Preferred Shares outstanding), each Series B Preferred Share having the voting power of 1,000 common shares and which is subject to adjustment as described herein. The Series B Preferred Shares to be held by Mrs. Panagiotidi represent 99.90% of the aggregate voting power of our total issued and outstanding share capital. In addition, upon completion of this offering, Mrs. Panagiotidi will hold 15,000 Series A Preferred Shares (representing all such Series A Preferred Shares outstanding). The Series A Preferred Shares may be converted into common shares, at the applicable conversion price then in effect, at any time and from time to time commencing on the first business day following the one-year anniversary of the closing date of our initial public offering and until the day falling on the eight-year anniversary of the closing date of our initial public offering. Please see “Description of Capital Stock” for a description of the rights of the holder of our Series A Preferred Shares and Series B Preferred Shares relative to the rights of the holders of our common shares and other series of preferred stock.

(2)	Giving effect to the exchange agreement to be executed at or prior to the effectiveness of the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws that will be in effect immediately prior to the consummation of this offering. Please see our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capital Stock
Under our amended and restated articles of incorporation, our authorized share capital stock consists of:
•
750,000,000 common shares, par value $0.001 per share, of which 200,000 shares will be issued and outstanding at or prior to the effectiveness of the registration statement of which this prospectus forms a part; and

•	250,000,000 preferred shares, par value $0.001 per share, out of which:
○
1,500,000 Series A Preferred Shares have been designated, of which 15,000 will be issued and outstanding at or prior to the effectiveness of the registration statement of which this prospectus forms a part;

○
1,500,000 Series B Preferred Shares have been designated, of which 1,500,000 will be issued and outstanding at or prior to the effectiveness of the registration statement of which this prospectus forms a part; and

○
1,500,000 Series C Participating Preferred Shares have been designated, of which none will be issued and outstanding at or prior to the effectiveness of the registration statement of which this prospectus forms a part.

Following the completion of this offering, we expect to have 1,450,000 common shares issued and outstanding, or 1,637,500 common shares assuming the underwriters’ over-allotment is exercised in full, and 15,000 Series A Preferred Shares, 1,500,000 Series B Preferred Shares and no Series C Participating Preferred Shares issued and outstanding.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption, or pre-emptive rights to subscribe to any of our securities. The rights, preferences, and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Preferred Shares
Our amended and restated articles of incorporation authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series; the number of shares of the series; the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions of such series; and the voting rights, if any, of the holders of the series.

Description of 9.00% Series A Cumulative Convertible Perpetual Preferred Shares
The following description of the characteristics of the 9.00% Series A Cumulative Convertible Perpetual Preferred Shares (the “Series A Preferred Shares”) is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation in respect of the Series A Preferred Shares which is filed as an exhibit hereto and is incorporated herein by reference. Capitalized terms that are not defined below shall have the meaning ascribed to such terms in the Statement of Designation in respect of the Series A Preferred Shares.
At or prior to the effectiveness of the registration statement of which this prospectus forms a part, 15,000 Series A Preferred Shares, par value $0.001 per share, each with a stated amount of $1,000 per share, will be issued and outstanding. Such shares have the following characteristics:
•
Ranking. The Series A Preferred Shares rank, with respect to dividend distributions and distributions upon our liquidation, dissolution or winding up of our affairs (whether voluntary or involuntary), sale of substantially all of our assets, property or business, or a change of control of us (each, a “Liquidation Event”), (i) senior to our common shares, our Series B Preferred Shares, our Series C Participating Preferred Shares and to any other class or series of our stock that may be established in the future that is not expressly stated to be on parity with or senior to the Series A Preferred Shares in the payment of dividends and the distribution of assets upon a Liquidation Event (together with our common shares, the “Junior Stock”), (ii) on parity with any class or series of capital stock that may be established in the future that is expressly stated to be on parity with the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon a Liquidation Event, and (iii) junior to any class or series of capital stock that may be established in the future that is expressly stated to rank senior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon a Liquidation Event, and to all existing and future indebtedness and other liabilities, including trade payable and other non-equity claims on us.

•
Conversion Rights. The holders of Series A Preferred Shares have the right, subject to certain conditions, at any time and from time to time commencing on the first business day following the one-year anniversary of the closing date of this offering and until the day falling on the eight-year anniversary of the closing date of this offering, to convert all or any portion of the Series A Preferred Shares held by such holder into our common shares at the conversion rate then in effect. Each Series A Preferred Share is convertible into the number of our common shares equal to the quotient of the aggregate stated amount of the Series A Preferred Shares converted plus any accrued and unpaid dividends divided by the lower of (i) 150% of the initial public offering price per common share in this offering (the “Pre-Determined Price”) and (ii) the volume weighted average price (VWAP) of our common shares over the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of written notice of the conversion. The Pre-Determined Price is also subject to appropriate adjustment for dilution, including but not limited to, certain issuances of additional common shares at a deemed price per share lower than the conversion price, certain dividends and distributions, stock combinations or splits, reclassifications or similar events affecting our common shares. The Series A Preferred Shares are otherwise not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

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Voting Rights. So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our amended and restated articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the Series A Preferred Shares at the time outstanding, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating: (i) any amendment, alteration or repeal of any provision of our amended and restated articles of incorporation or amended and restated bylaws that would alter or change the voting powers, preferences or special rights of the holders of the Series A Preferred Shares so as to affect them adversely; (ii) the issuance of Dividend Parity Stock if the Accrued Dividends on all outstanding Series A Preferred Shares through and including the most recently completed Dividend Period have not been paid or declared and a sum sufficient for the payment thereof has been set aside for payment; (iii) any amendment or alteration of our amended and restated articles of incorporation to authorize or create, or increase the authorized amount of, any Senior Stock; or (iv) any consummation of (x) a binding share exchange or reclassification involving the Series A Preferred Shares, (y) a merger or consolidation of the Company with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of the Company into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to the Company is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the Series A Preferred Shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Shares immediately prior to such consummation, taken as a whole. The foregoing voting rights do not apply in connection with the creation or issuance of Series C Participating Preferred Shares of the Company substantially in the form approved by the Board pursuant to the Rights Agreement (as defined below).
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Dividends. The holders of Series A Preferred Shares will be entitled to receive, out of funds legally available for the purpose, biannual dividends payable in either cash or, at the Company’s option, in Series A Preferred Shares (“PIK Shares”), or a combination thereof, on each June 30 and December 31 of each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period (each, a “Dividend Period”). If any Dividend Payment Date otherwise would fall on a day that NASDAQ is not open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close (a “Business Day”), declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months and will accrue at a rate of 9.00% per annum (the “Dividend Rate”) on the stated amount per Series A Preferred Share and on any Accrued Dividends, from and including the original issue date (or, for any subsequently issued and newly outstanding Series A Preferred Shares, from the Dividend Payment Date immediately preceding the issuance date of such Series A Preferred Shares).

In the event of nonpayment of any Accrued Dividends on the Series A Preferred Shares (“Dividend Payment Default”), commencing with the next succeeding Dividend Period, the Dividend rate shall increase by a factor of 1.33, which factor shall be adjusted downward, pro rata, by the portion of Series A Dividends that have accrued in such Dividend Period that have been paid in cash and/or PIK Shares (“Default Adjustment”). A Default Adjustment shall occur on each relevant Dividend Payment Date for so long as any Dividend Payment Default occurs or continues during any Dividend Period. To the extent Accrued Dividends relating to a Dividend Payment Default are subsequently paid in cash and/or PIK Shares, the Default Adjustments relating to such Dividend Payment Default shall no longer be applied.
In the event of a PIK Payment of Accrued Dividends for a Dividend Period, commencing with the next succeeding Dividend Period, the Dividend Rate shall be increased by a factor of 1.30, which factor shall be adjusted downward, pro rata, by the portion of Accrued Dividends for such Dividend Period that have been paid in cash or not at all.
•	Maturity/Redemption. The Series A Preferred Shares are perpetual, non-redeemable and have no maturity date.
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Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution, winding up of the Company or other Liquidation Event, whether voluntary or involuntary, the Series A Preferred Shares shall have a liquidation preference of $1,000 per share (plus Accrued Dividends to the date fixed for payment of such amount (whether or not declared), and no more). A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series A Preferred Shares and all Liquidation Parity Stock are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the holders of Series A Preferred Shares, as applicable, ratably on the basis of their relative aggregate Liquidation

Preferences. After payment of all required amounts to the holders of the outstanding Series A Preferred Shares and all holders of Liquidation Preference Parity Stock, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Stock then outstanding according to their respective rights.
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No Preemptive Rights; No Sinking Fund. The holders of Series A Preferred Shares do not have any preemptive rights. The Series A Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Description of Series B Perpetual Preferred Shares
The following description of the characteristics of the Series B Perpetual Preferred Shares (the “Series B Preferred Shares”) is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation in respect of the Series B Preferred Shares, which is filed as an exhibit hereto and is incorporated herein by reference.
At or prior to the effectiveness of the registration statement of which this prospectus forms a part, 1,500,000 Series B Preferred Shares, par value $0.001 per share, will be issued and outstanding. Such shares have the following characteristics:
•	Conversion Rights. The Series B Preferred Shares are not convertible into our common shares.
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Voting Rights. Each Series B Preferred Share has the voting power of 1,000 common shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to adjustment to maintain a substantially identical voting interest in the Company following the (i) creation or issuance of a new series of shares of the Company carrying more than one vote per share to be issued to any person other than holders of the Series B Preferred Shares, except for the creation (but not the issuance) of Series C Participating Preferred Shares substantially in the form approved by the Board and included as an exhibit to this registration statement, without the prior affirmative vote of a majority of votes cast by the holders of the Series B Preferred Shares or (ii) issuance or approval of common shares pursuant to and in accordance with the Rights Agreement (as defined below). The holders of Series B Preferred Shares and the holders of our common shares shall vote together as one class on all matters submitted to a vote of our shareholders, except that the Series B Preferred Shares vote separately as a class on amendments to our amended and restated articles of incorporation that would materially alter or change the powers, preference or special rights of the Series B Preferred Shares.

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Distributions. The Series B Preferred Shares have no dividend or distribution rights, other than upon our liquidation, dissolution or winding up, as described below. Also, if we declare or make any dividend or other distribution of voting securities of a subsidiary which we control to the holders of our common shares by way of a spin off or other similar transaction, then, in each such case, each holder of Series B Preferred Shares shall be entitled to receive preferred shares of the subsidiary whose voting securities are so distributed with at least substantially similar rights, preferences, privileges and voting powers, and limitations and restrictions as those of the Series B Preferred Shares.

•	Maturity/Redemption. The Series B Preferred Shares are perpetual, non-redeemable and have no maturity date.
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Ranking, Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, Series B Preferred Shares shall be entitled to receive a payment on the same terms as, and rank pari-passu with, the common shares with respect thereto, up to an amount equal to the par value of $0.001 per share Series B Preferred Share. Holders of shares of this Series will have no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

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No Preemptive Rights; No Sinking Fund. Holders of the Series B Preferred Shares do not have any preemptive rights. The Series B Preferred Shares will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Description of Series C Participating Preferred Shares
The following description of the characteristics of the Series C Participating Preferred Shares is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation in respect of the Series C Participating Preferred Shares which is filed as an exhibit hereto and is incorporated herein by reference.

As of the date of this prospectus, no Series C Participating Preferred Shares are issued and outstanding in connection with our Rights Agreement (as defined below). See “—Shareholders’ Rights Agreement.”
When issued, each one one-thousandth of a Series C Participating Preferred Share will, among other things:
•	not be redeemable;
•
entitle holders to dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on our common shares; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.
The value of one one-thousandth of a Series C Participating Preferred Share issued in connection with the Rights Agreement should approximate the value of one common share.
Directors
Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. Cumulative voting is prohibited.
Our amended and restated articles of incorporation require our Board of Directors to consist of at least one member. Upon the completion of this offering, our Board of Directors will consist of three members.
Our Board of Directors will be elected annually on a staggered basis, and each director will hold office for a three-year term or until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. The initial term of office of each director will be as follows: our Class I directors will serve for a term expiring at the 2024 annual meeting of shareholders, our Class II directors will serve for a term expiring at the 2025 annual meeting of shareholders, and our Class III directors will serve for a term expiring at the 2026 annual meeting of shareholders.
Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services as a director rendered to us.
Shareholder Meetings
Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our Board. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Chairperson, Chief Executive Officer or President of the Company or a majority of our Board, or by the affirmative vote of the holders of at least one-third of the voting power of the aggregate outstanding voting shares of the Company. Our Board may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total number of votes eligible to be cast by holders of shares issued and outstanding and entitled to vote at such meetings shall constitute a quorum for the purposes of the meeting.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Forum Selection
Our amended and restated articles of incorporation provide that, (A) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our articles of incorporation or bylaws and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or the Exchange Act, as applicable, after giving effect to clause (A) above. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims.
Accordingly, the applicability of the provisions of our amended and restated articles of incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable for these or other reasons. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs, or otherwise not receive the benefits that we expect our forum selection provisions to provide.
Any person or entity holding, owning, or otherwise acquiring any shares of capital stock of us shall be deemed to have notice of and consented to the forum selection provisions in our amended and restated articles of incorporation. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with these laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits with respect to such claims. For more information regarding the risks connected to the forum selection provisions in our amended and restated articles of incorporation, see “Risk Factors—Risks Related to our Common Shares—We may not achieve the intended benefits of having forum selection provisions if they are found to be unenforceable.”
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our amended and restated articles of incorporation provide that we must indemnify and hold harmless our directors and officers to the fullest extent permitted by the BCA. We are also required to advance certain expenses to our directors and officers incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under the relevant section of our amended and restated articles of incorporation. We may carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.
The limitation of liability and indemnification provisions in our amended and restated articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-Takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws
Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control, and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay, or prevent (i) the merger or acquisition of us by means of a tender offer, a proxy contest, or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.
Blank check preferred stock
Under the terms of our amended and restated articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to two hundred fifty million (250,000,000) shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay, or prevent a change of control of us or the removal of our management.
Election and removal of directors
Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the Board to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may only be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent directors.
Limited actions by shareholders
Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders. Our amended and restated articles of incorporation provide that, unless otherwise prescribed by law, special meetings of our shareholders may only be called by our Chairperson, Chief Executive Officer or President, or a majority of our Board, or by the affirmative vote of the holders of at least one-third of the voting power of the aggregate outstanding voting shares of us, and the business transacted at the special meeting is limited to the purposes stated in the notice.
Advance notice requirements for shareholder proposals and director nominations
Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Classified Board of Directors
As described above, our amended and restated articles of incorporation provide for the division of our Board into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our Board will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board from removing a majority of our Board for two years.
Business Combinations with Interested Shareholders
Our amended and restated articles of incorporation also prohibit any Interested Shareholder from engaging in a Business Combination (as defined in our amended and restated articles of incorporation) with us within three years after the owner acquired such ownership, except where:
•	prior to such time, our Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;
•
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty-five percent (85%) of the outstanding common shares of the Company at the time the transaction commenced, excluding for purposes of determining the number of common shares outstanding those shares or equity interests owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares or equity interests held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the Business Combination is approved by our Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the Voting Power of the outstanding Voting Shares of the Company that are not owned by the Interested Shareholder; or (4) the stockholder was or became an Interested Stockholder prior to the consummation of the initial public offering of the Company’s common shares under the United States Securities Act of 1933, as amended.

The foregoing restrictions shall not apply if:
•
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares or equity interests so that the shareholder ceases to be an Interested Shareholder; and (ii) would not,at any time within the three-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

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the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of our Board; and (iii) is approved or not opposed by a majority of the members of our Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

○	a merger or consolidation of the Company (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Company is required);
○
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding common shares of the Company; or
○	a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding common shares of the Company.
For purposes of the foregoing:
•
“Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding common shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of fifteen percent (15%) or more of the outstanding common shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional common shares of the Company, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the common shares of the Company deemed to be outstanding shall include common shares deemed to be owned by the person, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding the foregoing, none of Ismini Panagiotidi or her affiliates and associates shall be considered an Interested Shareholder;

•
“Voting Power” means, with respect to a class or series of capital stock or classes of capital stock, as the context may require, the aggregate number of votes that the holder(s) of such class or series of capital stock or classes of capital stock, or any relevant portion thereof, entitled to vote at a meeting of shareholders, as the context may require, have; and

•
“Voting Shares” means, with respect to any corporation, shares of any class or series of capital stock entitled to vote in connection with the election of directors and/or all other matters submitted to a vote and, with respect to any entity that is not a corporation, any equity interest entitled to vote in connection with the election of the directors or other governing body of such entity and/or all other matters submitted to a vote.

Shareholders’ Rights Agreement
At or prior to the closing of this offering, our Board of Directors will declare a dividend of one preferred share purchase right (a “Right” or the “Rights”) for each outstanding common share and adopted a shareholder rights plan, as set forth in the Shareholders’ Rights Agreement (the “Rights Agreement”), to be entered into between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).
The Board of Directors will adopt the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group, other than Ismini Panagiotidi or her controlled affiliates, that acquires 10% (15% in the case of a passive institutional investor) or more of the outstanding common shares without the approval of the Board of Directors. The Rights Agreement should not interfere with any merger or other business combination approved by the Board of Directors.
The following is a summary description of the rights plan to be adopted under the Rights Agreement and the Rights. This description is only a summary, and is not complete, and should be read together with the entire Rights Agreement.
The Rights
The Rights will initially trade with, and will be inseparable from, our common shares. The Rights will be evidenced only by the certificates or book-entry notations that represent our common shares. New Rights will accompany any new common shares we issue, until the Distribution Date described below.

Exercise Price
Each Right will allow its holder to purchase from us one one-thousandth of a share of Series C Participating Preferred Stock (a “Preferred Share”) for $25.00 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability
The Rights will not be exercisable until ten days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our outstanding common shares, provided that none of Ismini Panagiotidi or her controlled affiliates will be considered an Acquiring Person.
Certain synthetic interests in securities created by derivative positions—whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended—are treated as beneficial ownership of the number of shares of our common shares equivalent to the economic exposure created by the derivative position, to the extent actual shares of our common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 10% (15% in the case of a passive institutional investor) or more of our outstanding common shares, the Rights Agreement “grandfathers” their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the “Distribution Date.” Until that date, the common shares certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of common shares will constitute a transfer of Rights. After that date, the Rights will separate from the common shares and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.
Preferred Share Provisions
Each one one-thousandth of a Preferred Share, if issued, will, among other things:
•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.
The value of one one-thousandth interest in a Preferred Share should approximate the value of one common share.
Consequences of a Person or Group Becoming an Acquiring Person
•
Flip In. If an Acquiring Person obtains beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of common shares (or, in certain circumstances, cash, property or other securities of ours) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by us, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
•
Flip Over. If, after an Acquiring Person obtains 10% (15% in the case of a passive institutional investor) or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.
•
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption. The Board of Directors may redeem the Rights for $0.001 per Right under certain circumstances. If the Board of Directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split. The redemption price shall be payable, at our option, in cash, common shares or such other form of consideration as the Board of Directors shall determine.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding common shares, the board of directors may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, we may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.
Expiration. The Rights will expire on the earliest of (i) the tenth anniversary of the effective date of the Rights Agreement; or (ii) the redemption or exchange of the Rights as described above.
Anti-Dilution Provisions. The board of directors may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights for so long as the Rights are redeemable. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
The foregoing description of the Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the form of the Rights Agreement, which has been filed as an exhibit hereto.
Registrar and Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company N.A.
Listing
We have applied to list our common shares on the Nasdaq Capital Market under the symbol “ICON.” This offering will not be consummated until we have received approval of our listing application for trading on the Nasdaq Capital Market. No assurance can be given that our application will be approved.
Representative’s Warrant
The Representative’s Warrant will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of Representative’s Warrant for a complete description of the terms and conditions applicable to the Representative’s Warrant.
We have agreed to issue Representative’s Warrant to the representative of the underwriters, upon the closing of this offering, which entitle it to purchase a number of common shares that is equal to between 6.4% and 6.9% of the aggregate number of common shares sold in this offering (up to 86,250 common shares, or up to 99,188 common shares assuming the exercise of the over-allotment option in full). The Representative’s Warrant will have an exercise price equal to 110% of the offering price, subject to certain anti-dilution adjustments. The Representative’s Warrant will be non-exercisable for six (6) months from the date of effectiveness of the registration statement of which this prospectus forms a part and will expire three (3) years after such date. The Representative’s Warrant and the shares of common stock underlying the Representative’s Warrant are being registered on the registration statement of which this prospectus is a part.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common shares. Future sales of substantial amounts of our common shares in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market prices for our common shares and could impair our ability to raise equity capital through the sale of our equity securities in the future.
Upon the issuance and sale of 1,250,000 common shares pursuant to this offering (assuming that the underwriters do not exercise their option to purchase additional common shares with respect to this offering), a total of 1,450,000 common shares will be issued and outstanding. These common shares will be freely tradable without restriction or further registration or qualification under the Securities Act.
We, our directors and executive officers have agreed not to sell any common shares for a period of 180 days from the date of closing of this offering, subject to certain exceptions and extensions. See “Underwriting” for a description of these lock-up provisions.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA provides that its provisions shall be applied and construed in a manner to make them uniform with the laws of the State of Delaware and other states of the United States of America with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings
May be held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders’ Written Consent

Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Merger or Consolidation

Any two or more domestic corporations may merge or consolidate into a single corporation if approved by the board of each constituent corporation and if authorized by a majority vote at a shareholder meeting of each such corporation by the holders of outstanding shares.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Marshall Islands	Delaware

Authorization by a majority vote of the holders of a class of shares may be required if such class is entitled to vote if a proposed amendment to the articles, undertaken in connection with such merger or consolidation, would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

Authorization by a majority vote of the holders of a class of shares may be required if such class is entitled to vote if a proposed amendment to the articles, undertaken in connection with such merger or consolidation, would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. However, unless expressly required by its certificate of incorporation, no vote of stockholders of a constituent corporation that has a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the agreement of merger by such constituent corporation shall be necessary to authorize a merger that meets certain conditions.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board of directors (and notice of the meeting shall be given to each shareholder of record, whether or not entitled to vote), shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Upon approval by the board, any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any such corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Directors

The number of directors may be fixed by the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw. The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

The number of board members shall be fixed by, or in a manner provided by, the bylaws and amended by an amendment to the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

Marshall Islands	Delaware

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

Shareholders entitled to vote upon amendments to the bylaws hold the power to adopt, amend or repeal bylaws in a stock corporation that has received any payment for its stock, unless such power is otherwise conferred upon the directors in the certificate of incorporation. An amendment to the certification of incorporation must be approved by the board and a majority of outstanding stock entitled to vote thereon.

Removal of Directors:	Removal of Directors:

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the bylaws may provide for such removal by board action, except in the case of any director elected by cumulative voting, or by shareholders of any class or series when entitled by the provisions of the articles of incorporation.
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
If the articles of incorporation or bylaws provide any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect the removal of any or all directors only for cause unless the certificate of incorporation provides otherwise.
Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his or her shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration which is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding those limited exceptions, appraisal rights will be available if shareholders are required by the terms of an agreement of merger or consolidation to accept certain forms of uncommon consideration.

Marshall Islands	Delaware

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

 • alters or abolishes any preferential right of any outstanding shares having preference; or

 • creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

 • alters or abolishes any preemptive right granted by law and not disseated by the articles of incorporation of such holder to acquire shares or other securities; or

 • excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholders do not have appraisal rights due to an amendment of the company’s certificate of incorporation unless provided for in such certificate.

TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of our common shares as well as the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common shares that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “—United States Federal Income Taxation of Non-U.S. Holders.”
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that will own and hold our common shares as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more (by vote or value) of our shares;
•	persons that own shares through an “applicable partnership interest”;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”;

•	persons that hold our common shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.
This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S., non-Marshall Islands tax laws.
We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common shares may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common shares, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.
United States Federal Income Tax Consequences
Taxation of Operating Income in General
Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S. source gross shipping income.”
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.
Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income earned by us that is derived from sources outside the United States will not be subject to any United States federal income tax.
We will be subject to a 4% tax imposed without allowance for deductions for any taxable year, as described in “—Taxation in Absence of Exemption,” if we do not qualify for exemption from tax under Section 883 of the Code in such year, the requirements of which are described in detail below.
Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if (i) we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States and (ii) one of the following statements is true:
•
more than 50% of the value of our stock is owned, directly or indirectly, by “qualified shareholders,” that are persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the “50% Ownership Test”; or

•
our stock is “primarily” and “regularly” traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant “equivalent exemptions” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

50% Ownership Test
Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant “equivalent exemption” to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders.
Publicly-Traded Test
The regulations provide that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock used to satisfy the Publicly-Traded Test that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.
Under the regulations, the stock of a foreign corporation will be considered “regularly traded” if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as the Nasdaq Capital Market), which we refer to as the “listing threshold.”
The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, whom we refer to as “5% Shareholders.” We refer to this restriction in the regulations as the “Closely-Held Rule.”
For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for 2024 or our subsequent taxable years.
Taxation in Absence of Exemption
To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the “4% Tax.” Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.
To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and for certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.
Our U.S. source gross shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and
•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the leasing of a vessel, is attributable to a fixed place of business in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis, or earning income from the leasing of a vessel attributable to a fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be “effectively connected” with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of a Vessel
Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.
United States Federal Income Taxation of U.S. Holders
The following represents the opinion of our United States counsel, Watson Farley & Williams LLP, and is a summary of the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of our common shares.
Taxation of Distributions Paid on Common Shares
Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the Nasdaq Capital Market on which we intend to list our common shares); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not expect to be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a common share—paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Shares
Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by us during such taxable year produce, or is held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary companies in which we own at least 25% of the value of the subsidiary’s stock or other ownership interest. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not expect to be a PFIC with respect to our 2024 taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC, a U.S. Holder would be required to file an IRS Form 8621 with respect to such holder’s common shares.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will use commercially reasonable efforts to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year.
Taxation of U.S. Holders Making a “Mark-to-Market” Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for our common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for our common shares;
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a Non-Electing Holder who is an individual dies while owning our common shares, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such stock.
Net Investment Income Tax
A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the common shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a U.S. Holder’s pro rata share of the Company’s income and gain (if we are a PFIC and that U.S. Holder makes a QEF election, as described above in “—Taxation of U.S. Holders Making a Timely QEF Election”). However, a U.S. Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a U.S. Holder’s ordinary income and net investment income. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in our common shares.
United States Federal Income Taxation of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our common shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common shares by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
Marshall Islands Tax Consequences
The following represents the opinion of our Marshall Islands counsel, Watson Farley & Williams LLP, and is a summary of the material Marshall Islands tax consequences of the ownership and disposition of our common shares.
We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common shares that are not residents of or domiciled or carrying on any commercial activity in the Republic of the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common shares.

UNDERWRITING
We are offering the common shares described in this prospectus through the underwriters listed below. Maxim Group LLC, the representative, is acting as the book running manager of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of common shares set forth opposite its name below:
Number of Shares
Underwriter
Maxim Group LLC	1,250,000
TOTAL	1,250,000
The underwriters have agreed to purchase all of the common shares offered by this prospectus (other than those covered by the over-allotment option described below). The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The common shares offered hereby should be ready for delivery on or about    , 2024, against payment in immediately available funds.
The underwriters are offering the common shares subject to various conditions and may reject all or part of any order. The representative has advised us that the underwriters propose to offer our common shares directly to the public at the initial public offering price that appears on the cover page of this prospectus. In addition, the underwriters may offer some of the common shares to other securities dealers at such price less a concession of up to $    per common share. After the common shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.
Discretionary Accounts
The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Over-Allotment Option
We have granted the underwriters an over-allotment option. This option, which is exercisable for up to forty-five (45) days after the date of this prospectus, permits the underwriters to purchase a maximum of 187,500 additional common shares. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions. If this option is exercised in full, the total proceeds to us, after deducting estimated underwriting discounts and commissions but before expenses will be approximately $6.7 million, and the total net proceeds to us will be approximately $5.5 million.
Discounts and Commissions
The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses, assuming both no exercise and full exercise of the over-allotment option and does not include the fees and expenses of the representative:
	Per Common Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price
Underwriting discounts and commissions(1)
Proceeds, before expenses, to us
(1)
The underwriter shall receive an underwriting discount of between 6.4% and 6.9% per share for sales to investors in this offering. We have agreed that Maxim Group LLC will also receive a Representative’s Warrant to purchase a number of common shares that is equal to between 6.4% and 6.9% of the aggregate number of common shares sold in this offering (up to 86,250 common shares, or up to 99,188 common shares if the underwriter exercises the over-allotment option in full), at an exercise price per share equal to 110% of the offering price, subject to certain anti-dilution adjustments. The Representative’s Warrant will be non-exercisable for six months from the date of effectiveness of the registration statement of which this prospectus forms a part and will expire three (3) years after such date. The Representative’s Warrant and the common shares issuable upon exercise of the Representative’s Warrant are also being registered under the registration statement of which this prospectus forms a part. For more information, see “—Representative’s Warrant.” We have also agreed to reimburse the underwriters for certain expenses as noted below.
We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $1,245,000, which includes approximately $30,000 of non-cash charges, $25,000 already paid by us up to December 31, 2023, and up to $115,000 that we have agreed to reimburse the representative for the fees and expenses incurred by them in connection with the offering.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Lock-Up Agreements
We, and our officers and directors, have agreed to a 180 day “lock-up” with respect to common shares and other of our securities that they beneficially own, including securities that are convertible into common shares and securities that are exchangeable or exercisable for common shares, subject to certain exceptions. This means that, subject to certain exceptions, for a period of 180 days following the date of closing of this offering, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative. The terms of the lock-up agreements may be waived by the representative of the underwriters at their discretion, although the representative has no present intention to waive or shorten the lock-up period.
Representative’s Warrant
We have agreed to issue to Maxim Group LLC (or its permitted assignees) a warrant to purchase a number of common shares that is equal to between 6.4% and 6.9% of the aggregate number of common shares sold in this offering (up to 86,250 common shares, or up to 99,188 common shares if the underwriter exercises the over-allotment option in full). The Representative’s Warrant will be non-exercisable for six (6) months from the date of effectiveness of the registration statement of which this prospectus forms a part and will expire three (3) years after such date. The warrant is exercisable at a per share price equal to 110% of the offering price, subject to certain anti-dilution adjustments. Such warrant will be subject to FINRA Rule 5110(e)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days from the commencement of sales of this offering, the warrant shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(e)(2). The Representative’s Warrant and the shares of common stock underlying the Representative’s Warrant are being registered on the registration statement of which this prospectus is a part.
Maxim Group LLC will have piggyback and demand registration rights for a period of three (3) years from the effective date of this registration statement, as permitted under FINRA Rule 5110(g). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation.
Right of First Refusal
We have granted to Maxim Group LLC the right of first refusal for a period of twelve (12) months following the closing of this offering to act as sole managing underwriter, sole bookrunner, sole placement agent or sole sales agent in connection with any and all future public or private equity or equity-linked offerings of the Company, subject to certain conditions.
Stabilization
SEC rules may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:
•
Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions — The underwriters may sell more common shares in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.
•
Penalty bids — If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•
Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common shares may have the effect of raising or maintaining the market price of our common shares or preventing or mitigating a decline in the market price of our common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.
We have applied to have our common shares approved for listing on the Nasdaq Capital Market under the symbol “ICON”. Completion of this offering is contingent on the approval of our listing application for trading on the Nasdaq Capital Market.
Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors including:
•	the information set forth in this prospectus and otherwise available to the representative;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.
Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.
The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Electronic Offer, Sale and Distribution of Shares
A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.
Certain Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform, various commercial and investment banking and financial advisory services for us, for which they will receive customary fees and expenses.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are a Marshall Islands corporation and our principal executive office is located outside of the United States in Athens, Greece.
Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.
In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, or our directors, or officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.
EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of our common shares. Except for the SEC registration fee and the Nasdaq Stock Market listing and other fees, all amounts are estimates.
SEC registration fee	$1,142
FINRA filing and other fees	$8,150
NASDAQ listing and other fees	$55,000
Legal fees and expenses	$715,000
Printing expenses	$35,000
Accounting fees and expenses	$220,000
Transfer agent fees and expenses	$5,250
Underwriter fees and accountable expenses	$80,000
Miscellaneous	$125,458
Total(1)	$1,245,000
(1)
Including approximately $25,000 of expenses already paid by us up to December 31, 2023, and approximately $30,000 of non-cash charges. Excluding these items, the total expenses (other than underwriting discounts and commissions) deducted from the estimated net proceeds from this offering amount to $1,190,000.

LEGAL MATTERS
Certain legal matters with respect to United States Federal and New York law and Marshall Islands law in connection with this offering will be passed upon for us by Watson Farley & Williams LLP, New York, New York. Certain legal matters with respect to this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.
EXPERTS
The consolidated financial statements of Icon Energy Corp. as of December 31, 2023 and 2022 and for the years then ended, appearing in this prospectus and Registration Statement have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras Street, 15125 Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants, or SOEL, Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the common shares to be sold in this offering. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the common shares.
Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.icon-nrg.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.
As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Icon Energy Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Icon Energy Corp. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Ernst & Young (Hellas) Certified Auditors Accountants S.A.

We have served as the Company’s auditor since 2023.

Athens, Greece

May 14, 2024
(except as to Notes 1, 7, 9 and 12 as to which the date is    , 2024)
The foregoing report is in the form that will be signed upon the completion of the reorganization described in Note 1 to the consolidated financial statements and the finalization of capital accounts described in Notes 7, 9 and 12 to the consolidated financial statements.
/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
May 14, 2024

ICON ENERGY CORP.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2023 AND 2022

(Expressed in thousands of U.S. dollars—except for share data)
	Notes	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	2	$2,702	$3,551
Trade receivables	2	—	117
Due from manager	3	207	168
Inventories	2	57	134
Prepayments and advances		43	44
Other current assets		13	25
Total current assets		$3,022	$4,039
Non-current assets
Vessel, net	4	9,181	9,861
Advances for vessel improvements	4	22	—
Deferred drydocking costs, net	5	340	697
Deferred issuance costs	2	317	—
Total non-current assets		$9,860	$10,558
Total assets		$12,882	$14,597

Liabilities and shareholders’ equity
Current liabilities
Due to manager	3	9	—
Accounts payable		85	179
Deferred revenue	2	247	—
Accrued liabilities		372	97
Distributions payable	12	3,000	—
Total current liabilities		$3,713	$276
Non-current liabilities		—	—
Total liabilities		$3,713	$276

Commitments and contingencies	6	—	—

Shareholders’ equity
Common shares: authorized [•] shares with a $[•] par value [•] shares issued and outstanding as of December 31, 2023 and 2022	7	[•]	[•]
Preferred Shares: authorized [•] shares with a $[•] par value [•] shares issued and outstanding as of December 31, 2023 and 2022	7	[•]	[•]
Additional paid-in capital	7	[•]	[•]
Retained earnings		[•]	[•]
Total shareholders’ equity		$9,169	$14,321
Total shareholders’ equity and liabilities		$12,882	$14,597
The accompanying notes are an integral part of these consolidated financial statements.

ICON ENERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
2023 AND 2022

(Expressed in thousands of U.S. dollars—except for share data)
	Notes	Year ended December 31, 2023	Year ended December 31, 2022
Revenue, net	2	$4,476	$7,241
Voyage expenses, net	2	(162)	(270)
Vessel operating expenses		(1,880)	(1,786)
Management fees	3	(274)	(274)
General and administrative expenses	8	(18)	(12)
Other operating income	2	—	359
Depreciation expense	4	(680)	(680)
Amortization of deferred drydocking costs	5	(357)	(360)
Operating Profit		$1,105	$4,218

Finance costs		(3)	(3)
Interest income		56	13
Other (costs)/income, net		(3)	14
Net Income		$1,155	$4,242

Earnings per common share, basic and diluted	9	[•]	[•]
Weighted average number of shares, basic and diluted	9	[•]	[•]
Pro forma earnings per common share, basic and diluted	12	[•]
Pro forma weighted average number of shares, basic and diluted	12	[•]
The accompanying notes are an integral part of these consolidated financial statements.

ICON ENERGY CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(Expressed in thousands of U.S. dollars—except for share data)
	Preferred Shares		Common Shares
	No. of Shares	Par Value	No. of Shares	Par Value	Additional Paid in Capital	Retained Earnings	Total
Balance as of January 1, 2022	[•]	[•]	[•]	[•]	[•]	[•]	$12,717
Net income for the period	—		—		—	4,242	4,242
Dividends paid (Note 7)	—		—		—	(2,638)	(2,638)
Balance as of December 31, 2022	[•]	[•]	[•]	[•]	[•]	[•]	$14,321
Cash contributions from shareholders (Note 7)	—		—		700	—	700
Net income for the period	—		—		—	1,155	1,155
Return of additional paid-in capital (Note 7)	—		—		(700)	—	(700)
Dividends paid (Note 7)	—		—		—	(3,307)	(3,307)
Return of additional paid-in capital (Note 12)	—		—		(3,000)	—	(3,000)
Balance as of December 31, 2023	[•]	[•]	[•]	[•]	[•]	[•]	$9,169
The accompanying notes are an integral part of these consolidated financial statements.

ICON ENERGY CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(Expressed in thousands of U.S. dollars—except for share data)
	Notes	Year ended December 31, 2023	Year ended December 31, 2022
Cash flows from operating activities
Net Income		$1,155	$4,242
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	4	680	680
Amortization of deferred drydocking costs	5	357	360

(Increase)/decrease in:
Trade receivables		117	(74)
Due from manager	3	(39)	182
Inventories		77	(79)
Prepayments and advances		1	13
Other current assets		12	17
Increase/(decrease) in:
Due to manager		9
Accounts payable		(94)	(608)
Deferred revenue		247	(209)
Accrued liabilities		(17)	(79)

Payments for drydocking	5	—	(456)
Net cash provided by operating activities		$2,505	$3,989

Cash flows from investing activities
Vessel acquisitions and improvements	4	(22)	(225)
Net cash used in investing activities		$(22)	$(225)

Cash flows from financing activities
Cash contributions from shareholders	7	700	—
Return of additional paid-in capital	7	(700)	—
Dividends paid	7	(3,307)	(2,638)
Deferred issuance costs		(25)	—
Net cash used in financing activities		$(3,332)	$(2,638)

Net (decrease) / increase in cash and cash equivalents		(849)	$1,126
Cash and cash equivalents at the beginning of the period		3,551	2,425
Cash and cash equivalents at the end of the period		$2,702	$3,551
The accompanying notes are an integral part of these consolidated financial statements.

ICON ENERGY CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in thousands of U.S. dollars—except for share data)
1.	Basis of Presentation and General Information:
The accompanying consolidated financial statements include the accounts of Icon Energy Corp. (“Icon”), Maui Shipping Co. (“Maui”) and Positano Marine Inc. (“Positano”) (collectively the “Company”).
The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership and operation of the M/V Alfa, a 77,326 DWT, 2006 built, Panamax, drybulk vessel (the “Vessel”). Overall responsibility for the business of the Company rests with the board of directors, who has organized the provision of management services through Pavimar Shipping Co. (“Pavimar”), a ship management company controlled by the Company’s Chairwoman and Chief Executive Officer, Mrs. Ismini Panagiotidi, under the terms of a management agreement between the Company and Pavimar which became effective on January 18, 2024. Until that management agreement became effective, management services were provided by Pavimar S.A., a ship management company also controlled by the Company’s Chairwoman and Chief Executive Officer. Please refer to Note 3 “Transactions with Related Parties”.
Icon was incorporated on August 30, 2023, under the laws of the Republic of the Marshall Islands and is controlled by the Company’s Chairwoman and Chief Executive Officer. On [•], Icon acquired all of the outstanding shares of Maui in exchange for [•] Series A Cumulative Convertible Perpetual Preferred Shares (the “Series A Preferred Shares”), [•] Series B Perpetual Preferred Shares (the “Series B Preferred Shares”), and [•] common shares of Icon. Maui was incorporated on October 27, 2022, under the laws of the Republic of Marshall Islands. On May 3, 2023, Maui entered a deed of transfer of shares with the shareholders of Positano by which all outstanding shares of Positano were transferred to Maui. Positano was incorporated on February 1, 2021, under the laws of the Republic of Marshall Islands. Positano is the owning company of the Vessel, which was acquired on March 5, 2021.
The transactions described above were treated as reorganizations of companies under common control and have been accounted for in a manner similar to the pooling of interests method, as each entity was controlled by the Company’s Chairwoman and Chief Executive Officer. Accordingly, the Company’s consolidated financial statements have been presented, giving retroactive effect to the transactions described above, using historical carrying values of the assets and liabilities of Maui and Positano. The Company’s consolidated statements of income present the results of operations for the period in which the transfers occurred as though the transfers of shares and exchange of equity interests had occurred on the date Positano was incorporated and as if Positano and Maui were from their date of incorporation consolidated subsidiaries of the Company. Results of operations and cash flows during the years ended December 31, 2023 and 2022, comprise those of the previously separate entities consolidated. The equity accounts of the entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction and has been given retroactive effect as of the earliest period presented.
In the fourth quarter of 2023, the Company commenced preparations for the initial public offering of 1,250,000 of its common shares in the United States, under the United States Securities Act of 1933, as amended.
2.	Significant Accounting Policies and Recent Accounting Pronouncements:
Principles of consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The consolidated financial statements include the accounts of Icon, Maui and Positano and have been prepared on the basis described in Note 1 “Basis of presentation and general information” above. All intercompany balances and transactions have been eliminated upon consolidation. Icon, as the holding company, determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity. Under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810 “Consolidation”, a voting interest entity is an entity in which the total equity investment at risk is deemed sufficient to absorb the expected losses of the entity, the equity holders have all the characteristics of a controlling financial interest and the legal entity is structured with substantive voting rights. The holding company consolidates voting interest entities in which it owns all, or at least a majority (generally, greater than 50%) of the voting interest. Variable interest entities (“VIE”) are entities, as defined under

ASC 810, that in general either have equity investors with non-substantive voting rights or that have equity investors that do not provide sufficient financial resources for the entity to support its activities. The holding company has a controlling financial interest in a VIE and is, therefore, the primary beneficiary of a VIE if it has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. A VIE should have only one primary beneficiary which is required to consolidate the VIE. A VIE may not have a primary beneficiary if no party meets the criteria described above. The Company evaluates all arrangements that may include a variable interest in an entity to determine if it is the primary beneficiary, and would therefore be required to include assets, liabilities and operations of a VIE in its consolidated financial statements.
Use of estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future drydock dates, the selection of useful lives and residual values for tangible assets, expected future cash flows from long-lived assets, and changes in environmental and other regulations, to support impairment tests, provisions necessary for accounts receivable, provisions for legal disputes and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.
Other comprehensive income
The Company follows the accounting guidance relating to comprehensive income, which requires separate presentation of certain transactions that are recorded directly as components of shareholders’ equity. The Company has no other comprehensive income/(loss) items and, accordingly, comprehensive income equals net income for the periods presented.
Foreign currency translation
The Company’s reporting and functional currency is the U.S. Dollar (“USD”). Transactions incurred in other currencies are translated into USD using the exchange rates in effect at the time of the transactions. At the balance sheet date, monetary assets and liabilities that are denominated in other currencies are translated into USD to reflect the end-of-period exchange rates. Any gains or losses from foreign currency translation into USD at the balance sheet date, as well as, differences in exchange rates between each foreign currency transaction date and its settlement date, are included in “other income, net” in the consolidated statements of income.
Cash and cash equivalents
The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents. Cash from time to time may consist of cash on hand and cash deposits held on call with banks.
Trade receivables
The amount shown as trade receivables, at each balance sheet date, includes receivables from charterers for hire and other potential sources of income (such as ballast bonus compensation and/or holds cleaning compensation, etc.) under the Company’s charter contracts, net of any provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. There were no doubtful accounts as of December 31, 2023 and 2022.
Inventories
Inventories consist of bunkers (when applicable), lubricants and provisions on board each vessel. Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price less reasonably predictable costs of disposal and transportation. Cost is determined by the first in, first out method. Inventories include bunkers during periods when vessels are unemployed, undergoing drydocking or special survey or under voyage charters.

Vessel, net
Vessel, net is stated at cost net of accumulated depreciation and impairment, if any. The cost of a vessel consists of the contract price plus any direct expenses incurred upon acquisition, including improvements, delivery expenses and other expenditures to prepare the vessel for its intended use which is to provide worldwide transportation services for dry bulk commodities. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of a vessel; otherwise these amounts are expensed as incurred.
Vessel’s depreciation
Depreciation is computed using the straight-line method over the estimated useful life of a vessel, after considering the estimated salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and estimated scrap rate. Salvage values are periodically reviewed and revised, if needed, to recognize changes in conditions, new regulations or for other reasons. Revisions of salvage value affect the depreciable amount of the vessels and affect depreciation expense in the period of the revision and future periods. Management estimates the useful life of the Company’s vessel to be 25 years from the date of her initial delivery from the shipyard.
Impairment of long-lived assets
The Company reviews its vessel for impairment whenever events or changes in circumstances indicate that the carrying amount of a vessel may not be recoverable. When the estimate of future undiscounted cash flows expected to be generated by the use of a vessel is less than its carrying amount, the Company evaluates the vessel for an impairment loss. Measurement of the impairment loss is based on the fair value of the vessel in comparison to her carrying value, including unamortized deferred drydocking costs and any related intangible assets. In this respect, management regularly reviews the carrying amount of its vessels in connection with their estimated recoverable amount.
For the years ended December 31, 2023 and 2022, the management of the Company after considering various indicators, including but not limited to the market price of its long-lived assets, its contracted revenues, expected cash flows and the economic outlook, concluded that no impairment indicators were present and therefore no further analysis should be performed on the long-lived assets of the Company.
Although management believes the underlying indicators supporting this conclusion are reasonable, if the circumstances associated with the long-lived assets change or significant events occur that would affect the recoverability of the carrying amount of our long-lived assets, management may be required to perform impairment analysis that could expose the Company to material charges in the future.
Drydocking and special survey costs
The Company’s vessel is subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. Drydocking and special survey costs are accounted under the deferral method whereby the actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next survey is scheduled to become due. Costs deferred include expenditures incurred relating to shipyard costs, hull preparation and painting, inspection of hull structure and mechanical components, steelworks, machinery works, and electrical works as well as lodging and subsistence of personnel sent to the yard site to supervise. If a drydock and/or a special survey is performed prior to its scheduled date, any remaining unamortized balance from previous events is immediately expensed. Unamortized balances of vessels that are sold are also written-off and included in the calculation of the resulting gain or loss in the period of a vessel’s sale. The amortization charge related to drydocking and special survey costs is presented in “amortization of deferred drydocking costs” in the accompanying consolidated statements of income.
Issuance costs
Incremental costs directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of that offering. Such costs include underwriting, legal, accounting and advisory fees, printing, marketing and distribution costs, listing fees, transfer agent fees, regulatory compliance costs, insurance, and other incremental costs incurred in conjunction with a particular offering. Deferred issuance costs relating to aborted offerings are immediately expensed.

Repairs and maintenance
All repair and maintenance expenses including underwater inspection expenses are expensed in the period incurred. Such costs are included in “Vessel operating expenses” in the accompanying consolidated statements of income.
Revenues, voyage expenses and deferred revenue
Revenues are primarily generated from time charter agreements. Time charter agreements contain a lease when they meet the criteria of a lease under ASC 842 and are accounted for as operating leases. All time charter agreements contain a minimum non-cancellable period and an extension period at the option of the charterer. Each lease term is assessed at the inception of that lease. Under a time-charter agreement, the charterer pays a daily hire for the use of the vessel and reimburses the owner for cargo hold cleanings, extra insurance premiums for navigating in high-risk areas and any damages caused by such charterer. Additionally, the charterer pays directly, or reimburses the Company, for substantially all port and canal dues, as well as for bunkers consumed during the term of the time charter. If not paid directly, or reimbursed, by the Charterers, such costs are included in “voyage expenses, net”. Additionally, the owner pays commissions on the daily hire, to both the charterer and the brokers. Brokers’ commissions are direct costs and are recorded in “voyage expenses, net”, whereas commissions to charterers are deducted from revenue.
Under a time-charter agreement, the owner provides services related to the operation and the maintenance of the vessel, including crew, spares and repairs, which are recognized in “vessel operating expenses”. Time charter revenues are recognized over the term of the charter as service is performed, when they become fixed and determinable. Revenue generated from variable lease payments is recognized in the period when changes in the facts and circumstances on which the variable lease payments are based occur.
The Company, as lessor, has elected not to allocate the consideration in the agreement to the separate lease and non-lease components (operation and maintenance of the vessel), as their timing and pattern of transfer to the charterer, as the lessee, are the same and the lease component, if accounted for separately, would be classified as an operating lease. Additionally, the lease component is considered the predominant component as the Company has assessed that more value is ascribed to the lease of the vessel rather than to the services provided under the time charter contracts.
Deferred revenue includes cash received prior to the balance sheet date for which all criteria to recognize as revenue have not been met, including any deferred revenue resulting from charter agreements providing for varying annual rates, which are accounted for on a straight-line basis.
For the years ended December 31, 2023 and 2022, all of the Company’s revenue derived from lease contracts where the Company is a lessor. During the same periods, the Company’s major charterers that individually accounted for more than 10% of the Company’s revenue, were as follows:
Charterer	December 31, 2023 % of Company’s revenue	December 31, 2022 % of Company’s revenue
A	—	30%
B	100%	70%
Voyage expenses primarily consist of bunker fuel consumption, port dues, canal tolls, brokerage commissions, and other expenses directly associated to the performance of a particular charter. Voyage expenses mainly arise from voyage charters, or when a vessel is repositioning or unemployed.
Furthermore, in time charters, bunker fuel on commencement of the charter is sold to charterers and then repurchased on completion. This may result in gains or losses equal to the difference between the book value of bunker fuel and the value for which such bunker fuel is sold to charterers. These gains or losses, if any, are reported within “other operating income”.
The Company made an accounting policy election not to recognize as “contract fulfillment costs” the costs incurred between the charter party date (or, if later, the date the vessel was redelivered from her preceding charter) and the delivery date to the charterer. Such costs mainly relate to bunker fuel consumption and occasionally port dues and canal tolls, and are recognized as incurred in “voyage expenses”.

Accounting for financial instruments
The principal financial assets of the Company consist of cash and cash equivalents, amounts due from related parties and trade receivables. The principal financial liabilities of the Company consist of accounts payable and accrued liabilities. The particular recognition methods applicable to each class of financial instrument are disclosed in the relevant significant policy description of each item, or clarified below as applicable.
Earnings per common share
Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed using the ‘if converted’ method to reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised.
Fair value measurements
The Company follows the provisions of ASC 820, “Fair Value Measurements and Disclosures” which defines, and provides guidance as to the measurement of fair value. ASC 820 creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy.
Commitments and contingencies
Commitments are recognized when the Company has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources embodying economic benefits will be required to settle this obligation, and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date and adjusted to reflect the present value of the expenditure expected to be required to settle the obligation. Contingent liabilities are not recognized in the consolidated financial statements but are disclosed unless the possibility of an outflow of resources embodying economic benefits is remote. Contingent assets are not recognized in the consolidated financial statements but are disclosed when an inflow of economic benefits is probable.
Emerging growth company
The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and reduced disclosure obligations. Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with such new or revised financial accounting standards.
The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to opt out of such extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.
Recent Accounting Pronouncements
There are no recent accounting pronouncements the adoption of which is expected to have a material effect on the Company’s consolidated financial statements in the current or any future periods.
3.	Transactions with Related Parties:
Pavimar S.A. – Ship management agreement
The Company’s board of directors has organized the provision of management services through Pavimar S.A., a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Greek Law 27 of 1975. Pavimar S.A. is controlled by the Company’s Chairwoman and Chief Executive Officer. Pursuant to the management agreement dated February 1, 2021, as amended on December 29, 2021, between the Company and Pavimar S.A., Pavimar S.A. provided the Company with vessel commercial and technical management services including, but not limited to, post-fixture support, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. In exchange for these services, Pavimar S.A. is entitled to a daily management fee of $0.75 per vessel.
Total management fees charged by Pavimar S.A. for the years ended December 31, 2023 and 2022, amounted to $274 and $274, respectively. These amounts are included in “Management fees” in the accompanying consolidated statements of income.
Further, to enable Pavimar S.A. to make payments relating to vessel operating expenses on behalf of the Company, the Company made monthly working capital advances to Pavimar S.A. Occasional and extraordinary funding needs, including those in relation to drydockings, were covered upon request or reimbursed at cost. The outstanding balance due from Pavimar S.A. was $207 and $168 as of December 31, 2023, and December 31, 2022, respectively. These amounts are reflected in “Due from manager” in the accompanying consolidated balance sheets.
In the event of termination of the management agreement for any reason other than Pavimar S.A.’s default, or if the Vessel is lost, sold or otherwise disposed of, the management fee payable to Pavimar S.A. shall continue to be payable for a further period of three calendar months as from the termination date. Pavimar S.A. shall be under no liability whatsoever to the Company for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the management services unless same is proved to have resulted from the gross negligence or willful default of Pavimar S.A., Pavimar S.A.’s employees, agents or subcontractors, in which case Pavimar S.A.’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the daily technical management fee multiplied by 365 days.
The management agreement with Pavimar S.A. was terminated on January 18, 2024, and in accordance with its terms, the Company paid $68 to Pavimar S.A. as the management fee continues to be payable for a further period of three calendar months as from the termination date, to enable Pavimar S.A. to finalize all outstanding matters.
Pavimar S.A. – Services agreement
Pursuant to the services agreement dated October 1, 2023, Pavimar S.A. provided the Company with the services of its Chief Executive Officer and Chief Financial Officer, for a fee of $12 per annum. The related fees for the year ended December 31, 2023, amounted to $3. This amount is included in “General and administrative expenses” in the accompanying consolidated statements of income. The services agreement was novated to Pavimar on January 18, 2024, on the same terms.
Pavimar Shipping Co. – Ship management agreement
On November 1, 2023, the Company entered into a management agreement with Pavimar, a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Greek Law 27 of 1975. Pavimar is controlled by the Company’s Chairwoman and Chief Executive Officer. The management agreement with Pavimar became effective on January 18, 2024 and under its terms, Pavimar provides the Company with vessel commercial and technical management services including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. In exchange for these services, Pavimar charges a daily technical management fee of $0.8 per vessel, a commercial management commission of 1.25% on gross revenue, and a commission of 1% on the contract price per each consummated sale or purchase of a vessel.
Further, to enable Pavimar to make payments relating to vessel operating expenses on behalf of the Company, the Company makes monthly working capital advances to Pavimar. Occasional and extraordinary funding needs, including those in relation to drydockings, are covered upon request or reimbursed at cost. The outstanding balance due to Pavimar at December 31, 2023 was $9 and related to expenses made in preparation of Pavimar taking over the management of the Vessel. This amount is reflected in “Due to manager” in the accompanying consolidated balance sheets.
In the event of termination of the management agreement for any reason other than Pavimar’s default, or if the Vessel is lost, sold or otherwise disposed of, the management fee payable to Pavimar continues to be payable for a further period of three calendar months as from the termination date or, if greater than three months, for as long as the Company requires the services of Pavimar to finalize all outstanding matters. In addition, in the event of termination of the management agreement due to the Company’s default, change of control, or due to the Company tendering a termination notice for any reason other than Pavimar’s default, a termination fee of $584 shall become due and payable to Pavimar.
Pavimar shall be under no liability whatsoever to the Company for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the management services unless same is proved to have resulted from the gross negligence or willful default of Pavimar, Pavimar’s employees, agents or subcontractors, in which case Pavimar’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of $1,000.
Pavimar Shipping Co. – Services agreement
Pursuant to the services agreement dated October 1, 2023, as novated from Pavimar S.A. to Pavimar on January 18, 2024 on the same terms, Pavimar provides the Company with the services of its Chief Executive Officer and Chief Financial Officer. The services agreement was amended and restated on April 1, 2024 to include the provision of the services of the Company’s corporate secretary for an additional fee of $2,000 per annum, commencing upon the effectiveness of the Company’s registration statement on Form F-1, in connection with the Company’s anticipated initial public offering.
Alexandria Enterprises S.A. – Shipbroking services
From time to time, the Company uses the commercial services of Alexandria Enterprises S.A., (“Alexandria”) an entity incorporated in the Republic of the Marshall Islands, specializing in shipbroking. Alexandria is controlled by family members of the Company’s Chairwoman and Chief Executive Officer. Alexandria charges the Company a commission on gross revenue generated from contracts brokered by Alexandria. Total commissions charged by Alexandria during the years ended December 31, 2023 and 2022, were $113 and $188, respectively. These amounts are included in “voyage expenses” in the accompanying consolidated statements of income. The balance due to Alexandria at December 31, 2023 and 2022, was $nil.
4.	Vessel, net:
The movement in “Vessel, net”, between the periods presented in the accompanying consolidated balance sheets is analyzed as follows:
	Vessel cost	Accumulated depreciation	Vessel, net
Balance, January 1, 2022	$11,066	$(525)	$10,541
Depreciation	—	(680)	(680)
Balance, December 31, 2022	$11,066	$(1,205)	$9,861
Depreciation	—	(680)	(680)
Balance, December 31, 2023	$11,066	$(1,885)	$9,181
During 2023, the Company advanced $22 towards vessel efficiency improvement equipment that is scheduled to be installed on the Vessel in 2024.
5.	Deferred Drydocking Costs, net:
The movement in “Deferred drydocking costs, net”, between the periods presented in the accompanying consolidated balance sheets is analyzed as follows:
Drydocking costs, net
Balance, January 1, 2022	$1,057
Amortization	(360)
Balance, December 31, 2022	$697
Amortization	(357)
Balance, December 31, 2023	$340

6.	Commitments and Contingencies:
Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. The Company is member of a protection and indemnity association, or P&I Club that is a member of the International Group of P&I Clubs, which covers its third-party liabilities in connection with its shipping activities. Members of P&I Clubs are typically subject to possible supplemental amounts or calls, payable to the P&I Club based on its claim records as well as the claim records of all other members of the individual associations, and members of the International Group of P&I Clubs.
The Company also accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. The Company’s protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident.
Commitments under long-term lease contracts
The minimum future revenue expected to be recognized on non-cancellable time charter of the Vessel as of December 31, 2023, is as follows:
Year	Amount
2024	$5,643
2025	$4,532
Total	$10,175
The amount of minimum future revenue is estimated by reference to the contracted period and hire rate, net of charterers’ commissions but before reduction for brokerage commissions and assuming no off-hire days. For index-linked contracts, minimum future revenue is estimated by reference to the average of the relevant index during the last 15 days of the year.
7.	Capital Structure:
Capital contributions
During the year ended December 31, 2023, the Company’s shareholders contributed $700 for working capital purposes. There were no capital contributions during the year ended December 31, 2022.
Transfer of shares to Maui
Maui was incorporated on October 27, 2022, under the laws of the Republic of Marshall Islands. On May 3, 2023, Maui entered a deed of transfer of shares with the shareholders of Positano by which all outstanding shares of Positano were transferred to Maui. The transaction was accounted for as described in note 1 “Basis of Presentation and General Information”.
Exchange agreement with Icon
Icon was incorporated on August 30, 2023, under the laws of the Republic of the Marshall Islands. On [•], Icon acquired all of the outstanding shares of Maui in exchange for [•] Series A Preferred Shares, [•] Series B Preferred Shares of Icon, and [•] common shares of Icon.The transaction was accounted for as described in note 1 “Basis of Presentation and General Information”.
Distributions
Dividends distributed to the Company’s shareholders during the years ended December 31, 2023 and 2022, amounted to $3,307 and $2,638, respectively. In addition, during the year ended December 31, 2023, the Company returned additional paid-in capital in the amount of $700.

Shareholders’ Right Agreement
On [•], 2024, the Company entered into a Shareholders’ Rights Agreement with Computershare Trust Company, N.A. (the “Rights Agreement”). Pursuant to the Rights Agreement, each common share of the Company will include one right (the “Right”) that will entitle the holder thereof to purchase from the Company one one-thousandth of a Series C Participating Preferred Share at an exercise price specified in the Rights Agreement, subject to specified adjustments. Until a Right is exercised, the holder of a Right will have no rights to vote or receive dividends or any other stockholder rights.
8.	General and administrative expenses:
The amounts in the accompanying consolidated statement of income include general corporate expenses and the compensation payable for the Company’s Chief Executive Officer and Chief Financial Officer. Commencing October 1, 2023, the services of the Company’s Chief Executive Officer and Chief Financial Officer were provided by Pavimar S.A. pursuant to a services agreement, which was novated to Pavimar on January 18, 2024, on the same terms, and amended and restated on April 1, 2024, to include the provision of the services of the Company’s corporate secretary (see note 3 “transactions with related parties”).
9.	Earnings per common share:
The following computation of earnings per common share for the years ended December 31, 2023 and 2022, gives retroactive effect to the exchange agreement (see note 1 “Basis of Presentation and General Information”). During the years ended December 31, 2023 and 2022, there was no potential dilution since the Company’s potentially dilutive instruments’ exercise conditions were not satisfied.
	Year ended December 31, 2023	Year ended December 31, 2022
Net income	$1,155	$4,242

Weighted average number of shares, basic and diluted	[•]	[•]
Earnings per common share, basic and diluted	$[•]	$[•]
10.	Financial Instruments and Fair Value Disclosures:
The principal financial assets of the Company consist of cash and cash equivalents, trade accounts receivable and amounts due from the Manager. The principal financial liabilities of the Company consist of accounts payable, deferred revenue and accrued liabilities.
Credit risk
Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of trade receivables, amounts due from the Manager, and cash and cash equivalents. The Company limits its credit risk by performing ongoing credit evaluations of its counterparties’ financial condition. The Company generally does not require collateral for its trade receivables, but when considered necessary it may pursue additional securities and guarantees from its customers. The Company places its cash and cash equivalents with high credit quality financial institutions and performs periodic evaluations of the relative credit standing of those financial institutions.
Currency risk
The Company’s transactions are denominated primarily in U.S. Dollars; therefore, overall currency exchange risk is limited. Balances in foreign currency other than U.S. Dollars are not considered significant.
Fair value
The carrying values of trade receivables, amounts due from the Manager, cash and cash equivalents, accounts payable and accrued liabilities are reasonable estimates of their fair value due to the short-term nature of these financial instruments. Cash and cash equivalents are considered Level 1 items in accordance with fair value hierarchy as they represent liquid assets with short-term maturities.

11.	Taxes:
Marshall Islands tax considerations
Icon, Maui and Positano are incorporated under the laws of the Republic of Marshall Islands and are not subject to income taxes in the Republic of Marshall Islands.
Taxation on United States Source Income
Pursuant to § 883 of the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operation of ships is generally exempt from U.S. Federal income tax on such income if the company meets the following requirements: (a) the company is organized in a foreign country that grants an equivalent exception to corporations organized in the U. S. and (b) either (i) more than 50 percent of the value of the company’s stock is owned, directly or indirectly, by individuals who are “residents” of the company’s country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the U.S. (the “50% Ownership Test”) or (ii) the company’s stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the U.S. (the “Publicly-Traded Test”).
The jurisdictions where the Company and its subsidiaries are incorporated grant an equivalent exemption to United States corporations.
12.	Subsequent Events:
Management Agreement
On January 18, 2024, the management agreement with Pavimar dated November 1, 2023, became effective. On the same day, the Company terminated the management agreement with Pavimar S.A. and, in accordance with its terms, the Company paid $68 to Pavimar S.A. as the management fee continues to be payable for a further period of three calendar months as from the termination date, to enable Pavimar S.A. to finalize all outstanding matters (see note 3 “transactions with related parties”).
Services Agreement
On January 18, 2024, the services agreement dated October 1, 2023, pursuant to which Pavimar S.A. provided the Company with the services of its Chief Executive Officer and Chief Financial Officer, was novated to Pavimar on the same terms. On April 1, 2024, the services agreement was amended and restated to include the provision of the services of the Company’s corporate secretary (see note 3 “transactions with related parties”).
Subsequent return of additional paid-in capital
On April 1, 2024, the Company approved the return to its shareholder of an amount of $3,000 of additional paid-in capital, which was paid thereafter out of the Company’s cash on hand, including cash generated from operations subsequent to December 31, 2023. As this return of additional paid-in capital was made after the date of the latest balance sheet presented but prior to the Company’s anticipated initial public offering, it has been given retroactive effect in the accompanying consolidated balance sheet as of December 31, 2023.
In addition, because that subsequent return of additional paid-in capital, together with the dividends paid during the year ended December 31, 2023, exceed the amount of net income for that year, the accompanying consolidated statement of income for the year ended December 31, 2023, includes the following computation of pro forma earnings per common share which gives retroactive effect to the increase in the number of common shares which, when multiplied by the Company’s anticipated initial public offering price, would be sufficient to replenish that excess. For the purposes of this calculation, the Company has used the mid-point of the expected price range per common share to be issued on closing of the Company’s anticipated initial public offering, being $5.00 per share.
Net income during the year ended December 31, 2023	$1,155
Less: Dividends paid during the year ended December 31, 2023	(3,307)
Less: Additional paid-in capital returned after December 31, 2023	(3,000)
Excess of distributions over net income	($5,152)

Weighted average number of common shares, basic and diluted for the year ended December 31, 2023	[•]
Plus: Number of common shares required to be issued at $5.00 per share to replenish the excess of distributions over net income	1,030,400
Pro forma weighted average number of common shares, basic and diluted for the year ended December 31, 2023	[•]
Pro forma earnings per common share, basic and diluted, for the year ended December 31, 2023	[•]

1,250,000 Common Shares

Icon Energy Corp.
PRELIMINARY PROSPECTUS
  , 2024
Maxim Group LLC
Until   , 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
Item 6.	Indemnification of Directors and Officers.
I.	Section 6.2 of Article VI of the amended and restated articles of incorporation of Icon Energy Corp. (the “Corporation”) provides as follows:
1.
Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Marshall Islands Business Corporations Act (the “BCA”). If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under Section 6.2 of the amended and restated articles of incorporation. Any repeal or modification of Article VI of the amended and restated articles of incorporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation thereunder existing immediately prior the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of the amended and restated articles of incorporation.

II.	Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides as follows:
1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III.	Indemnification Agreements:
The Corporation has entered, and expects to continue to enter, into agreements to indemnify its directors, executive officers and other employees as determined by the Corporation’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Corporation believes that the provisions in its amended and restated articles of incorporation and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Item 7.	Recent Sales of Unregistered Securities.
At or prior to the effectiveness of this registration statement, the Corporation has agreed to issue to Mrs. Ismini Panagiotidi 15,000 Series A Preferred Shares, 1,500,000 Series B Preferred Shares, and 200,000 common shares, in exchange for all of the outstanding share capital of Maui Shipping Co., the entity that owns a 100% interest in the entity that owns the Initial Vessel, in an offering exempt from registration under the Securities Act.

Item 8.	Exhibits and Financial Statement Schedules.
(a)	The following exhibits are included in this registration statement on Form F-1:
Exhibit Index
Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Form of Amended and Restated Articles of Incorporation
3.2	Form of Amended and Restated Bylaws
3.3	Form of Statement of Designation of the Rights, Preferences and Privileges of the 9.00% Series A Cumulative Convertible Perpetual Preferred Shares
3.4	Form of Statement of Designation of the Rights, Preferences and Privileges of the Series B Perpetual Preferred Shares
3.5	Form of Statement of Designation of the Rights, Preferences and Privileges of the Series C Participating Preferred Shares (included in Exhibit 10.1 hereto)
4.1	Form of Common Share Certificate
5.1*	Opinion of Watson Farley & Williams LLP, as to the legality of the securities being registered
8.1	Opinion of Watson Farley & Williams LLP, as to certain tax matters
10.1	Form of Shareholders’ Rights Agreement
10.2	Management Agreement between Pavimar Shipping Co. and Positano Marine Inc., dated November 1, 2023
10.3	Form of Exchange Agreement
10.4	Amended and Restated Executive Services Agreement between Icon Energy Corp. and Pavimar Shipping Co., dated April 1, 2024
10.5*	Form of Representative’s Warrant
14.1	Code of Ethics
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Watson Farley & Williams LLP (included in Exhibits 5.1 and 8.1 hereto)
23.3	Consent of Spiros Vellas, Director Nominee
23.4	Consent of Evangelos Macris, Director Nominee
24.1	Powers of Attorney (included in the signature page hereto)
107.1	Filing Fee Table
*	To be filed by amendment.
Item 9.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 14th day of May, 2024.
ICON ENERGY CORP.

By:	/s/ Ismini Panagiotidi
	Name:	Ismini Panagiotidi
	Title:	Chief Executive Officer
(Principal Executive Officer)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Filana R. Silberberg and Will Vogel, or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 14, 2024.
/s/ Ismini Panagiotidi	Chief Executive Officer (Principal Executive Officer) and Chairwoman of the Board
Ismini Panagiotidi

/s/ Dennis Psachos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Dennis Psachos

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on May 14, 2024.
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States